Exhibit 10.1

AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT

among

RCC REAL ESTATE SPE HOLDINGS LLC,

as Holdings,

RCC REAL ESTATE SPE 9 LLC,

as the Borrower,

PLYMOUTH MEETING HOLDINGS, LLC, and

EXANTAS PHILI HOLDINGS, LLC,

each as a Permitted REO Subsidiary,

ACRES REAL ESTATE TRS 9 LLC,

as a TRS Subsidiary,

APPLETON HOTEL LEASING, LLC,

as Opco,

APPLETON HOTEL HOLDINGS, LLC,

as Propco,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY and

the other Lenders from time to time party hereto,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Administrative Agent,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Facility Servicer,

ACRES CAPITAL SERVICING LLC,

as the Portfolio Asset Servicer, and

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Collateral Custodian

Dated as of December 22, 2022

Page

TABLE OF CONTENTS

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I Condition Precedent Documents

SCHEDULE II Notice Information

SCHEDULE III Competitors

SCHEDULE IV Accounts

SCHEDULE V Collateral Custodian Fees

EXHIBITS

EXHIBIT A Form of Joinder

EXHIBIT B Form of Notice of Borrowing

EXHIBIT C Form of Servicing Report

EXHIBIT D-1 Form of Payment Date Report

EXHIBIT D-2 Form of Principal Repayment Report

EXHIBIT E Form of Portfolio LTV Certificate

EXHIBIT F Form of U.S. Tax Compliance Certificate

EXHIBIT G Form of Release of Required Portfolio Documents

EXHIBIT H Form of Borrowing Base Certificate

EXHIBIT I Form of Portfolio Asset Assignment

EXHIBIT J [Reserved]

EXHIBIT K Form of Portfolio Asset Checklist

EXHIBIT L Form of Portfolio Asset Certificate

EXHIBIT M Form of Term Loan Series Notice

EXHIBIT N Form of Term Loan Series Confirmation

EXHIBIT O Form of Permitted REO Subsidiary Guaranty

EXHIBIT P Form of TRS Pledge and Guaranty Agreement

v

AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT, dated as of December 22, 2022, by and among:

(1) RCC REAL ESTATE SPE HOLDINGS LLC, a Delaware limited liability company (“Holdings”);

(2) RCC REAL ESTATE SPE 9 LLC, a Delaware limited liability company (the “Borrower”);

(3) PLYMOUTH MEETING HOLDINGS, LLC, a Delaware limited liability company, and EXANTAS PHILI HOLDINGS, LLC, a Delaware limited liability company, each as a Permitted REO Subsidiary,

(4) ACRES REAL ESTATE TRS 9 LLC, a Delaware limited liability company, as a TRS Subsidiary,

(5) APPLETON HOTEL LEASING, LLC, a Delaware limited liability company, as Opco,

(6) APPLETON HOTEL HOLDINGS, LLC, a Delaware limited liability company, as Propco,

(7) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, and each of the other lenders from time to time party hereto, as Lenders (as defined herein);

(8) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Administrative Agent (as defined herein);

(9) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Facility Servicer (as defined herein);

(10) ACRES CAPITAL SERVICING LLC, as the Portfolio Asset Servicer (as defined herein); and

(11) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Collateral Custodian (as defined herein).

The Borrower, Holdings, the lenders party thereto (the “Existing Lenders”), Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Prior Administrative Agent”), the Facility Servicer, the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the collateral custodian (in such capacity, the “Prior Collateral Custodian”) are parties to the Loan and Servicing Agreement, dated as of July 31, 2020 (as amended, restated, supplemented, or otherwise modified from time to time prior to the Closing Date, the “Existing Loan and Servicing Agreement”), pursuant to which the Existing Lenders agreed to make available to the Borrower certain loans and other financial accommodations.

Immediately prior to the effectiveness of this Agreement (i) the Prior Administrative Agent resigned as Administrative Agent and Massachusetts Mutual Life Insurance Company was appointed the Administrative Agent pursuant to the Administrative Agent Resignation and Appointment Agreement, dated as of the date hereof, and (ii) the Prior Collateral Custodian was removed as Collateral Custodian and Massachusetts Mutual Life Insurance Company was appointed the Collateral Custodian pursuant to the Collateral Custodian Termination and Appointment Agreement, dated as of the date hereof.

The Borrower, Holdings, and the Lenders wish to amend and restate the Existing Loan and Servicing Agreement, subject to the terms and conditions set forth herein.

The Borrower, Holdings, and the Lenders intend that (a) this Agreement amend and restate the Existing Loan and Servicing Agreement without causing a substitution or novation of the existing obligations thereunder and (b) the Borrower’s obligations under the Existing Loan and Servicing Agreement shall continue in place without interruption, subject to, and as amended, restated and superseded in their entirety by, the terms of this Agreement.

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured term loan facility that provides for Advances under each Term Loan Series from time to time in the amounts and in accordance with the terms set forth herein.

The proceeds of the Advances will be provided to the Borrower to be used to finance the origination and acquisition of and investment by the Borrower in the Portfolio Assets (including the repayment of debt secured by such Portfolio Assets), to pay transaction fees and expenses and to make Restricted Junior Payments to Holdings or the Sponsor subject to the terms hereof.

Accordingly, the parties agree as follows:

ARTICLE I.
INTERPRETATION

Section 1.01 Certain Defined Terms. As used in this Agreement and the exhibits, schedules and other attachments hereto (each of which is hereby incorporated herein and made a part hereof), the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Account Control Agreement” means any account control agreement among the Borrower, the Facility Servicer, if applicable, the account bank thereunder, and the Administrative Agent, with respect to the establishment and governance of the Collection Account, the Operating Account, or any other account of the Borrower, and any replacement or substitution therefor.

“Additional Amount” has the meaning assigned to that term in Section 2.12(a).

“Administrative Agent” means Massachusetts Mutual Life Insurance Company, in its capacity as administrative agent for the Lenders and collateral agent for the Secured Parties, together with its successors and permitted assigns, including any successor appointed pursuant to Article VII.

“Advance” means the loans made by the Lenders to the Borrower pursuant to Article II.

“Advance Date” means, with respect to any Advance, the day on which such Advance is made.

“Advance Rate” means, with respect to each Eligible Portfolio Asset included (or to be included) in the calculation of the Borrowing Base for any Term Loan Series, the percentage set forth as the Advance Rate for such Eligible Portfolio Asset on the Confirmation for such Term Loan Series.

“Advances Outstanding” means, at any time with respect to a Term Loan Series, the aggregate outstanding principal amount of all Advances made under such Term Loan Series at such time.

“Affiliate” when used with respect to a Person, means any other Person Controlling, Controlled by or under common Control with such Person.

“Agent Fee Letter” means, if applicable, any fee letter or letters between the Administrative Agent and the Borrower entered on or before the Closing Date.

“Agreed-Upon Replacement” has the meaning given to such term in the definition of Benchmark Replacement.

“Agreement” means this Loan and Servicing Agreement.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the Federal Funds Rate in effect on such day plus 0.5% per annum. Any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective from and including the effective day of such change in the Federal Funds Rate. The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of the Administrative Agent or any Lender. Interest based on the Alternate Base Rate will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed.

“Anti-Corruption Laws” means any and all Applicable Laws relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means any and all applicable anti-money laundering, financial recordkeeping and reporting requirements of Applicable Law, including those of the

Bank Secrecy Act (as amended by Title III of the USA PATRIOT Act), the Anti-Money Laundering Act of 2020, and any applicable anti-money laundering statutes of other jurisdictions, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Servicer” means the Facility Servicer or the Portfolio Asset Servicer, as the context may require.

“Applicable Spread” means, with respect to any Term Loan Series, the rate per annum set forth for such Term Loan Series on the Confirmation for such Term Loan Series.

“Appraised Value” means, with respect to any Eligible REO Asset, the appraised value of the property as set forth in the most recently conducted appraisal conducted by an independent appraiser of national reputation with experience appraising similar real estate owned real property and reasonably approved by the Initial Lender.

“Assignment and Assumption Agreement” means an agreement among the Borrower (if required under Section 11.04), a Lender, the Administrative Agent and, unless executed in connection with an assignment under Section 11.04, the Majority Lenders (such consent of the Majority Lenders (if applicable) not to be unreasonably withheld) in a form customarily provided by the Loan Syndications and Trading Association and delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Availability Period” means, with respect to a Term Loan Series, the date commencing on the Issuance Date for such Term Loan Series and ending on the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” is deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal Bankruptcy Laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.14, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” includes, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below:

(a) Daily Simple SOFR; or

(b) if Daily Simple SOFR does not then exist or ceases to exist, the sum of: (a) the alternate benchmark rate that has been selected by the Initial Lender and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Term SOFR for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment (such rate, the “Agreed-Upon Replacement”); or

(c) if the Initial Lender and the Borrower, each acting reasonably, fail to agree on a replacement pursuant to the foregoing clause (b), the Alternate Base Rate; provided that, to the extent (1) Term SOFR, (2) Daily Simple SOFR or (3) the prior Agreed-Upon Replacement, if any, becomes available again after being replaced in accordance with this definition (as determined by the Initial Lender), such benchmark shall then become the “Benchmark Replacement” (in order of the priority pursuant to clauses (1) through (3) of this proviso); and provided, further, that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of Term SOFR with a Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Initial Lender and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then‐-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Benchmark Replacement for U.S. dollar‐denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Initial Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Initial Lender in a manner substantially consistent with market practice (or, if the Initial Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Initial Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Initial Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative;

(d) the Initial Lender determines, in consultation with the Borrower, that reporting of Term SOFR has ceased or will cease, or is no longer representative; or

(e) a Lender is not permitted to fund an Advance at the Benchmark (and such Lender shall not have subsequently notified the Administrative Agent and the other Lenders that the circumstances giving rise to such situation no longer exist).

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Borrower Taxes” means any Taxes imposed on the Borrower with respect to its operations.

“Borrowing Base” means, as of any date of determination with respect to a Term Loan Series, an aggregate amount for all Eligible Portfolio Assets Relating to such Term Loan Series (or, if an Eligible Portfolio Asset Relates to more than one Term Loan Series as provided by Section 3.04 and indicated on a Borrowing Base Certificate delivered in accordance with Section 2.02(a), the portion thereof Relating to such Term Loan Series) as of such date equal to (a) the Advance Rate for each such Eligible Portfolio Asset multiplied by (b) the Net Asset Value for each such Eligible Portfolio Asset.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base for the applicable Term Loan Series as of the applicable date of determination, substantially in the form of Exhibit H, prepared by the Borrower.

“Business Day” means a day of the year other than (a) Saturday or Sunday or (b) any other day on which commercial banks in New York, New York or the offices of the Administrative Agent or Collateral Custodian are authorized or required by Applicable Law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at Term SOFR, it shall also be a U.S. Government Securities Business Day.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” is deemed to have occurred if (a) the Sponsor fails to own all of the limited liability company interests in Holdings, directly or indirectly, through one or more wholly-owned subsidiaries, (b) the Sponsor fails to own all of the equity interest in each TRS Subsidiary, (c) Holdings fails to own all of the limited liability company interests in the Borrower, directly, (d) ACRES Capital Corp., a Delaware corporation, or a wholly-owned Subsidiary thereof, fails to be engaged as the manager for the Sponsor, (e) the Borrower, either directly or collectively with a TRS Subsidiary, fails to own all of the equity interest in each Permitted REO Subsidiary, as applicable, (f) the Borrower fails to own all of the limited liability company interest in Propco, and (g) the TRS Subsidiary fails to own all of the limited liability company interests in Opco.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to that term in Section 2.09(a).

“Collateral Custodian” means Massachusetts Mutual Life Insurance Company, not in its individual capacity, but in its capacity as collateral custodian for the Administrative Agent and the Lenders pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article IX.

“Collateral Custodian Fees” means the fees set forth on Schedule V, between the Collateral Custodian and the Borrower, that are payable to the Collateral Custodian hereunder.

“Collateral Custodian Termination Expenses” has the meaning assigned to that term in Section 9.05.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 9.05.

“Collateral Portfolio” means all right, title and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all assets of the Borrower securing the Obligations, including the property identified below in clauses (a) through (d), and all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of, arising out of, or related to any of the following:

(a) the Portfolio Assets and all funds due or to become due in payment under such Portfolio Assets, including all Collections;

(b) any other Related Portfolio Assets with respect to the Portfolio Assets;

(c) the Collection Account, the Operating Account, any other account of the Borrower or any Subsidiary; and

(d) all income and Proceeds of the foregoing.

“Collection Account” means the securities or deposit account governed by an Account Control Agreement in the name of the Borrower and under the “control” (within the meaning of the UCC) of the Administrative Agent for the benefit of the Secured Parties; provided that, subject to the rights of the Administrative Agent hereunder with respect to funds, the funds deposited therein from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collections” means all collections and other cash proceeds with respect to any Portfolio Asset or other Related Portfolio Asset (including payments on account of interest, principal, prepayments, fees, guaranty payments, dividends, distributions, return of capital and all other amounts received in respect of such Portfolio Asset or other Related Portfolio Asset), all Recoveries, all Insurance Proceeds and proceeds of any liquidations or Sales in each case, attributable to such Portfolio Asset or other Related Portfolio Asset, and all other proceeds or other funds of any kind or nature received by the Borrower or the Portfolio Asset Servicer with respect to any Underlying Collateral.

“Commitment” means (a) during the Availability Period with respect to any Lender for any Term Loan Series, the amount set forth as such Lender’s “Commitment” on the Confirmation for such Term Loan Series or on the Assignment and Assumption Agreement relating to such Lender and such Term Loan Series and (b) after the end of the Availability Period for such Term Loan Series, such Lender’s Pro Rata Share of the aggregate Advances Outstanding for such Term Loan Series; provided (i) if there are no Advances Outstanding at the time of determination, then such Lender’s Commitment is determined under clause (a) above as of the end of the Availability Period for such Term Loan Series and (ii) if there are no Advances Outstanding with respect to a Term Loan Series and the Commitments have been terminated, then such Lender’s Pro Rata Share is determined as of the last date there were Advances Outstanding with respect to such Term Loan Series.

“Commitment Termination Date” means, with respect to any Term Loan Series, the earlier to occur of (a) (i) the date that is three months after the Issuance Date for such Term Loan Series and (ii) solely with respect to Advances to be used to fund a Delayed Draw under a Delayed Draw Loan Asset Relating to such Term Loan Series and identified as such by the Borrower on the Loan Asset Certificate for such Loan Asset, the earlier of the Final Maturity Date for such Term Loan Series and the date all Delayed Draws for such Loan Asset have been made, and (b) upon the occurrence of an Event of Default, the date the Lenders terminate the Commitments for such Term Loan Series or such Commitments are automatically terminated.

“Competitor” means a specialty finance company or investment fund engaged in the business of investing in, acquiring or originating commercial real estate finance assets, including (without limitation) any mortgage or hybrid REIT or any company, fund or other vehicle that makes and/or invests in commercial real estate loans and/or other real estate related debt securities, but excluding any such entities that primarily invest in publicly traded securities and insurance companies, in each case that are identified as competitors on Schedule III attached hereto, as may be modified from time to time with the consent of the Initial Lender and upon 30 days’ written notice to the Initial Lender (such consent not to be unreasonably withheld).

“Confirmation” means, for each Term Loan Series, the written confirmation for such Term Loan Series in the form of Exhibit N and signed by the Borrower and the Initial Lender and acknowledged by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Counterparty Lender” means, with respect to any Portfolio Asset that is a loan participation interest, the lender party to the related Loan Agreement and the related Participation Agreement.

“Covered Entity” means each of (a) the Sponsor, the Borrower, Holdings, and their respective Subsidiaries and any guarantors of the Obligations or pledgors of Collateral under this Agreement and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (i) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Cut-Off Date” means, with respect to a Portfolio Asset, the date such Portfolio Asset is Transferred to the Borrower.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Initial Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Initial Lender decides that any such convention is not administratively feasible for the Initial Lender, then the Initial Lender may establish another convention in its reasonable discretion.

“Default Rate” means, as of any date of determination, (a) with respect to Advances, a rate per annum equal to the interest rate that is or would be applicable to such Advances at such time plus 2.0% and (b) with respect to Obligations other than Advances, a rate per annum equal to the highest interest rate for an outstanding Term Loan Series that is or would be applicable to Advances at such time plus 2.0%.

“Delayed Draw” means, with respect to any Delayed Draw Loan Asset, the Borrower’s contractual obligation to advance funds with respect to such Loan Asset after the Cut-Off Date for such Loan Asset.

“Delayed Draw Loan Asset” means a Loan Asset that requires the Borrower to advance funds thereunder after the Cut-Off Date for such Loan Asset.

“Determination Date” means, for any Payment Date or Reporting Date, the date that is five Business Days prior to such Payment Date or Reporting Date, as applicable.

“Electronic Portfolio Asset File” mean any Portfolio Asset File document that Borrower delivers to the Collateral Custodian electronically in a .pdf format and identified as “unique loan id.document_name.pdf” (example: 12345.mortgage.pdf).

“Electronic Recording” means a mortgage or a mortgage-related document created, generated, sent, communicated, received or stored by electronic means (that complies with the requirements of the Electronic Signatures in Global and National Commerce Act or the Uniform Electronic Transactions Act, as applicable) that has been accepted for recording by a participating county land records office which accepts such electronic record of a mortgage or a mortgage-related document as an alternative to recordation of the original paper form of such document.

“Eligible Assignee” means (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates or (c) any financial or other institution reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld) acting at the direction of the Majority Lenders (such direction of the Majority Lenders not to be unreasonably withheld). For the avoidance of doubt, any Competitor is subject to Section 11.04(e).

“Eligible Ground Lease” means a ground lease for a property that (a) has a minimum remaining term of 30 years, including tenant controlled renewal options or acceptable purchase options containing nominal or market based purchase prices, as of any date of determination, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a non-disturbance agreement in favor of such leasehold permanent mortgagee from the owner of the landlord’s fee interest, (c) does not have provisions that permit the lessor thereunder to increase the rent payable by the tenant thereunder other than usual and customary increases for inflation or fixed and scheduled rent increases, and (d) is otherwise eligible for non-recourse leasehold mortgage financing under customary prudent lending requirements.

“Eligible Portfolio Asset” means any Portfolio Asset that has been approved in writing by the Initial Lender in its sole discretion.

“Eligible REO Asset” means (a) any Loan Asset that had been converted to REO (including any interest as the lessee under an Eligible Ground Lease) prior to the Cut-Off Date for such Eligible REO Asset (including any real estate owned property existing as of the Closing Date) and (b) any Loan Asset that has been converted to REO pursuant to Section 2.15 following the Closing Date and, in each case, for which the related Mortgage Loan Documents have been delivered to the Collateral Custodian in form acceptable to the Administrative Agent and the Initial Lender.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under the Code.

“Escrow Payment” means any amount received by the Borrower for the account of an Obligor for application toward the payment of Taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures and similar items in respect of an applicable Portfolio Asset.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.11(a).

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Amounts” means, without duplication, (a) any amount received in the Collection Account with respect to any Portfolio Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Portfolio Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any Escrow Payments, (ii) any amounts received on or with respect to a Portfolio Asset that is not a loan participation interest under any Insurance Policy that is required to be used to restore, improve or repair the related real estate or other assets of such Portfolio Asset or required to be paid to any Obligor under the Loan Agreement for such Portfolio Asset, (iii) any amount received in the Collection Account with respect to any Portfolio Asset that is otherwise Sold by the Borrower pursuant to Section 2.10, to the extent such amount is attributable to a time after the effective date of such Sale and (iv) amounts deposited in the Collection Account which were deposited in error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Transaction Document: (a) Taxes imposed on (or measured by) net income (however denominated) and any branch profits Taxes (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which such Recipient’s principal office is located or, in the case of any Lender, in which such Lender’s applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(f) or (g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Lenders” has the meaning assigned to that term in the preamble hereto.

“Existing Loan and Servicing Agreement” has the meaning assigned to that term in the preamble hereto.

“Facility Servicer” means Massachusetts Mutual Life Insurance Company, not in its individual capacity, but in its capacity as facility servicer pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Facility Servicer Fee Letter” means, if applicable, any fee letter or letters between the Facility Servicer and the Borrower entered on or before the Closing Date.

“Facility Servicing Fees” means the fees set forth in the Facility Servicer Fee Letter that are payable to the Facility Servicer.

“Facility Termination Date” means the date on which the aggregate outstanding principal amount of the Advances has been repaid in full, including all accrued and unpaid interest thereon, all Fees and all other Obligations (other than contingent indemnification obligations) have been paid in full, and the Commitments of the Lenders have been terminated.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above) and any intergovernmental agreements (or related rules, legislation or official administrative guidance) implementing such provisions of the Code or any non-U.S. laws implementing the foregoing.

“FATCA Withholding Tax” means any withholding or deduction required pursuant to FATCA.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fee Letters” means the Agent Fee Letter, the Facility Servicer Fee Letter and each other fee letter agreement entered into by and among the Borrower and any of the Administrative Agent, the Facility Servicer, the Initial Lender and any other Lender in connection with the transactions contemplated by this Agreement.

“Fees” means the fees payable to the Administrative Agent, the Collateral Custodian, the Facility Servicer, the Initial Lender, any other Lender or any other applicable agent or party pursuant to the terms of the Fee Letters or the other Transaction Documents.

“Final Maturity Date” means, for any Term Loan Series, the earlier to occur of (a) the Scheduled Maturity Date for such Term Loan Series and (b) the date of the declaration, or automatic occurrence, of the Final Maturity Date for such Term Loan Series upon the occurrence of an Event of Default.

“Floor” means, with respect to any Term Loan Series, the rate set forth for such Term Loan Series on the Confirmation for such Term Loan Series.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government and any court or arbitrator having jurisdiction over such Person (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Holdings” has the meaning assigned to that term in the preamble hereto.

“Indebtedness” means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (c) all indebtedness, obligations or liabilities of that Person in respect of derivatives and (d) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (c) above.

“Indemnified Amounts” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager” means the Person holding the Independent Manager position as provided for in the applicable Loan Party’s limited liability company agreement.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance” means the first Advance under this Agreement.

“Initial Lender” means (a) so long as it or any of its Affiliates holds a Commitment or any portion of an Advance, Massachusetts Mutual Life Insurance Company or such Affiliate and (b) otherwise, the Majority Lenders.

“Insurance Policy” means, with respect to any Portfolio Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral for such Portfolio Asset.

“Insurance Proceeds” means any amounts received on or with respect to a Portfolio Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation.

“Interest Collections” means, with respect to any Portfolio Asset, all Collections attributable to interest on such Portfolio Asset (including Collections attributable to the portion of the outstanding principal amount of a Portfolio Asset, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Portfolio Asset), including all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Portfolio Asset.

“Interest Period” means (a) if there are no Advances Outstanding prior to an Advance being made, the period commencing on the Advance Date for such Advance and ending on the next occurring Determination Date related to the next occurring Reporting Date and (b) otherwise, the period commencing on the most recent Determination Date and ending on the next occurring Determination Date related to the next occurring Reporting Date.

“Issuance Date” means, with respect to a Term Loan Series, the date such Term Loan Series is established in accordance with Section 2.01(a).

“Lender” means collectively, the Initial Lender and any other Person to whom any Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04 and any other party that becomes a lender pursuant to an Assignment and Assumption Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Portfolio Asset that is a loan interest or an Underlying Loan Obligation of a Portfolio Asset, as applicable, has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Asset or Underlying Loan Obligation or of which the holders of such Portfolio Asset are the beneficiaries, including any co-lender or servicing agreement entered into by an applicable Counterparty Lender, Underlying Agent or Underlying Servicer.

“Loan Asset” means any loan interest or loan participation interest that (a) is owned by or Transferred to the Borrower and (b) satisfies the below criteria:

i. is a senior secured commercial mortgage loan and the Underlying Collateral for such Loan Asset is subject to a first priority mortgage;

ii. is denominated and payable only in U.S. dollars;

iii. the Loan Agreement relating thereto is governed by the laws of a State and the related Underlying Collateral is located in the United States;

iv. no Underlying Obligor Default has occurred and is continuing or any other breach in any material respect of any other term set forth in the Loan Agreement therefor is existing;

v. there are no proceedings pending or, to the Borrower’s knowledge, threatened in writing (i) with respect to a Bankruptcy Event with respect to any applicable Obligor or (ii) wherein any applicable Obligor, any governmental entity or other Person has alleged that such Loan Asset or its related Loan Agreement or any of its Required Portfolio Documents is illegal or unenforceable;

vi. is collaterally assignable to the Administrative Agent, for the benefit of the Secured Parties, as Collateral as provided hereunder;

vii. is not subject to any Liens other than Permitted Liens;

viii. has an Underlying Servicer;

ix. requires its Obligor to make monthly deposits for insurance and tax payments;

x. benefits from customary non-recourse carve-out guaranties and such other guaranties (for example, completion and interest replenishment) as are customary for loans of a similar type, and the guarantors thereof have (a) a net worth (excluding the value of the Underlying Collateral) of at least 50% of the maximum loan amount and (b) liquidity of at least 5% of the average maximum loan amounts for such Eligible Portfolio Assets;

xi. the Underlying Collateral related to such Portfolio Asset is sufficiently insured in a manner consistent with customary and prudent senior secured commercial mortgages;

xii. has not previously been Transferred to the Borrower and subsequently Sold during the term of this Agreement (unless the Initial Lender agrees otherwise); and

xiii. is not subject to any withholding tax at any time through its maturity unless the applicable Obligor is required to make gross up payments to cover the full amount of any withholding tax on an after-tax basis.

“Loan Parties” means, collectively, the Borrower, Holdings, each Permitted REO Subsidiary, each TRS Subsidiary, Opco, and Propco.

“LTV” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amount of Advances Outstanding and accrued and unpaid interest thereon as of such date to (b) the Total Portfolio Value as of such date.

“Majority Lenders” means the Lenders representing an aggregate of more than 50% of the aggregate Advances Outstanding; provided that the sum of the aggregate unpaid principal amount of the Advances Outstanding held or deemed held by the Borrower, Holdings, the Sponsor or any of their Affiliates shall be excluded for purposes of making a determination of Majority Lenders at any time.

“Management Agreement” has the meaning assigned to that term in Section 4.03(c).

“Manager” means, individually or collectively, as the context may suggest or require, the manager under any Management Agreement or any replacement manager approved in accordance with this Agreement.

“Market Trigger Event” means, at any date of determination, that the LTV as of such date exceeds the Maximum Monthly LTV Percentage.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, liabilities (actual or contingent), performance or properties of the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document or the validity or enforceability of the Portfolio Assets generally or any material portion of the Portfolio Assets, (c) the rights and remedies of the Collateral Custodian, the Administrative Agent,

the Facility Servicer, any Lender or any other Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document or (e) the existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ Lien on the Collateral Portfolio; provided that, there shall be no Material Adverse Effect to the extent such Material Adverse Effect arises from the action (or inaction) of the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender.

“Material Modification” means any amendment or waiver of, or modification or supplement to, or termination, cancellation or release of, a Loan Agreement for a Loan Asset or for the Underlying Loan Obligation for a Loan Asset, as applicable, that:

(a) forgives, excuses, reduces, waives or modifies such Loan Agreement or the related loan documents in a manner that would (i) reduce the outstanding principal amount of the amount due thereunder or waive any payment default thereunder, (ii) reduce the interest rate margin thereon or (iii) reduce the amount of any prepayment premium or any fees payable thereunder;

(b) extends the final, initial scheduled maturity date for payment of principal payable under such Loan Agreement to a date that is more than six months after the final, scheduled maturity date thereof;

(c) (i) extends the scheduled date of expiration or termination of any commitment to make future advances thereunder by more than six months or (ii) increases the commitment to make such future advances;

(d) (i) releases any Obligor from its material obligations under such Loan Agreement or the related loan documents (it being understood that, unless the context otherwise provides, obligations in an amount of less than $250,000 would not be deemed to be material) or (ii) permits an Obligor to assign or transfer its rights and obligations under such Loan Agreement or the related loan documents (in each case other than as expressly contemplated by such loan documents);

(e) releases any material Underlying Collateral for such Portfolio Asset (other than by the granting of Permitted Liens) other than as set forth in such Loan Agreement or the related loan documents;

(f) alters any provision requiring the pro rata treatment of such Portfolio Asset with pari passu obligations that has the effect of subordinating such Portfolio Asset or commitment in a manner that adversely impacts the holders thereof;

(g) extends by more than six months the scheduled date of expiration or termination of any commitment to make Delayed Draws with respect to such Loan Asset; or

(h) increases the commitment to make Delayed Draws with respect to such Loan Asset.

“Material REO Modification” means a modification or alteration to, or the entering into of, any agreement, contract, easement, lease or other encumbrance with respect to, an Eligible REO Asset, the effect of which does, or would reasonably be likely to result in, a Material Adverse Effect on the value of such Eligible REO Asset.

“Maximum Availability” means, with respect to a Term Loan Series at any time, the lesser of (a) the Maximum Series Amount for such Term Loan Series at such time and (b) the Borrowing Base for such Term Loan Series at such time.

“Maximum Monthly LTV Percentage” means 85%.

“Maximum Series Amount” means, with respect to a Term Loan Series at any time, an amount equal to the aggregate Commitments of the Lenders for such Term Loan Series at such time, as set forth for such Term Loan Series on the Confirmation for such Term Loan Series.

“Mortgage Loan Documents” means, in each case in form and substance satisfactory to the Administrative Agent and Initial Lender in their sole discretion:

(i) mortgage (or leasehold mortgage if applicable) and security agreement;

(ii) UCC financing statements, as applicable;

(iii) lender’s title insurance policy and customary endorsements as required by the Administrative Agent and Initial Lender;

(iv) such consents and agreements from the landlord under an Eligible Ground Lease (and any fee mortgagee), if applicable;

(v) environmental indemnity or insurance, as required by the Administrative Agent and Initial Lender;

(vi) [reserved];

(vii) manager consents and, if applicable, franchise comfort letters;

(viii) subordination of any master lease or operating lease, and pledge of assets of an operating lessee, in each case, if applicable and as required by the Administrative Agent and Initial Lender;

(ix) property and liability insurance policies reasonably satisfactory to the Administrative Agent and Initial Lender; and

(x) such other Collateral and security documents reasonably requested by the Administrative Agent and Initial Lender from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years or has or reasonably expects to have any liability.

“Net Asset Value” means, as of any date of determination,

(i) with respect to any Loan Asset, the least of (i) the purchase price of such Eligible Portfolio Asset, (ii) the Outstanding Principal Balance of such Loan Asset, and (iii) the Value most recently determined by the Borrower for such Eligible Portfolio Asset; and

(ii) with respect to any Eligible REO Asset, (i) that was a Loan Asset as of its original Cut-Off Date, the as-is post-foreclosure Appraised Value (taking into account the amounts of any priority liens thereon) of such Eligible REO Asset or (ii) that was an Eligible REO Asset as of its original Cut-Off Date, the value as determined by the Initial Lender in its sole discretion, as set forth for such Term Loan Series on the Confirmation for such Term Loan Series (or as otherwise agreed to by Lender and Borrower).

“Non-Exempt Person” means any Person other than a Person who is (or, in the case of a Person that is a disregarded entity, whose owner is) either (a) a U.S. Person or (b) has provided to the Administrative Agent and the Facility Servicer for the relevant year such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and which pursuant to applicable provisions of (i) any income tax treaty between the United States and the country of residence of such Person, (ii) the Code and any successor statute or (iii) any applicable rules or regulations in effect under clauses (i) or (ii) above, permit the Administrative Agent and the Facility Servicer to make any payments free of any obligation or liability for withholding.

“Notice of Borrowing” means a written notice of borrowing from the Borrower to the Administrative Agent and Initial Lender substantially in the form of Exhibit B.

“NRSRO” means a Nationally Recognized Statistical Rating Organization acceptable to the Initial Lender.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Facility Servicer or any other Secured Party arising under this Agreement or any other Transaction Document and shall include all liability for principal of and interest on the Advances, Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Facility Servicer and any other Secured Party under this Agreement or any other Transaction Document, including any Fee Letter and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Facility Servicer or any other Secured Party, including reasonable attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Opco” means Appleton Hotel Leasing, LLC.

“Opco/Propco Guaranty Agreement” means the Guaranty, dated as of the Closing Date, by Opco and Propco in favor of the Secured Parties.

“Operating Account” means the deposit account governed by an Account Control Agreement in the name of the Borrower and under the “control” (within the meaning of Section 9-104 of the UCC of the State of New York) of the Administrative Agent for the benefit of the Secured Parties.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Commitment).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes payable or determined to be payable to any Governmental Authority that arise from any payment made under, the execution, delivery, performance, enforcement or registration of, from receipt or perfection of a security interest under, filing and recording of this Agreement, or any other Transaction Documents, or otherwise in connection with this Agreement or any other Transaction Document, except any such Other Connection Taxes imposed with respect to an assignment.

“Outstanding Principal Balance” means, at any time for any Loan Asset, the outstanding principal amount of such Loan Asset at such time, including the amount of any Delayed Draws for such Loan Asset that have been funded at such time.

“Participant Register” has the meaning assigned to that term in Section 2.03(c).

“Participation Agreement” means, for any Portfolio Asset that consists of a loan participation interest, any agreement pursuant to which the Borrower participates in the Underlying Loan Obligation for such Portfolio Asset in a form reasonably agreed to by the Borrower and the Majority Lenders.

“Payment Date” means (a) the eighth Business Day after the tenth calendar day of each calendar month and (b) the Final Maturity Date.

“Payment Date Report” means a report from the Facility Servicer substantially in the form of Exhibit D-1.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” has the meaning assigned to that term in Section 4.01(r).

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the applicable Person; (c) Liens granted pursuant to or by the Transaction Documents; (d) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default; (e) with respect to the Underlying Collateral for any Portfolio Asset, (i) Liens in favor of the lenders, lead agent, administrative agent, collateral agent or similar agent for the benefit of all holders of indebtedness relating to such Portfolio Asset (or the Underlying Loan Obligation as applicable) and (ii) “permitted liens” as defined in the Loan Agreement for such Portfolio Asset or such comparable definition if “permitted liens” is not defined therein; (f) Liens routinely imposed on cash or securities by any account bank, to the extent permitted under the Account Control Agreement; (g) Liens consisting of restrictions on transfer of a Portfolio Asset or rights of set-off or withholding set forth in the underlying Loan Agreement, and (h) with respect to any Eligible REO Asset, any Permitted REO Liens.

“Permitted REO Debt” means, with respect to any Permitted REO Subsidiary that owns any Eligible REO Asset, unsecured trade payables incurred in the ordinary course of its business that: (a) are solely related to the ownership and operation of the property constituting Eligible REO Asset; (b) do not exceed 2% of the outstanding balance of the aggregate Advances

Outstanding of the Term Loan Series related to such Eligible REO Asset; (c) are not evidenced by a note; (d) must be paid within 60 days; and (e) are otherwise expressly permitted under the Transaction Documents.

“Permitted REO Liens” means any of the following: (a) the lien and security interests created by this Agreement and the other Transaction Documents, (b) all liens, encumbrances and other matters disclosed in a title insurance property for the Eligible REO Asset, (c) (x) liens, if any, for Taxes imposed by any Governmental Authority having jurisdiction over the Eligible REO Asset not yet delinquent or being contested in accordance with the terms hereof, (y) other charges imposed by any Governmental Authority not yet delinquent or being contested in accordance with the terms hereof, and (z) mechanics’, materialmen’s or similar Liens being contested in accordance with the terms hereof, (d) rights of existing and future tenants as tenants only pursuant to written leases entered into in conformity with the provisions of this Agreement, (e) any management agreement, franchise agreement, or Permitted REO Debt, (f) any governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other similar non-monetary encumbrances, none of which interferes materially with the use, marketability or development of the Eligible REO Asset, and (g) such other title and survey exceptions as Initial Lender has approved or may approve in writing in Initial Lender’s sole discretion.

“Permitted REO Sub Guaranty Agreement” means any Guaranty by a Permitted REO Subsidiary in favor of the Secured Parties, substantially in the form of Exhibit O hereto.

“Permitted REO Subsidiaries” has the meaning assigned to that term in Section 2.15(b).

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Philadelphia Ground Lease” means the Lease Agreement dated March 19, 1982, between the City of Philadelphia, as Landlord, and the Redevelopment Authority of the City of Philadelphia, now known as the Philadelphia Redevelopment Authority, as Tenant, recorded on March 26, 1982 in the Department of Records of Philadelphia County, Pennsylvania in Deed Book EFP 429, page 178, as amended in Lease Amendment dated December 30, 1998 and recorded on January 6, 1999 in Deed Book JTD 900, Page 37.

“Plan Assets” means “plan assets” as determined under the Plan Assets Regulation.

“Plan Assets Regulation” means 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning assigned to that term in Section 11.23.

“Pledged Equity” (i) with respect to the equity of the Borrower, has the meaning assigned to that term in Section 2.09(b) and (ii) with respect to the equity of any Permitted REO Subsidiary, Opco, and Propco (a) all investment property and general intangibles consisting of the ownership, equity or other similar interests in the such entity, including such entity’s limited liability company interests; (b) all certificates, instruments, writings and securities evidencing the foregoing; (c) the operating agreement and other organizational documents of such entity and all options or other rights to acquire any membership or other interests under such operating agreement or other organizational documents; (d) all dividends, distributions, capital, profits and surplus and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (e) all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for the Borrower or any TRS Subsidiary, as applicable in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the foregoing; and (f) all proceeds, supporting obligations and products of any of the foregoing.

“Portfolio Asset” means any Loan Asset or Eligible REO Asset owned by or Transferred to the Borrower, any Permitted REO Subsidiary, or Propco, as permitted under this Agreement, in each case free and clear of any Indebtedness or Lien, other than Permitted Liens, which Loan Asset or Eligible REO Asset includes with respect to a Loan Asset, the Portfolio Asset File therefor and all right, title and interest in and to (i) such loan interest, the related Loan Agreement and any Underlying Collateral, (ii) such loan participation interest, the related Participation Agreement and, subject to the terms thereof, the related Loan Agreement and any Underlying Collateral.

“Portfolio Asset Assignment” means an assignment, participation agreement or other agreement pursuant to which any Portfolio Asset not originated by the Borrower is Transferred to the Borrower in the form of Exhibit I hereto or any other form reasonably agreed to by the Borrower and the Initial Lender.

“Portfolio Asset Certificate” means, with respect to any Portfolio Asset, a completed certificate substantially in the form of Exhibit L, prepared by the Borrower (or the Portfolio Asset Servicer on behalf of the Borrower) certifying, among other things, that such Portfolio Asset is an Eligible Portfolio Asset.

“Portfolio Asset Checklist” means, with respect to each Portfolio Asset, a checklist of all of the agreements, documents and instruments executed or delivered in connection with the origination and acquisition of such Portfolio Asset, substantially in the form of Exhibit K hereto, as prepared by the Borrower or the Portfolio Asset Servicer on its behalf.

“Portfolio Asset File” means, with respect to each Portfolio Asset, a file containing each of the agreements, instruments, certificates and other documents and items set forth on the Portfolio Asset Checklist with respect to such Portfolio Asset.

“Portfolio Asset Schedule” means, for each Term Loan Series,

(a) a schedule of the Loan Assets Relating to such Term Loan Series and setting forth for each such Loan Asset:

(i) the Loan Asset number for such Loan Asset,

(ii) the Obligors for such Loan Asset,

(iii) the Outstanding Principal Balance of such Loan Asset,

(iv) the Loan Agreement for such Loan Asset,

(v) any Loan Asset Assignment for such Loan Asset and

(vi) whether such Loan Asset is an Eligible Portfolio Asset (as determined on the date such Eligible Portfolio Asset was Transferred);

(b) a schedule of the Eligible REO Assets Relating to such Term Loan Series and setting forth for such Eligible REO Asset:

(i) the Eligible REO Asset number for such Eligible REO Asset,

(ii) the Obligors for such Eligible REO Asset,

(iii) the Appraised Value of such Eligible REO Asset, and

(iv) a list of the Mortgage Loan Documents for such Eligible REO Asset.

(c) a schedule of all other Portfolio Assets Relating to such Term Loan Series; and

(d) a servicing report containing the information described in clauses (a) through (c) above.

“Portfolio Asset Servicer” means ACRES Capital Servicing LLC, not in its individual capacity, but in its capacity as Portfolio Asset servicer pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Portfolio LTV Certificate” means a certificate setting forth the calculation of LTV and Total Portfolio Value as of the applicable date of determination, substantially in the form of Exhibit E, prepared by the Borrower.

“Post-Closing Agreement” means the Post-Closing Agreement, dated as of the date hereof, executed by the Borrower, the Portfolio Asset Servicer, the Administrative Agent, and the Initial Lender.

“Post-Foreclosure Plan” has the meaning assigned to that term in Section 8.06(c).

“Principal Collections” means Collections other than Interest Collections and the Excluded Amounts.

“Principal Repayment Event” means the date of a Sale or repayment in full of a Loan Asset by the underlying Obligor of such Loan Asset.

“Principal Repayment Event Date” means the date occurring two Business Days after the occurrence of a Principal Repayment Event.

“Principal Repayment Report” means a report from the Facility Servicer substantially in the form of Exhibit D-2.

“Pro Rata Share” means, with respect to any Lender as of any date of determination, (a) with respect to any Term Loan Series, the ratio of such Lender’s Commitment for such Term Loan Series to the aggregate Commitments of all Lenders for such Term Loan Series as of such date and (b) with respect to all outstanding Term Loan Series, the ratio of such Lender’s Commitment for all such Term Loan Series to the aggregate Commitments of all Lenders for such Term Loan Series as of such date.

“Proceeds” means, with respect to the Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Propco” means Appleton Hotel Holdings, LLC.

“Recipient” means the Administrative Agent, any Lender or the Collateral Custodian, as applicable.

“Records” means all documents relating to the Portfolio Assets, including books, records and other information executed in connection with the maintenance of the Portfolio Assets in the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower or the Portfolio Asset Servicer has generated, or in which the Borrower has otherwise obtained an interest.

“Recoveries” means, as of the time any Eligible REO Asset or Underlying Collateral for any Loan Asset is Sold, discarded or abandoned (after a determination by the Portfolio Asset Servicer, the Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, that such Underlying Collateral or Eligible REO Asset has little or no remaining value) or otherwise determined to be fully liquidated by the Portfolio Asset Servicer or such Counterparty Lender, Underlying Agent or Underlying Servicer, the proceeds from the Sale of such Underlying Collateral or Eligible REO Asset, the proceeds of any related Insurance Policy or any other recoveries (including interest proceeds recovered) with respect to such Underlying Collateral or Eligible REO Asset and amounts representing late fees and penalties, net of any amounts received that are required under the Loan Agreement for the applicable Portfolio Asset to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.03(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Portfolio Assets” means all Portfolio Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower or any Permitted REO Subsidiary in and to:

(a) subject to the terms of any applicable Participation Agreement, any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Portfolio Assets;

(b) all rights with respect to the Portfolio Assets to which the Borrower is entitled as lender under the applicable Loan Agreement or as a loan participant under the applicable Participation Agreement;

(c) subject to the terms of any applicable Participation Agreement, any Underlying Collateral securing the Portfolio Assets and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof, and all net liquidation proceeds;

(d) the Portfolio Asset Files related to the Portfolio Assets, any Records, and the documents, agreements, and instruments included in such Portfolio Asset Files or Records;

(e) subject to the terms of any applicable Participation Agreement, all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of the Portfolio Assets (or the Underlying Loan Obligations, as applicable), together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(f) each Portfolio Asset Assignment with respect to such Portfolio Assets (including any rights of the Borrower against the Transferor thereunder) and the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements, if any, filed by the Borrower against any Transferor under or in connection with such Portfolio Asset Assignment;

(g) the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements for the Portfolio Assets;

(h) all records (including computer records) with respect to the foregoing;

(i) all Collections, income, payments, proceeds and other benefits of each of the foregoing; and

(j) the property underlying any Eligible REO Asset.

“Relates” means, with respect to any Loan Asset and any Term Loan Series, that such Loan Asset was included in the Borrowing Base with respect to such Term Loan Series or acquired with Advances made under such Term Loan Series (or both); provided that if a Loan Asset Relates to more than one Term Loan Series as provided by Section 3.04(a) and as indicated on a Borrowing Base Certificate delivered in accordance with Section 2.02(a), only that portion of such Loan Asset that is included in the Borrowing Base for a Term Loan Series or was acquired with the Advances made under a Term Loan Series (or both) “Relates” to such Term Loan Series. Any derivatives of the word “Relates”, including “Relating”, “Related”, or otherwise, have meanings correlative thereto.

“Release Date” has the meaning assigned to that term in Section 2.10(c).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” has the meaning assigned to that term in Section 5.01(e).

“REO” has the meaning assigned to that term in Section 2.15(a).

“REO Casualty or Condemnation Event” means, with respect to any Eligible REO Asset, (i) 25% or more of the total floor area of the property has been damaged, destroyed or rendered unusable as a result of a fire or other casualty or (ii) 10% or more of the land is taken as a result of a condemnation.

“Replacement Servicer” has the meaning assigned to that term in Section 8.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means, with respect to a Payment Date, the fifth Business Day preceding such Payment Date or if such day is not a Business Day, the immediately preceding Business Day.

“Required Portfolio Documents” means, (i) for each Loan Asset or Underlying Loan Obligation, as applicable, the following documents or instruments, all as specified on the related Portfolio Asset Checklist, to the extent applicable for such Portfolio Asset or Underlying Loan Obligation: copies of the executed (a) guaranty, if any, (b) loan agreement, (c) note purchase agreement, if any, (d) security agreement, and (e) promissory note and (ii) for each Eligible REO Asset, each of the Mortgage Loan Documents.

“Responsible Officer” means, (a) when used with respect to the Administrative Agent or the Collateral Custodian any officer in the corporate trust office of the Administrative Agent or the Collateral Custodian, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Documents to which such Person is a party; provided that any notices sent to the Administrative Agent or the Collateral Custodian in accordance with Section 11.02 shall be deemed to have been received by a Responsible Officer of the Administrative Agent or the Collateral Custodian, as applicable and (b) when used with respect to any other Person, any duly authorized person of such Person and, with respect to a particular matter, any other duly authorized person of such Person to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject, and in each case with direct responsibility for the administration of this Agreement.

“Restricted Junior Payment” means, with respect to any Loan Party, (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of such Loan Party, as applicable, now or hereafter outstanding, except a dividend or other distribution paid solely in interests of that class of membership interests or in any pari passu or junior class of membership interests of such Loan Party, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests any such Loan Party, now or hereafter outstanding, or (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of any Loan Party, now or hereafter outstanding.

“Review Criteria” has the meaning assigned to that term in Section 9.02(a)(i).

“Sale” has the meaning assigned to that term in Section 2.10(a) and both “Sold” and “Sell” have corresponding meanings.

“Sanctioned Country” means a country or territory subject to a sanctions program maintained under any Sanctions and Anti-Terrorism Law (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic, and Luhansk People’s regions of Ukraine).

“Sanctioned Person” means any Person that is the subject of Sanctions and Anti-Terrorism Laws, including, without limitation, (a) any Person included on a list of designated or restricted Persons maintained by the U.S. Government (including, without limitation, OFAC’s Specially

Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List), or the United Nations Security Council or, as applicable, His Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, Australia, or Canada, (b) any Person domiciled, located, organized, or resident in a Sanctioned Country, or (c) any Person 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by, or acting or purporting to act on behalf of, any such Person or Persons described in clauses (a) or (b) above.

“Sanctions and Anti-Terrorism Laws” means any and all Applicable Laws relating to terrorism and economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Government (including, without limitation, OFAC and the U.S. Department of State) or the United Nations Security Council or, as applicable, His Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, Australia, or Canada, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Scheduled Maturity Date” means, for any Term Loan Series, the date that is five years after the Issuance Date for such Term Loan Series or, if such date is not a Business Day, the next succeeding Business Day.

“Scheduled Payment” means each scheduled payment of principal or interest required to be made by an Obligor on a Portfolio Asset or Underlying Loan Obligation, as applicable, as adjusted pursuant to the terms of the related Loan Agreement.

“Secured Party” means each of the Administrative Agent, each Lender (together with its permitted successors and assigns), each other Indemnified Party, the Facility Servicer and the Collateral Custodian; provided that in any context requiring a Secured Party to give direction to the Administrative Agent, such reference to Secured Party shall not include the Administrative Agent or the Collateral Custodian.

“Servicer Termination Event” means, with respect to an Applicable Servicer, the occurrence of any one or more of the following events:

(a) a Bankruptcy Event shall occur with respect to such Applicable Servicer;

(b) such Applicable Servicer shall assign its rights or obligations as “Facility Servicer” or “Portfolio Asset Servicer”, as applicable, hereunder (other than as expressly provided herein);

(c) any failure by such Applicable Servicer to observe or perform any covenant or other agreement of such Applicable Servicer set forth in this Agreement or the other Transaction Documents (other than actions with respect to which another clause of this definition expressly relates), which continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure shall have been given to such

Applicable Servicer by the Administrative Agent (acting at the direction of the Majority Lenders) or Borrower and (ii) the date on which a Responsible Officer of such Applicable Servicer acquires knowledge thereof (or such extended period of time reasonably approved by Borrower not to exceed 60 days in the aggregate provided that such Applicable Servicer is diligently proceeding in good faith to cure such failure or breach); and

(d) any representation, warranty or certification made by such Applicable Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which materially and adversely affects the interests of the Administrative Agent, Borrower or the Lenders.

“Servicer Termination Expenses” has the meaning assigned to that term in Section 8.01(b).

“Servicer Termination Notice” has the meaning assigned to that term in Section 8.01(b).

“Servicing Agreement” means, (i) initially, the Servicing Agreement, dated as of October 23, 2020, by and between the Portfolio Asset Servicer and Greystone Servicing Company LLC or (ii) any servicing agreement between the Underlying Servicer and the Borrower or Portfolio Asset Servicer in form and substance reasonably acceptable to the Initial Lender.

“Servicing Report” means a report from the Portfolio Asset Servicer substantially in the form of Exhibit C.

“Servicing Standard” means, with respect to any Portfolio Assets included in the Collateral Portfolio, to service and administer such Portfolio Assets on behalf of the Borrower in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements and all customary and usual servicing practices for loans or loan participations like the Portfolio Assets.

“Similar Law” means federal, state or local laws, rules or regulations applicable to governmental plans (as defined in Section 3(32) of ERISA) and similar to Title I of ERISA or Section 4975 of the Code.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sponsor” means Acres Commercial Realty Corp.

“State” means one of the 50 states of the United States or the District of Columbia.

“Subordination Agreement” means any Subordination Agreement between Acres Realty Funding Inc. (or an Affiliate thereof acceptable to the Initial Lender) and the Administrative

Agent, in form and substance similar to the Subordination Agreement, dated as of August 16, 2021, by Acres Realty Funding Inc. and the Administrative Agent.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, deductions, withholdings (including backup withholding), assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Note” has the meaning assigned to such term in Section 2.03(a).

“Term Loan Series” has the meaning assigned to such term in Section 2.01(a).

“Term Loan Series Notice” means a written notice from the Borrower to the Administrative Agent and the Lenders in the form of Exhibit M or such other form approved by the Administrative Agent.

“Term Loan Series Period” means the period commencing on the Closing Date and expiring on the date occurring ten years from the Closing Date (unless otherwise extended by the Initial Lender in its sole discretion).

“Term SOFR” means, for any Interest Period, the greater of (a) the forward-looking term rate for a one-month period comparable to such Interest Period based on SOFR that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Initial Lender in its reasonable discretion at approximately a time determined by the Initial Lender in its reasonable discretion in a manner substantially consistent with market practice and as of the date that is two Business Days prior to the commencement of such Interest Period for which the applicable interest rate is being determined and (b) the Floor for the applicable Term Loan Series.

“Total Portfolio Value” means, as of any date of determination, the aggregate Value of all Portfolio Assets.

“Trade Date” has the meaning assigned to that term in Section 11.04(e).

“Transaction Documents” means this Agreement, any Term Loan Note, the Account Control Agreement, the Fee Letters, each Assignment and Assumption Agreement, each Participation Agreement, each Permitted REO Sub Guaranty Agreement, each TRS Pledge and Guaranty Agreement, each Subordination Agreement, the Opco/Propco Guaranty Agreement,

any Mortgage Loan Documents, the Underlying Servicer Letter, the Post-Closing Agreement, and each agreement, instrument, certificate or other document related to any of the foregoing.

“Transfer” means (a) the acquisition by, or the transfer or assignment to, the Borrower of an Eligible Portfolio Asset or other Related Portfolio Asset pursuant to a Portfolio Asset Assignment, Participation Agreement, the documentation delivered in accordance with Section 3.04, (b) the origination of an Eligible Portfolio Asset that is a loan interest by the Borrower pursuant to a Loan Agreement, or (c) the acquisition by any Permitted REO Subsidiary of any Eligible REO Asset pursuant to a foreclosure, deed-in-lieu of foreclosure, or otherwise.

“Transferor” means, with respect to any Transfer pursuant to clause (a) of the definition thereof, the assignor of an Eligible Portfolio Asset under a Portfolio Asset Assignment, Participation Agreement, the documentation delivered in accordance with Section 3.04.

“TRS” means Exantas Real Estate TRS Inc.

“TRS Pledge and Guaranty Agreement” means any Pledge and Guaranty Agreement between any TRS Subsidiary in favor of the Secured Parties, substantially in the form of Exhibit P hereto.

“TRS Subsidiary” has the meaning assigned to that term in Section 2.15(c).

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Agent” means, with respect to a Loan Asset, the administrative agent or other similar agent for the lenders party to the Loan Agreement for such Portfolio Asset.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets pledged or mortgaged as collateral to secure repayment of such Loan Asset or the Underlying Loan Obligation for such Loan Asset, as applicable, including, mortgaged property (the “Underlying Mortgaged Property”) and all proceeds from any sale or other disposition of such property or other assets.

“Underlying Loan Obligation” means, with respect to a Loan Asset consisting of a loan participation, the loan obligations of any applicable Obligor in which such Loan Asset is participating has been issued.

“Underlying Mortgaged Property” has the meaning specified in the definition of “Underlying Collateral”.

“Underlying Obligor Default” means, with respect to any Loan Asset the occurrence of one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a) an Obligor payment default in respect of principal or interest has occurred and is continuing under such Loan Asset (after giving effect to any grace or cure period set forth in the applicable Loan Agreement);

(b) any other event of default or similar event or circumstance under the Loan Agreement for such Loan Asset for which the Borrower (or agent or required lenders pursuant to the applicable Loan Agreement, as applicable) has elected to exercise any of its rights and remedies (excluding rights and remedies related to notices of default or reservation of rights, forbearances, imposition of reserves or any actions to perfect Liens on the Underlying Collateral) to enforce such Loan Asset (including the acceleration of the loan relating thereto); or

(c) a Bankruptcy Event occurs with respect to any related Obligor.

“Underlying Servicer” means, (i) initially, Greystone Servicing Company LLC, or (ii) any other agent, sub-agent, or servicer reasonably acceptable to the Initial Lender and appointed by the Borrower or the Portfolio Asset Servicer to administer and service the Underlying Loan Obligations for such Portfolio Asset.

“Underlying Servicer Commingled Account” means the “Underlying Servicer Commingled Account” as defined in the Underlying Servicer Letter.

“Underlying Servicer Fees” means, collectively, the Servicing Fee (as defined in the Servicing Agreement) and any other fees or expense reimbursements owed by the Portfolio Asset Servicer to the Underlying Servicer pursuant to Sections 3.03 and 3.06 of the Servicing Agreement.

“Underlying Servicer Investor Account” means the “Underlying Servicer Investor Account” as defined in the Underlying Servicer Letter.

“Underlying Servicer Letter” means the Underlying Servicer Letter, dated as of the date hereof, executed by the Underlying Servicer, the Administrative Agent, and the Borrower.

“United States” means the United States of America.

“Unmatured Event of Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

“U.S. Government Securities Business Day” means, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any

successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Valuation Policy” means the Sponsor’s “Fair Value Disclosure” as of the date hereof, as delivered to pursuant to Section 3.01(e), and as may be amended, if required under Section 5.02(p), with the consent of the Initial Lender.

“Value” means with respect to any Eligible Portfolio Asset as of any date of determination, the value most recently determined by the Borrower for such Eligible Portfolio Asset in accordance with the Valuation Policy; provided that with respect to any Portfolio Asset to which there has been a Material Modification, Remedial Action, Material REO Modification, or REO Casualty or Condemnation Event, as applicable, to which the applicable Lenders have not consented pursuant to the terms hereof, such Portfolio Asset shall be valued as provided in Section 2.04(b).

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) the term “or” is not exclusive;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i) if payment or performance of any obligation of the Borrower hereunder is due on a date which is not a Business Day, the required date for payment or performance shall be the next Business Day; and

(j) unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight saving time or standard time, as applicable).

Section 1.05 Changes in GAAP. If any Obligor notifies the Administrative Agent that such Obligor requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Obligor that the Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.06 Advances to Constitute Loans. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

Section 1.07 Information as to Interest Rates. The Initial Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to Term SOFR or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, Term SOFR or any other Benchmark, or have the same volume or liquidity as did Term SOFR or any other Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Change.

ARTICLE II.
THE FACILITY

Section 2.01 Establishment of Term Loan Series; Advances.

(a) On the terms hereinafter set forth, the Borrower may at its option, by delivery of a Term Loan Series Notice to the Administrative Agent and the Lenders, from time to time on any Business Day during the Term Loan Series Period, request that the Lenders establish a new series of term loans hereunder (each, a “Term Loan Series”), which Term Loan Series is on a pari passu basis with all other Term Loan Series and cross-collateralized and secured on a pari passu basis with the Collateral. The Lenders shall deliver a response to the Administrative Agent with respect to any requested Term Loan Series Notice no later than five Business Days after receipt of the related Term Loan Series Notice and to the extent any Lender fails to so respond, such Lender is deemed to have rejected such request. Each Lender must approve any requested Term Loan Series and each Lender’s Commitment with respect to such Term Loan Series must be the percentage interest as it owns in each other Term Loan Series outstanding at such time. Each Term Loan Series will have the name assigned thereto on the Confirmation for such Term Loan Series, will be subject to the Applicable Spread, and will have such other terms and conditions as are specified on the Confirmation for such Term Loan Series, as amended or otherwise modified from time to time with only the consent of the Borrower and the Lenders. The total facility amount shall not be in an amount in excess of $500,000,000.

(b) With respect to each Term Loan Series and on the terms and conditions hereinafter set forth, the Borrower may, at its option, from time to time on any Business Day during the Availability Period for such Term Loan Series, request that the Lenders make Advances to it in an amount which after giving effect to such Advances, would not cause the aggregate Advances Outstanding under such Term Loan Series to exceed the Maximum Availability for such Term Loan Series on such date (after giving effect to any Transfer effectuated from the use of proceeds thereof). Notwithstanding anything contained in this Section 2.01(b) or elsewhere in this Agreement to the contrary, no Lender is obligated to make any Advance under a Term Loan Series in an amount that would, after giving effect to such Advance, exceed such Lender’s Commitment for such Term Loan Series less the aggregate outstanding amount of any Advances funded by such Lender under such Term Loan Series. Each Advance to be made hereunder shall be made by the Lenders in accordance with their respective Pro Rata Shares for the Term Loan Series under which such Advance is made.

Section 2.02 Procedure for Advances.

(a) The Borrower shall request an Advance by delivery of a Notice of Borrowing to the Administrative Agent and the Lenders, with a copy to the Facility Servicer, no later than 11:00 a.m. two Business Days immediately prior to the proposed date of such Advance. Each Notice of Borrowing must be accompanied by (i) a duly completed Borrowing Base Certificate for the Term Loan Series under which the requested Advance is to be made, (ii) a Portfolio LTV Certificate (each of such Borrowing Base Certificate and Portfolio LTV Certificate as giving pro forma effect to the Advance requested and the use of the proceeds thereof) and (iii) if the proceeds of such Advance are to be used in connection with the Transfer of an Eligible Portfolio Asset, a Portfolio Asset Certificate, and specify:

(i) the Term Loan Series under which such Advance is to be made;

(ii) the amount of such Advance, which must be at least equal to $1,000,000 but not exceeding the Maximum Availability for such Term Loan Series;

(iii) the proposed date of such Advance (which must be a Business Day);

(iv) if the applicable Eligible Portfolio Asset against which such Advance is requested is proposed to be Related to more than one Term Loan Series, the Term Loan Series to which such Eligible Portfolio Asset is proposed to be Related and the portion of such Eligible Portfolio Asset to be allocated to each such Term Loan Series;

(v) if to an account other than the Operating Account, the location and number of the Borrower’s account to which funds are to be disbursed; and

(vi) all conditions precedent for such Advance described in Article III have been satisfied or will be satisfied on the proposed date of such Advance.

(b) Promptly upon receipt of a Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Advance, and each Lender shall make the Advance on the terms and conditions set forth herein. On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Administrative Agent from the Borrower, make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share (for the applicable Term Loan Series) of such Advance, by payment into the account which the Borrower has designated in writing. Any funds held by the Administrative Agent shall be held uninvested.

(c) The obligation of each Lender to remit its Pro Rata Share (for the applicable Term Loan Series) of any Advance is several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligations hereunder. In no event shall the Administrative Agent have any liability or obligation to fund any Advance.

Section 2.03 Evidence of Debt.

(a) Upon the request of any Lender, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower (each, a “Term Loan Note”), in a form approved by the Initial Lender, payable to such Lender and its registered assigns, which shall evidence such Lender’s Advances in addition to the records set forth in Section 2.03(b).

(b) The Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of the Borrower, at its address referred to in Section 11.02 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitments of, and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and the other parties hereto shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Advances, loans or other obligations under the Transaction Documents (the “Participant Register”); provided that (a) no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Advances, commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Advances, commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (b) the Administrative Agent shall have no liability or obligation to make determinations with respect to the rights of Participants hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 2.04 Repayment.

(a) The Borrower shall repay to the Lenders on the Final Maturity Date the aggregate principal amount of all outstanding Advances for any applicable Term Loan Series, together with all accrued and unpaid interest thereon. The Borrower shall also repay the outstanding principal amount of the Advances as provided in Section 2.08. The Borrower may not prepay Advances except as provided by this Section 2.04, Section 2.08 and Section 2.10.

(b) Unless consent is obtained with respect to a Material Modification, Remedial Action, Material REO Modification, or REO Casualty or Condemnation Event, each to the extent provided in Section 5.01(e), the Value of the Portfolio Asset subject to such Material Modification, Remedial Action, Material REO Modification, or REO Casualty or Condemnation Event, as the case may be, for purposes of calculating the Value of such Portfolio Asset and Total Portfolio Value and determining whether a Market Trigger Event has occurred will be:

(i) with respect to a Material Modification, (A) reduced by 50% until the later of (1) the date occurring 90 days after such Material Modification and (2) the date the Value of such Portfolio Asset is determined after such Material Modification by an independent nationally recognized third-party valuation firm engaged by the Borrower and reasonably approved by the Initial Lender, in each case at the Borrower’s own expense and as part of the Borrower’s valuation procedures and (B) thereafter equal to the value of such Portfolio Asset as determined after such Material Modification by such independent nationally recognized third-party valuation firm (as such valuation may be updated thereafter);

(ii) with respect to a Remedial Action or Material REO Modification, reduced to zero; and

(iii) with respect to a REO Casualty or Condemnation Event, the Appraised Value of such Eligible REO Asset.

The Borrower acknowledges that the reduction of the Value of a Portfolio Asset pursuant to this Section 2.04(b) may cause a Market Trigger Event and result in repayments of the Advances Outstanding as required by Section 2.08.

(c) Upon any prepayment of Advances Outstanding pursuant to this Section 2.04, the Borrower shall also pay in full any accrued and unpaid interest, any prepayment fee and all costs and expenses of the Secured Parties related to such Advances then due and payable. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.04 to the pro rata payment of all accrued and unpaid interest with respect to such Advances and all due and payable costs and expenses of the Secured Parties related to such Advances until paid in full and thereafter to prepay such Advances Outstanding.

(d) Notwithstanding the provisions of Section 2.04(b), if the consent of the Initial Lender is not obtained with respect to a Remedial Action as provided in Section 5.01(e), the Borrower shall, at the request of the Initial Lender, prepay the applicable Advances Outstanding of the Term Loan Series related to the Eligible Portfolio Asset subject to such Remedial Action in full within five Business Days of such notice to the Borrower from the Initial Lender (with a copy to the Administrative Agent).

(e) Following the fourth anniversary of the Closing Date and if there are three or less Eligible Portfolio Assets in the Collateral Portfolio (across all Term Loan Series) as of such date, the Borrower may prepay the Advances Outstanding, in whole but not in part, without premium or penalty by delivering notice of such prepayment to the Administrative Agent, with a copy to the Initial Lender, at least three Business Days prior to such prepayment.

Section 2.05 Interest and Fees.

(a) The Borrower shall pay interest on the outstanding principal amount of the Advances made under any Term Loan Series at a fluctuating rate per annum equal to Term SOFR for the applicable Interest Period, plus the Applicable Spread for such Term Loan Series. Interest accrues from and including the first day of the Interest Period to, but excluding, the last day of such Interest Period. Interest is payable on each Payment Date as and to the extent provided in Section 2.08. If the Benchmark is a term rate or has a set observation period of greater than one day, each Advance is automatically continued in whole to the next applicable Interest Period upon the expiration of the then current Interest Period with respect thereto until paid in full.

(b) If any amount payable by the Borrower under this Agreement or any other Transaction Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate. Upon the request of the Majority Lenders, while any Event of Default pursuant to Section 6.01(a) or (d) exists, the Borrower shall pay interest on the principal amount of all Advances outstanding hereunder at the Default Rate.

(c) Interest rates are subject to the provisions of Section 2.14.

(d) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lenders holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this Section 2.05(d) shall be cumulated and the interest and charges payable to such Lender in respect of other Advance or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

(e) The Borrower shall pay the fees set forth in the Fee Letters on the term and conditions provided therein.

(f) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(g) In no event shall either the Administrative Agent or the Collateral Custodian be (i) responsible for making any decisions or determinations in connection with the availability or unavailability of Term SOFR or any benchmark replacement or benchmark transition event or (ii) have any liability for any determination, decision or election made by or on behalf of the Initial Lenders, the Borrower or the Majority Lenders in connection with the availability or unavailability of Term SOFR, the selection of any alternate benchmark rate, a benchmark transition event or a benchmark replacement, and the parties hereto waive and release any and all claims against the Administrative Agent and the Collateral Custodian relating to any such determination, decision or election.

Section 2.06 Payments and Computations, Etc.

(a) All amounts to be paid or applied by the Facility Servicer from amounts received on the Portfolio Assets in the Collection Account, on Borrower’s behalf, hereunder and in accordance with this Agreement shall be paid or applied in accordance with the terms hereof so that funds are received by the Lenders no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the account specified in writing by the Administrative Agent to the Facility Servicer. Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower, the Facility Servicer or any other Person for any reason.

(b) Other than as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in the computation of interest and fees.

(c) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent.

(d) If the Borrower has designated a portion of an Eligible Portfolio Asset to two separate Term Loan Series as provided by Section 3.04(a) and has so indicated on a Borrowing Base Certificate delivered in accordance with Section 2.02(a), the treatment of any such Eligible Portfolio Asset with respect to such Term Loan Series (whether for Advances, payments, Collections or otherwise) will be done on a pro rata basis based on the such designation.

Section 2.07 Collections and Allocations.

(a) Loan Asset Collections. The Borrower, or the Portfolio Asset Servicer on the Borrower’s behalf, for each Loan Asset, shall direct (i) the Obligors and, if applicable, any agent, administrative agent, Underlying Servicer or issuer for any Portfolio Asset, to remit all Collections payable to the Borrower with respect to such Portfolio Asset directly to the Underlying Servicer Commingled Account, (ii) within one Business Day after the deposit into the Underlying Servicer Commingled Account, the Underlying Servicer to remit such Collections from the Underlying Servicer Commingled Account to the Underlying Servicer Investor Account, and (iii) within two Business Days after the deposit into the Underlying Servicer Investor Account, the Underlying Servicer to remit such Collections from the Underlying Servicer Investor Account to the Collection Account.

(b) Misdirected Collections. Except as otherwise set forth in Section 2.15(e), the Borrower and the Portfolio Asset Servicer shall, and shall cause its Affiliates to, deposit all Collections received by it or its Affiliates with respect to the Collateral Portfolio to the Collection Account within two Business Days after receipt and shall, and shall cause its Affiliates to, hold in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, all such Collections until so deposited.

(c) Identification. Upon receipt of Collections in the Collection Account, the Portfolio Asset Servicer shall promptly identify any Collections received as consisting of principal, Interest Collections or Excluded Amounts and will identify the Term Loan Series to which such Collections or Excluded Amounts relate. The Portfolio Asset Servicer shall further include a statement as to the amount of principal, Interest Collections or Excluded Amounts on deposit in the Collection Account (and the Term Loan Series to which such Principal Collections, Interest Collections, and Excluded Amounts relate) on each Reporting Date in the Servicing Report delivered pursuant to Section 8.08(a). The Portfolio Asset Servicer shall take commercially reasonable steps to confirm that only funds constituting Collections relating to Portfolio Assets are deposited into the Collection Account.

(d) Excluded Amounts. Notwithstanding the fact that Excluded Amounts (other than items described in clauses (b)(iii) and (b)(iv) of the definition thereof) are part of the Collateral Portfolio and constitute Portfolio Assets the Facility Servicer shall (on the written request of the Borrower and the Portfolio Asset Servicer) withdraw from the Collection Account any deposits thereto constituting Excluded Amounts (if the Portfolio Asset Servicer has, prior to such withdrawal, identified to the Facility Servicer such Excluded Amounts) and cause such Excluded Amounts to be delivered to the Borrower or as the Borrower may direct.

(e) Withdrawal. Except as set forth in clause (d) above, neither the Borrower nor the Portfolio Asset Servicer shall have any rights of withdrawal with respect to amounts held in the Collection Account.

Section 2.08 Remittance Procedures. With respect to Section 2.08(a), on each Payment Date and, with respect to a Principal Repayment Event, on a Principal Repayment Event Date, the Facility Servicer, on behalf of the Borrower, shall instruct the account bank maintaining the Collection Account to remit funds on deposit in the Collection Account as described in this Section 2.08 and in accordance with the Payment Date Report or, with respect to a Principal Repayment Event, the Principal Repayment Report, and shall instruct the Administrative Agent to apply such funds as described in this Section 2.08 and in accordance with the Payment Date Report or the Principal Repayment Report (as applicable), such funds to be received by the Administrative Agent no later than 12:00 p.m. on each Payment Date or, with respect to a Principal Repayment Event, each Principal Repayment Event Date.

(a) Collections. So long as no Event of Default has occurred and is continuing, the Facility Servicer (on behalf of the Borrower) shall (as directed pursuant to the first paragraph of this Section 2.08) instruct the account bank maintaining the Collection Account to transfer Collections (with respect to any Term Loan Series) held by the account bank maintaining the Collection Account in the Collection Account, in accordance with the Payment Date Report on each Payment Date and, with respect to a Principal Repayment Event, in accordance with the Principal Repayment Report on the Principal Repayment Event Date, and shall instruct the Administrative Agent to distribute such funds on such Payment Date or, with respect to a Principal Repayment Event, on the Principal Repayment Event Date, to the following Persons in the following amounts, calculated as of the most recent Determination Date (for any distribution on a Payment Date only), subject to the minimum balance requirement included in the Account Control Agreement, in the following order and priority, with respect to Collections:

(i) first, to the Underlying Servicer for payment of Underlying Servicer Fees then due and owing by the Portfolio Asset Servicer to the Underlying Servicer that are attributable solely to the servicing of the Collateral Portfolio;

(ii) second, to the Borrower for payment of Borrower Taxes, registration and filing fees and operating expenses then due and owing by the Borrower that are attributable solely to the operations of the Borrower; provided that transfers from the account bank maintaining the Collection Account for registration and filing fees and operating expenses payable pursuant to this clause (i) shall not, individually or in the aggregate, exceed (A) $75,000 in any calendar quarter and (B) $200,000 in any calendar year;

(iii) third, to the Administrative Agent for the ratable distribution to the Administrative Agent and the Collateral Custodian in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters and Schedule V;

(iv) fourth, to the Facility Servicer in payment in full for all accrued fees, expenses and indemnities due and payable to the Facility Servicer hereunder or under any other Transaction Document and under the Fee Letters;

(v) fifth, to the Administrative Agent for the ratable distribution to the Lenders in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters;

(vi) sixth, to the Administrative Agent for distribution to each Lender to pay such Lender’s Pro Rata Share (for all outstanding Term Loan Series) of accrued and unpaid interest owing to such Lender under this Agreement (including any such accrued and unpaid interest or fees from a prior period);

(vii) seventh, if no Event of Default or Market Trigger Event has occurred and is continuing, to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members), an amount equal to the lesser of (a) an amount equal to the minimum amount necessary for the Sponsor to maintain its status as a real estate investment trust for U.S. federal income tax purposes and to avoid income and excise tax under Section 857 and 4981 of the Code (after giving effect to any other available funds of the Sponsor and its Affiliates) as specified in the Servicing Report delivered pursuant to Section 8.08(a) for the most recent Reporting Date and (b) the amount by which Interest Collections exceed the required payments and distributions in clauses (a)(i) through (a)(v) inclusive;

(viii) eighth, first to the Administrative Agent and the Collateral Custodian for any amounts not paid pursuant to clause (iii) above and second, to the Administrative Agent for distribution to each other Secured Party to pay any other Obligations (for all outstanding Term Loan Series, other than the principal of the Advances Outstanding for such Term Loan Series) that are then due and owing to such Secured Party;

(ix) ninth, if a Market Trigger Event has occurred and is continuing, to the Administrative Agent for distribution to each Lender to repay such Lender’s Pro Rata Share of the Advances Outstanding (for all outstanding Term Loan Series) until the Advances Outstanding are repaid to an amount where LTV, when recalculated giving effect to such repayment, is equal to the applicable Maximum Monthly LTV Percentage at the time of such Payment Date;

(x) tenth, on a Principal Repayment Event Date only, (A) for a Portfolio Asset for which no Advances are outstanding with respect to such Portfolio Asset, then notwithstanding anything to the contrary set forth herein, an amount equal to 50% of the principal cash Proceeds received from the Principal Repayment Event and such amount shall be applied by the Administrative Agent to reduce the outstanding principal amount of the Term Loan Series of which such Portfolio Asset is a part (on a dollar-for-dollar basis) or (B) for a Portfolio Asset for which Advances are outstanding with respect to such Portfolio Asset, then notwithstanding anything to the contrary set forth herein, an amount equal to the Advances then outstanding with respect to such Portfolio Asset; and

(xi) eleventh, if there are four or fewer Eligible Portfolio Assets in the Collateral Portfolio (across all Term Loan Series) as of such Payment Date, to the Administrative Agent for distribution to each Lender to repay such Lender’s Pro Rata Share (for each applicable Term Loan Series) of the Advances Outstanding for all outstanding Term Loan Series (pro rata across such outstanding Term Loan Series based on the Advances Outstanding for such Term Loan Series) until such Advances Outstanding are repaid in full; and

(xii) twelfth, if no Market Trigger Event has occurred and is continuing or would result after giving effect to the payment under this clause (xii), to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members).

(b) Insufficiency of Funds. If the funds on deposit in the Collection Account are insufficient to pay any amounts otherwise due and payable on a Payment Date or otherwise, the Borrower nevertheless remains responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.05(b) from the date when due until paid hereunder.

(c) Application of Payments after an Event of Default. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (acting at the direction of the Majority Lenders) may direct the Facility Servicer not to apply the Collections in accordance with this Section 2.08(a) and instead may instruct the account bank maintaining the Collection Account to transfer all Collections in the Collection Account to be applied, subject to the minimum balance requirement included in the Account Control Agreement, in the following order and priority:

(i) first, to the Underlying Servicer for payment of Underlying Servicer Fees then due and owing by the Portfolio Asset Servicer to the Underlying Servicer that are attributable solely to the servicing of the Collateral Portfolio;

(ii) second, to the Administrative Agent for the ratable distribution to the Administrative Agent and the Collateral Custodian in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters and Schedule V;

(iii) third, to the Facility Servicer in payment in full for all accrued fees, expenses and indemnities due and payable to Facility Servicer hereunder or under any other Transaction Document or under the Fee Letters;

(iv) fourth, to the Administrative Agent for the ratable distribution to each Secured Party to pay any Obligations (for all outstanding Term Loan Series) then due and payable to such Persons (other than with respect to interest or the repayment of Advances) under this Agreement and the other Transaction Documents, in payment in full for all such Obligations then due and payable to such Persons;

(v) fifth, to the Administrative Agent for distribution to each Lender to pay such Lender’s Pro Rata Share (for all outstanding Term Loan Series) of accrued and unpaid interest owing to such Lender under this Agreement (including any such accrued and unpaid interest or fees from a prior period);

(vi) sixth, if (x) no Event of Default described in Section 6.01(a) or (b) has occurred and is continuing, (y) the Borrower has provided at least three Business Days’ notice to the Administrative Agent and Initial Lender of the amount of such distribution and (z) the Initial Lender has consented to such distribution, to the Borrower (to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members), an amount equal to the lesser of (a) an amount equal to the minimum amount necessary for the Sponsor to maintain its status as a real estate investment trust for U.S. federal income tax purposes and to avoid income and excise tax under Section 857 and 4981 of the Code (after giving effect to any other available funds of the Sponsor and its Affiliates) and (b) the amount by which Interest Collections exceed the required payments and distributions in clauses (c)(ii) through (c)(v) inclusive;

(vii) seventh, to the Administrative Agent for the ratable distribution to each Lender, to repay such Lender’s Pro Rata Share of the Advances Outstanding (for all outstanding Term Loan Series), to pay such Advances Outstanding in full; and

(viii) eighth, the balance, if any, after all Obligations have been paid in full as set forth above, to the Borrower or as otherwise required by Applicable Law.

(d) Instructions. All instructions and directions given to any account bank by the Facility Servicer, the Borrower or the Administrative Agent (as applicable) pursuant to this Section 2.08 shall be in writing (including instructions and directions transmitted by e-mail) or pursuant to an electronic transmission system established between the Facility Servicer and such account bank on the Closing Date. The Facility Servicer and the Borrower shall transmit to the Administrative Agent by e-mail a copy of all instructions and directions given to any account bank pursuant to this Section 2.08 concurrently with the delivery thereof. The Administrative Agent shall transmit to the Facility Servicer and the Borrower by e-mail a copy of all instructions and directions given to the account bank by the Administrative Agent pursuant to this Section 2.08 concurrently with the delivery thereof.

(e) No Presentment. Payment by the Administrative Agent to the Lenders in accordance with the terms hereof shall not require presentment of any Term Loan Note.

Section 2.09 Grant of a Security Interest.

(a) To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) the following, whether now owned or hereinafter acquired (collectively, the “Collateral”): (i) all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of the Portfolio Assets, the other Related Portfolio Assets and Collections (but excluding the obligations thereunder); (ii) all Records; (iii) all Proceeds of the foregoing; (iv) the Collection Account and the Operating Account; and (v) all Proceeds and products of the foregoing.

(b) To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, (1) Holdings hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of Holding’s right, title and interest in and to, whether now owned or hereinafter acquired (collectively, the “Pledged Equity”): (i) all investment property and general intangibles consisting of the ownership, equity or other similar interests in the Borrower, including the Borrower’s limited liability company interests; (ii) all certificates, instruments, writings and securities evidencing the foregoing; (iii) the operating agreement and other organizational documents of the Borrower and all options or other rights to acquire any membership or other interests under such operating agreement or other organizational documents; (iv) all dividends, distributions, capital, profits and surplus and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for Holdings in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the foregoing; and (vi) all proceeds, supporting obligations and products of any of the foregoing and (2) the Borrower hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of the Borrower’s right, title and interest in and to, whether now owned or hereinafter acquired (collectively, the “Pledged Equity”): (i) all investment property and general intangibles consisting of the ownership, equity or other similar interests in each Permitted REO Subsidiary, including all of such Person’s limited liability company interests; (ii) all certificates, instruments, writings and securities evidencing the foregoing; (iii) the operating agreement and other organizational documents of each such Permitted REO Subsidiary and all options or other rights to acquire any membership or other interests under such operating agreement or other organizational documents; (iv) all dividends, distributions, capital, profits and surplus and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for each such Permitted REO Subsidiary in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the foregoing; and (vi) all proceeds, supporting obligations and products of any of the foregoing.

(c) Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral Portfolio and the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio, Collateral or the Pledged Equity does not release the Borrower or Holdings from any of its duties or obligations under the Collateral Portfolio, the Collateral or with respect to the Pledged Equity and (iii) none of the Administrative Agent, any Lender nor any other Secured Party shall have any obligations or liability under the Collateral Portfolio or Collateral by reason of this Agreement, nor shall the Administrative Agent, any Lender nor any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.10 Sale of Portfolio Assets.

(a) Sales. Except in compliance with the provisions of this Section 2.10, the Borrower may not sell or otherwise transfer or dispose of any Portfolio Asset including, with respect to an Eligible REO Asset, the transfers or disposition of any direct or indirect equity ownership interest in a Permitted REO Subsidiary or TRS Subsidiary, as applicable (any such occurrence, a “Sale”).

(b) Conditions to Sales. Any Sale of a Portfolio Asset is subject to the satisfaction of the following conditions:

(i) the Borrower shall give the Administrative Agent and the Facility Servicer ten Business Days’ notice of such Sale (or, if the effect of such Sale would end or cure an Unmatured Event of Default or Market Trigger Event, three Business Days’ notice of such Sale);

(ii) the Borrower shall deliver a list of all Portfolio Assets that are the subject of a Sale and identify the Term Loan Series to which such Portfolio Asset Relates;

(iii) either (A) the net cash consideration received by the Borrower in connection with such Sale is at least (1) in the case of a Portfolio Asset that is a Loan Asset, 98% of the Outstanding Principal Balance of such Portfolio Asset and (2) in the case of any Portfolio Asset that is an Eligible REO Asset, 95% of the Value of such Eligible REO Asset or (B) the Initial Lender has consented to such Sale in its sole discretion;

(iv) the Borrower shall notify the Administrative Agent and the Facility Servicer of any amount to be deposited into the Collection Account in connection with any Sale;

(v) the net cash Proceeds from such Sale shall be deposited directly to the Collection Account unless otherwise set forth herein, provided further, however, notwithstanding anything to the contrary set forth herein, upon the Sale of a Portfolio Asset, the direct or indirect ownership of which is jointly owned by Borrower and a TRS Subsidiary, only the net cash Proceeds attributable to the Borrower’s interest in such Portfolio Asset (based on Borrower’s pro rata ownership interest therein) are required to be deposited in the Collection Account and all net cash Proceeds attributable to the TRS Subsidiary’s interest in such Portfolio Asset (based on the TRS Subsidiary’s pro rata ownership interest therein) may be disbursed as otherwise directed by the TRS Subsidiary and are not required to be deposited in the Collection Account;

(vi) the Borrower shall deliver a Borrowing Base Certificate for the Term Loan Series to which such Portfolio Asset Relates to the Administrative Agent and the Facility Servicer in connection with (and reflecting) such Sale and the aggregate Advances Outstanding for such Term Loan Series do not exceed the Maximum Availability for such Term Loan Series at such time (after giving effect to repayments made in connection with such Sale); and

(vii) no Sale shall occur if an Event of Default, Unmatured Event of Default, or a Market Trigger Event would occur from such Sale.

(c) Release of Lien. Upon confirmation by the Facility Servicer of the deposit of the amounts set forth in Section 2.10(b) in cash into the Collection Account (if applicable) and the fulfillment of the other terms and conditions set forth in this Section 2.10 for a Sale (such date of fulfillment, a “Release Date”), then the Portfolio Assets and other Related Portfolio Assets that are the subject of such Sale are removed from the Collateral Portfolio. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each subject Portfolio Asset and Related Portfolio Assets, the Administrative Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to have released all right, title and interest and any Lien of the Administrative Agent, for the benefit of the Secured Parties in, to and under such Portfolio Asset and other Related Portfolio Assets and all future monies due or to become due with respect thereto, without recourse, representation or warranty of any kind or nature.

(d) Treatment of Amounts Deposited in the Collection Account. Amounts deposited by the Borrower or the Portfolio Asset Servicer in the Collection Account pursuant to this Section 2.10 on account of Portfolio Assets shall be treated as payments of Collections for purposes of Section 2.08 and shall be applied as provided in Section 2.08(a) or Section 2.08(c), as applicable.

Section 2.11 Release of Portfolio Assets. The Borrower may obtain the release from the Lien of the Administrative Agent granted under the Transaction Documents of (a) any Portfolio Asset (and the other Related Portfolio Assets pertaining thereto) removed from the Collateral Portfolio in accordance with the applicable provisions of Section 2.10 and (b) any Portfolio Asset (and the other Related Portfolio Assets pertaining thereto) that terminates or expires by its terms and for which all amounts in respect thereof have been paid in full by the related Obligors and deposited in the Collection Account (if applicable). The Administrative Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the direction of the Majority Lenders, execute such documents and instruments of release as may be prepared by the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon the release of the Administrative Agent’s Lien as described in the immediately preceding sentence, the Portfolio Asset File will be returned to the Borrower as provided in Section 9.09.

Section 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes, and (C) Connection Income Taxes) on its Advances, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) (“Additional Amount”) then, upon request of such Lender, the Borrower will pay to such Lender such Additional Amount or Amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such Additional Amount or Amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.12(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the next Payment Date that is not less than ten days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Taxes.

(a) All payments made by or on account of any obligation of the Borrower under this Agreement or any other Transaction Document (including by the Facility Servicer on behalf of the Borrower) will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required by Applicable Law (as determined in the good faith discretion of an applicable withholding agent) to be deducted and withheld from any such payments, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower will be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the applicable Recipient receives an amount equal to the sum that it would have received had no such deduction or withholding been made. Both of the Borrower and the Administrative Agent may be a withholding agent.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13 ) payable or paid by such Recipient or required to be deducted or withheld from payments to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. All payments in respect of this indemnification shall be made within 15 days from the date a written invoice therefor is delivered to the Borrower, with a copy to the Facility Servicer.

(d) Each Lender shall severally indemnify the Administrative Agent and the Facility Servicer, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent or the Facility Servicer, as applicable, for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 2.03(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Facility Servicer in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Facility Servicer shall be conclusive absent manifest error.

(e) Within 15 days after the date of any payment by the Borrower or, at the direction of the Borrower, by the Facility Servicer from the Collection Account on behalf of the Borrower (to the extent amounts are available in the Collection Account) to the applicable Governmental Authority of any Taxes pursuant to this Section 2.13, the Borrower or the Facility Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent received by the Facility Servicer or the Borrower, as applicable), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders). For the avoidance of doubt, in no case or circumstance is the Facility Servicer liable to pay any Taxes pursuant to this Agreement, and if it pays any such amounts, it will solely be on behalf of the Borrower, from the Collection Account to the extent amounts are available therein.

(f)

(i) Each Lender (including any assignee thereof) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of whichever (if any) of the following is applicable for claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on any payment by or on behalf of the Borrower under this Agreement: (i) U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable tax treaty), W-8IMY, W-8EXP or W-8ECI or (ii) in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit F to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code (a “Tax Compliance Certificate”) and a Form W-8BEN or W-8BEN-E, in each case (A) with any required attachments (including, with respect to any Lender that provides an U.S. Internal Revenue Service Form W-8IMY, any of the forms or other documentation described in clauses (i) and (ii) above for any of the direct or indirect owners of such Lender) and (B) any subsequent versions thereof or successors thereto. In addition, each Lender (including any assignee thereof) that is not a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding. Such forms shall be delivered by each Lender on or about the date it becomes a party to this Agreement and from time to time thereafter as reasonably requested by the Borrower or the Administrative Agent. In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(ii) If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.13(f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent, on or prior to the Closing Date, and any successor Administrative Agent, on or prior to the date any such successor Administrative Agent is appointed successor to the Administrative Agent pursuant to Section 7.05, in each case shall deliver to the Borrower a copy of an IRS Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding.

(g) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation or information prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the Borrower and the Administrative Agent to determine the applicable rate of withholding); provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or expense or would not materially prejudice the legal or commercial position of such Lender.

(h) If any party hereto determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes for which it was indemnified by the Borrower, or the Facility Servicer on behalf of the Borrower, in each case, pursuant to this Section 2.13 (including by the payment of Additional Amounts pursuant to this Section 2.13) or with respect to which the Borrower or the Facility Servicer on behalf of the Borrower, it shall pay to the Borrower or the Facility Servicer, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such party, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such party, shall repay to such party the amount paid over pursuant to this Section 2.13(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(h), in no event will the Indemnified Party be required to pay any amount to the Borrower pursuant to this Section 2.13(h) the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the Indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 survive the resignation or replacement of the Administrative Agent or Collateral Custodian, any assignment of rights by or replacement of any Lender, the termination of Commitments, the repayment, satisfaction or discharge of all obligations under any Transaction Document or termination of this Agreement.

(j) The Borrower hereby covenants with the Administrative Agent that the Borrower will provide the Administrative Agent with information available to the Borrower so as to enable the Administrative Agent to determine whether or not the Administrative Agent is obliged to make any withholding, including FATCA Withholding Tax, in respect of any payments with respect to an Advance (and if applicable, to provide the necessary detailed information to effectuate any withholding, including FATCA Withholding Tax, such as setting forth applicable amounts to be withheld). For the avoidance of doubt, the term ‘applicable law’ for purposes of this Section 2.13(j) includes U.S. federal tax law and FATCA. Upon request from the Administrative Agent, the Borrower will provide such additional information that the Borrower may have to assist the Administrative Agent in making any withholdings or informational reports.

(k) If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender under this Agreement (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify promptly the Administrative Agent fully for all amounts paid by the Administrative Agent, directly or indirectly, as Tax or otherwise, together with all reasonable expenses incurred.

(l) The Lenders and any transferees or assignees thereof after the Closing Date will be required to provide to the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under applicable laws, including any applicable cost basis reporting obligations.

Section 2.14 Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Transaction Document:

(a) Temporary. If (i) the Initial Lender determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof or (ii) the Majority Lenders determine that for any reason that Term SOFR does not adequately and fairly reflect the cost to the Lenders of funding any Advance, the Initial Lender will promptly so notify the Borrower, the Administrative Agent and each Lender. Upon notice thereof by the Initial Lender, unless a Benchmark Transition Event has occurred, any outstanding Advance will be deemed to have been converted into an advance bearing interest at the Alternate Base Rate plus the Applicable Spread.

(b) Permanent.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event, the Initial Lender and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Initial Lender has posted such proposed amendment to all Lenders and the Borrower. Unless and until a Benchmark Replacement is effective in accordance with this subsection, all Advances shall bear interest at the Alternate Base Rate plus the Applicable Spread.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Initial Lender will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Notwithstanding anything to the contrary herein or in any other Transaction Document, no Benchmark Replacement or Benchmark Replacement Conforming Changes shall become effective until the Administrative Agent confirms that it is capable of being operationally implemented by the Administrative Agent. In no event shall any changes pursuant to this Section 2.14, unless otherwise agreed by the Administrative Agent, affect the rights, indemnities or obligations of the Administrative Agent.

(c) Notices; Standards for Decisions and Determinations. The Initial Lender will promptly notify the Borrower, the Administrative Agent and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Initial Lender or, if applicable, the Borrower or Lenders pursuant to this Section 2.14, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto.

Section 2.15 Eligible REO Assets; Foreclosure Sales; Eligible Ground Leases; Cash Management.

(a) Eligible REO Assets. If, with respect to any Loan Asset, the Borrower elects to foreclose, accept a deed in lieu of foreclosure, or exercise its other remedies in strict accordance with this Section 2.15, including with respect to an interest as the lessee under an Eligible Ground Lease (such property subject to such proceedings, “REO”), then no later than the date of any foreclosure sale or the date on which the Borrower accepts a deed-in-lieu of foreclosure with respect to such REO, provided that the conditions of Sections 2.15(b) or 2.15(c), as applicable, have been satisfied and provided further that the Initial Lender has consented thereto, the Borrower shall (i) create a Permitted REO Subsidiary or TRS Subsidiary to hold such REO and (ii) execute and deliver to the Collateral Custodian such Mortgage Loan Documents sufficient to document a first priority mortgage in favor of the Administrative Agent, on behalf of the Secured Parties, as mortgagee, with respect to such REO property. Upon the satisfaction of the foregoing conditions (including the written consent of the Initial Lender), such REO will be deemed to be an Eligible REO Asset. The Borrower shall immediately pay to the Administrative Agent and each Lender, at such party’s request, all reasonably incurred, third party costs and expenses in connection with the foregoing, including, without limitation, the reasonable attorneys’ fees and expenses, mortgage recording costs, transfer taxes and fees, and title insurance premiums of the Administrative Agent or such Lender, as applicable.

(b) Permitted REO Subsidiary. In connection with Section 2.15(a), the Borrower may form a wholly-owned special purpose bankruptcy-remote Subsidiary (a “Permitted REO Subsidiary”) so long as (A) such Permitted REO Subsidiary has been approved in writing by the Initial Lender in its sole discretion, (B) such Permitted REO Subsidiary has delivered to the Initial Lender (1) a Permitted REO Sub Guaranty Agreement executed by such Permitted REO Subsidiary and (2) such permitted REO Subsidiary’s limited liability company agreement, in form and substance satisfactory to the Initial Lender, (C) the Borrower has delivered to the Administrative Agent the certificated Pledged Equity of such Permitted REO Subsidiary and the related assignment, duly executed in blank, and (D) such Permitted REO Subsidiary has executed and delivered to the Administrative Agent and the Initial Lender a joinder to this Agreement substantially in the form of Exhibit A.

(c) TRS Subsidiary. In connection with Section 2.15(a), the Borrower may transfer such REO and/or equity interests in a Person that owns such REO to any wholly-owned special purpose bankruptcy-remote Subsidiary of TRS that jointly owns with the Borrower any Permitted REO Subsidiary (a “TRS Subsidiary”), so long as (A) such TRS Subsidiary has been approved in writing by the Initial Lender in its sole discretion, (B) such TRS Subsidiary has delivered to the Initial Lender (1) a TRS Pledge and Guaranty Agreement executed by such TRS Subsidiary, (2) such TRS Subsidiary’s limited liability company agreement, in form and substance satisfactory to the Initial Lender, and (3) financing statements describing the Collateral and the Pledged Equity and naming such TRS Subsidiary as debtor and the Administrative Agent, on behalf of the Secured Parties, as secured party and other, similar instruments or documents, as may be necessary or, in the opinion of the Initial Lender, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Administrative Agent’s, on behalf of the Secured Parties, interests in the Collateral and such Pledged Equity, (C) such TRS Subsidiary has delivered to the Administrative Agent the certificated equity of the Permitted REO Subsidiary representing the membership interest of such Permitted REO Subsidiary acquired from the Borrower, and the related assignment duly executed in blank, (D) such TRS Subsidiary has executed and delivered to the Administrative Agent and the Initial Lender a joinder to this Agreement substantially in the form of Exhibit A, and (E) such TRS Subsidiary has delivered to the Initial Lender any other documents as the Initial Lender or Administrative Agent may require in connection therewith, including a Subordination Agreement if applicable and opinions of counsel to the Loan Parties or such TRS Subsidiary, reasonably acceptable to the Initial Lender and the Administrative Agent.

(d) Foreclosure Sales.

(i) Any such foreclosure proceeding referred to in Sections 2.15(a) shall be subject to the following additional terms and conditions:

a. At any foreclosure sale, on behalf of the Permitted REO Subsidiary, the Borrower shall bid an amount at least equal to, but not greater than, the Outstanding Principal Balance under each relevant Term Loan Series with respect to the related Loan Asset. In any foreclosure sale, the Borrower, on behalf of the Permitted REO Subsidiary, shall continue to bid and outbid any bidder who submits any bid for less than the amount of such Outstanding Principal Balance and the Borrower, on behalf of the Permitted REO Subsidiary, shall not accept as final any bid from a third-party bidder submitting a bid in an amount less than the amount of such Outstanding Principal Balance with respect to such Loan Asset.

b. If the Borrower, on behalf of the Permitted REO Subsidiary, is not the successful bidder at the foreclosure sale, then the Borrower shall cause the proceeds of the foreclosure sale payable to the Borrower to be remitted to the Collection Account, and such payment of proceeds shall be applied as Principal Collections with respect to the related Loan Asset pursuant to Section 2.08.

(ii) If the Borrower, on behalf of a Permitted REO Subsidiary, is the successful bidder at the foreclosure sale, on the day of the foreclosure sale, concurrently with the consummation of such foreclosure sale, the Borrower shall promptly, after the recording of the deed for the Underlying Mortgaged Property in the name of the Permitted REO Subsidiary upon the consummation of the foreclosure sale, record or cause to be recorded or filed, as applicable, the Mortgage Loan Documents against the Permitted REO Subsidiary and the underlying real and personal property in favor of the Administrative Agent, on behalf of the Secured Parties, as mortgagee, and shall be responsible for paying all costs and expenses associated with such recording and filing, trustees fees, and all other costs and expenses in accordance with the terms and requirements of the Mortgage Loan Documents.

(e) Cash Management. Notwithstanding anything to the contrary set forth herein, the Borrower shall cause all Collections for each Eligible REO Asset to be deposited into such Eligible REO Asset’s applicable operating account. The Borrower, operating lessee or the applicable Manager for each Eligible REO Asset shall have access to such Eligible REO Asset’s operating account, and shall pay and reserve for the following expenses for such Eligible REO Asset: (i) a reserve for FF&E expenditures as required by the applicable Management Agreement or franchise agreement; (ii) a reserve for working capital as deemed reasonably necessary by the Borrower, operating lessee and/or the applicable Manager for such Eligible REO Asset; (iii)

operating expenses (which shall include any payments under ground leases and/or operating leases, if and as applicable) and (iv) reserves for Taxes and insurance or as otherwise deemed reasonably necessary by the Borrower, operating lessee and/or the applicable Manager for such Eligible REO Asset. Provided no Event of Default, Unmatured Event of Default, or a Market Trigger Event is then existing, upon notice to the Initial Lender, the applicable Permitted REO Subsidiary and/or Opco, as applicable, shall be permitted to distribute, directly or indirectly, on account of any class of membership interests of such Permitted REO Subsidiary and/or Opco, Collections remaining in the applicable operating account following reservation for the payments in items (i) – (iv).

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. This Agreement becomes effective upon, and no Lender is obligated to make any Advance, nor is any Lender, the Collateral Custodian, the Facility Servicer or the Administrative Agent obligated to take, fulfill or perform any other action hereunder until, the satisfaction of the following conditions precedent:

(a) this Agreement, the Confirmation for each of Term Loan Series 2022-1 and 2022-2 and all other Transaction Documents, and all other agreements, instruments, certificates, and other documents listed on Schedule I have been duly executed by, and delivered to, the parties hereto and thereto;

(b) the Collection Account and the Operating Account have each been established pursuant to the applicable Account Control Agreement;

(c) the Borrower shall have obtained an equivalent rating of BBB-, BBB(low) or Baa3 or higher on the credit facility evidenced by this Agreement from a NRSRO, and the Initial Lender shall have received a copy of any rating letter issued in connection therewith;

(d) all up-front expenses and fees (including reasonable legal fees and expenses, any fees required under the Fee Letters, and any fees required under Schedule V) have been paid in full;

(e) the Borrower has provided the Facility Servicer and the Initial Lender with a copy of the Valuation Policy as in effect on the Closing Date;

(f) the representations contained in Sections 4.01 and 4.02 are true and correct;

(g) the Borrower has received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all applicable waiting periods have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect;

(h) no action, proceeding or investigation has been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Initial Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

(i) the Administrative Agent, the Lenders, and the Facility Servicer have received all documentation, including U.S. Internal Revenue Service Form W-9s, and other information requested by the Administrative Agent, the Lenders, or the Facility Servicer, as applicable, or required by regulatory authorities with respect to any Loan Party under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent, the Lenders, or the Facility Servicer, as applicable;

(j) the Mortgage Loan Documents related to any Eligible REO Assets with a Cut-Off Date on or before the Closing Date have been duly executed by the parties thereto and delivered to the Initial Lender;

(k) the Initial Lender has received evidence that it has been granted full access to the Collection Account and “online read only” access to the Operating Account;

(l) the Initial Lender has received evidence that the Borrower, or the Portfolio Asset Servicer on behalf of the Borrower, has directed the Underlying Servicer to remit Collections with respect to any Loan Asset to the Collection Account within two Business Days after the identification and receipt of available funds thereof; and

(m) the Initial Lender has received a structure chart, including a payment schematic, illustrating how Collections will be received from the Obligors.

Section 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance) is subject to the further conditions precedent that:

(a) On the Advance Date of an Advance (including the Initial Advance), the following statements are true and correct and the Borrower by accepting such Advance is deemed to have certified that:

(i) the Borrower has delivered to the Administrative Agent (1) a Notice of Borrowing, (2) a Borrowing Base Certificate for the Term Loan Series under which such

Advance is made, (3) a Portfolio LTV Certificate and (4) if the proceeds of such Advance are to be used in connection with the Transfer of a Portfolio Asset, a Portfolio Asset Certificate, each as provided in Section 2.02(a);

(ii) the Borrower has provided to the Administrative Agent and the Facility Servicer (which may be provided electronically) the Portfolio Asset Schedule for the Term Loan Series under which such Advance is made as updated to include each of the Eligible Portfolio Assets included in the Borrowing Base Certificate delivered in connection with such Advance;

(iii) on and as of such Advance Date, after giving effect to such Advance and the transactions related thereto, including the use of proceeds thereof, the Advances Outstanding for the Term Loan Series under which such Advance is made do not exceed the Maximum Availability of such Term Loan Series on such Advance Date;

(iv) no Event of Default, Unmatured Event of Default or Market Trigger Event has occurred and is continuing, or would result from such Advance or application of proceeds therefrom;

(v) the representations contained in Sections 4.01 and 4.02 are true and correct in all material respects (without duplication of any materiality qualifier contained therein) before and after giving effect to such Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date);

(vi) such Advance Date is prior to the Commitment Termination Date for the Term Loan Series under which such Advance is made; and

(vii) all expenses and fees (including reasonable out-of-pocket legal fees and any fees required under the Fee Letters, subject to any agreed caps) that are required to be paid hereunder or by the Fee Letters have been paid in full.

(b) With respect to an Advance to be made in connection with the Transfer of Eligible Portfolio Assets (whether by origination, sale or contribution) to the Borrower or a Permitted REO Subsidiary, on the Advance Date for such an Advance, simultaneously with the making of such Advance, the Borrower or Permitted REO Subsidiary, as applicable, will obtain valid ownership interests in such Eligible Portfolio Assets and all actions required to be taken or performed under Section 3.04 with respect to the Transfer of such Eligible Portfolio Assets has been, or will be simultaneously with such Transfer, taken or satisfied.

Section 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder constitutes a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

Section 3.04 Conditions to Transfers of Portfolio Assets. Each Transfer of a Portfolio Asset is subject to the further conditions precedent that:

(a) (i) (x) with respect to any Loan Assets, the Borrower has given the Initial Lender at least five Business Days’ advance notice of such Transfer and (y) with respect to any Eligible REO Assets, the Borrower has given the Initial Lender at least 20 Business Days’ advance notice of such Transfer, (ii) the Initial Lender has consented to such Transfer in its sole discretion, (iii) the Borrower has provided the Initial Lender with information relating to the Portfolio Asset subject to such Transfer, including information (1) regarding the Transferor of such Portfolio Asset, whether any liens exist on such Portfolio Asset and, if so, describing the actions the Borrower will take to release such liens and (2) as is otherwise reasonably requested by the Initial Lender, and (iv) the Initial Lender has provided the Borrower in writing with the advance rate for such Portfolio Asset;

(b) the Portfolio Assets subject to such Transfer are Eligible Portfolio Assets;

(c) the Sponsor has made arrangements satisfactory to the Initial Lender to fund an equity contribution to the Borrower or Permitted REO Subsidiary in an amount sufficient to acquire such Eligible Portfolio Assets as of the proposed Advance Date in a manner satisfactory to the Initial Lender;

(d) the Borrower has delivered to the Administrative Agent (with a copy to the Facility Servicer) no later than 11:00 a.m. on the date that is two Business Days prior to the related Cut-Off Date:

(i) a Portfolio Asset Certificate for such Portfolio Asset, which identifies the Term Loan Series to which such Portfolio Asset will Relate (and if the Borrower wishes to designate a portion of such Portfolio Asset to two separate Term Loan Series, the proportion of such Portfolio Asset to be allocated thereto) and certifies, amongst other things, whether such Portfolio Asset is an Eligible Portfolio Asset;

(ii) a Borrowing Base Certificate and a Portfolio LTV Certificate, each giving pro forma effect to such Transfer and proposed Advances relating thereto, and if such Advances would cause the aggregate Advances Outstanding under such Term Loan Series to exceed the Maximum Availability for such Term Loan Series as of the proposed Cut‐Off Date, such Borrowing Base Certificate shall include any scheduled or intended unscheduled repayments of Advances in accordance with the terms hereof which would result in such Advances Outstanding not exceeding the Maximum Availability for such Term Loan Series as of such date; and

(iii) a Portfolio Asset Schedule for the Term Loan Series to which such Portfolio Asset Relates and reflecting the Transfer of such Portfolio Asset.

(e) with respect to a Loan Asset, the Borrower (or the Portfolio Asset Servicer on its behalf) has delivered to the Facility Servicer and the Initial Lender electronic copies of the Required Portfolio Documents and the Portfolio Asset Checklist and Portfolio Asset Certificate pertaining to each such Loan Asset at least four Business Days prior to the Cut‐Off Date pertaining to such Portfolio Asset or such later date as the Initial Lender may agree;

(f) the Borrower (or the Portfolio Asset Servicer on its behalf) has delivered to the Collateral Custodian (with a copy of any electronic delivery to the Initial Lender) (i) hard copies of any promissory notes, possessory collateral and any original Required Portfolio Documents that the Borrower requires of the Obligors, (ii) electronic copies of the other Required Portfolio Documents, and (iii) the Portfolio Asset Checklist pertaining to each Eligible Portfolio Asset, in each case on or prior to the Cut-Off Date pertaining to such Portfolio Asset;

(g) with respect to any Eligible REO Asset (other than the Hampton Inn Plymouth Meeting Eligible REO Asset), all Mortgage Loan Documents have been delivered to the Collateral Custodian;

(h) all actions required to be taken or performed (including the filing of UCC financing statements) to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Portfolio Asset and the Portfolio Assets related thereto and the proceeds thereof have been taken or performed; and

(i) no Event of Default exists or would result from such Transfer.

Each Transfer of a Portfolio Asset pursuant to this Section 3.04 is deemed a representation by the Borrower that the conditions specified in this Section 3.04 have been met.

ARTICLE IV.
REPRESENTATIONS

Section 4.01 Representations of the Loan Parties. Each Loan Party hereby represents to the Secured Parties as follows (it being understood and agreed that each such representation (i) will be made as of the date hereof and (ii) will be deemed remade as of any other date as required under the Transaction Documents, including but not limited to each Advance Date (except to the extent any such representation or warranty expressly relates only to any earlier or specified date, in which case such representation or warranty will be made as of such earlier or specified date):

(a) Organization, Good Standing and Due Qualification. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite organizational power and authority necessary to own the Portfolio Assets and the Collateral Portfolio and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party. Each Loan Party is duly qualified to do business, and has obtained all material licenses and approvals, under the laws of its jurisdiction of organization and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified and in good standing under the laws of its jurisdiction of organization and in each other jurisdiction where the transaction of such business or its ownership of the Portfolio Assets and the Collateral Portfolio and the conduct of its business requires such qualification, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. Each Loan Party (i) has the power, authority, and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby and (ii) has taken all necessary action to (A) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (B) grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral and the Pledged Equity, as applicable, on the terms and conditions of this Agreement and the other Transaction Documents, subject only to Permitted Liens and (C) authorize the Facility Servicer to perform the actions contemplated herein. This Agreement and each other Transaction Document have been duly executed and delivered by each Loan Party party thereto.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which each Loan Party is a party constitutes the legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the transfer of an ownership interest in the Portfolio Assets or grant of a security interest in the Collateral and the Pledged Equity, as applicable, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents and all other agreements and instruments executed and delivered or to be executed and delivered in connection with the Transfer of any Portfolio Asset will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, each Loan Party’s organizational documents, (ii) result in the creation or imposition of any Lien on the Collateral other than Permitted Liens or (iii) violate any Applicable Law in any material respect or (iv) violate any contract or other agreement to which each Loan Party is a party or by which any property or assets of each Loan Party may be bound.

(f) No Proceedings; No Injunctions. There is no litigation, proceeding or investigation pending or, to the knowledge of each Loan Party, threatened against each Loan Party or any properties of each Loan Party, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (iii) that could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No injunction, writ, restraining order or other order of any nature adversely affects, in any material respect, each Loan Party’s performance of its obligations under this Agreement or any Transaction Document to which a Loan Party is a party.

(g) No Liens. The Collateral is owned by each Loan Party free and clear of any Liens except for Permitted Liens.

(h) Transfer of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of the Collateral Portfolio has been Sold, assigned or pledged by each Loan Party to any Person, other than in accordance with Article II and the grant of a security interest therein to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i) Sole Purpose. The Borrower has been formed solely for the purpose of, and has not engaged in any business activity other than, the acquisition of commercial loans, the pledge and financing thereof and transactions incidental thereto and activities of the type expressly permitted under Section 5.01(a). The Borrower is not party to any agreements other than this Agreement and the other Transaction Documents to which it is a party and the Required Portfolio Documents and other agreements listed on the Portfolio Asset Checklist for each Portfolio Asset in respect of which the Borrower is a lender or loan participant.

(j) Separate Entity. Such Loan Party is operated as an entity with assets and liabilities distinct from those of the Sponsor and any Affiliates thereof, and such Loan Party hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon such Loan Party’s identity as a separate legal entity from the Sponsor and from each such other Affiliate of the Sponsor.

(k) Taxes. All tax returns (including all foreign, federal, State, local and other tax returns whether filed on a standalone or group basis) required to be filed by, on behalf of or with respect to the income and assets of the Borrower (including the Collateral Portfolio) have been timely filed and neither the Borrower nor Holdings is liable for Taxes payable by any other Person, except as could not reasonably be expected to have a Material Adverse Effect. The Borrower and Holdings have paid all Taxes, assessments and other governmental charges made against it or any of its property (including the Collateral Portfolio) except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books or as could not reasonably be expected to have a Material Adverse Effect. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge, in each case, with respect to each Loan Party or its assets.

(l) Location. Except as permitted pursuant to Section 5.02(l), each Loan Party’s location (within the meaning of Article 9 of the UCC) is the State of Delaware. Except as permitted pursuant to Section 5.02(l), the principal place of business and chief executive office of each Loan Party (and the location of the Loan Party’s records regarding the Collateral (other than those delivered to the Collateral Custodian pursuant to this Agreement)) is located at the address set forth under its name in Section 11.02.

(m) Tradenames. Except as permitted pursuant to Section 5.02(l), each Loan Party’s legal name is as set forth in this Agreement. Except as permitted pursuant to Section 5.02(l), no Loan Party has changed its name since its formation and neither has tradenames, fictitious names, assumed names or “doing business as” names. Each Loan Party’s jurisdiction of formation is the State of Delaware, and, except as permitted pursuant to Section 5.02(l), no Loan Party has changed its jurisdiction of formation.

(n) No Subsidiaries.

(i) The Borrower does not own or hold the equity interests in any other Person other than (x) Propco and (y) any Permitted REO Subsidiary.

(ii) Holdings does not own or hold the equity interest in any Person (i) directly other than Borrower or (ii) indirectly other than (x) Propco and (y) any Permitted REO Subsidiary.

(o) Reports Accurate. All Notices of Borrowing, Portfolio LTV Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by each Loan Party to the Administrative Agent, the Facility Servicer or the Collateral Custodian in connection with this Agreement and the other Transaction Documents (as modified or supplemented by other information so furnished at that time), taken as a whole, are accurate, true and correct in all material respects, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading; provided that (i) solely with respect to written or electronic information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Loan Asset (or derived thereof), such information need only be accurate, true and correct to the knowledge of the Borrower and (ii) with respect to projected or pro forma financial information, the foregoing representation is only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

(p) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of Proceeds from the sale of any item in the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act or Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No Loan Party owns or intends to carry or purchase, and proceeds from the Advances will not be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(q) Event of Default or Unmatured Event of Default. No event has occurred which constitutes an Event of Default or Unmatured Event of Default, in each case, which has not been previously disclosed to the Administrative Agent and the Lenders in writing.

(r) ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year, (ii) no failure by the Borrower to meet all applicable requirements under the Pension Funding Rules or application for waiver of the minimum funding standards under the Pension Funding Rules has occurred with respect to any Pension Plan, (iii) neither the Borrower nor any ERISA Affiliate of the Borrower has withdrawn from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (iv) neither the Borrower nor any ERISA Affiliate of the Borrower has withdrawn from a Multiemployer Plan or received notification that a Multiemployer Plan is insolvent, (v) no Reportable Event has occurred with respect to any Pension Plan, (vi) no notice of intent to terminate a Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA, (vii) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate, or appointed a trustee to administer, a Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan and (viii) neither the Borrower nor any ERISA Affiliate of the Borrower has incurred any liability under Title IV or ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA. No Loan Party holds (x) Plan Assets or (y) “plan assets” subject to Similar Law. None of the transactions or services contemplated under this Agreement or the other Transaction Documents, including exercise of rights with respect to the Collateral and performance of its duties by the Facility Servicer, constitutes or will result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.

(s) Broker-Dealer. No Loan Party is a broker-dealer or subject to the Securities Investor Protection Act of 1970.

(t) Instructions for Collections. The Underlying Servicer Commingled Account, the Underlying Servicer Investor Account, and the Collection Account are the only accounts to which the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of any Portfolio Asset have been instructed by the Borrower or the Portfolio Asset Servicer on Borrower’s behalf to send Collections with respect to the Portfolio Assets. The Borrower has not granted any Person other than the Administrative Agent, for the benefit of the Secured Parties, an interest in the Collection Account.

(u) Investment Company Act. No Loan Party is required to register as an “investment company” under the provisions of the 1940 Act.

(v) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party is in compliance with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(w) Collections. All Collections received by each Loan Party with respect to the Collateral Portfolio are held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, until deposited into the Collection Account as provided herein.

(x) Set-Off etc. No Portfolio Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, or the Obligor thereof, and no item in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, (x) amendments, extensions and modifications that do not constitute Material Modifications and (y), with respect to Material Modifications, Material Modifications permitted pursuant to Section 5.01(e).

(y) Environmental. With respect to each item of Underlying Collateral, to the knowledge of each Loan Party, except as expressly disclosed to the Initial Lender with respect to such Portfolio Asset prior to the Transfer thereof or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the related Obligor’s, Permitted REO Subsidiary’s, or TRS Subsidiary’s, as applicable, operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s, Permitted REO Subsidiary’s, or TRS Subsidiary’s, as applicable, operations is the subject of a Federal or State investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (iii) the related Obligor, Permitted REO Subsidiary or TRS Subsidiary, as applicable, does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. Neither Borrower nor Holdings has received any material written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral and each Eligible REO Asset.

(z) Anti-Money Laundering Laws; Sanctions and Anti-Terrorism Laws; Anti-Corruption Laws. (i) No Covered Entity, nor any Covered Entity’s directors, officers, employees, or agents (A) is a Sanctioned Person; (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Sanctions and Anti-Terrorism Laws; (C) does business in with, or for the benefit of, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Sanctions and Anti-Terrorism Laws; or (D) engages in or in the past five years has engaged in, any dealings or transactions prohibited by any Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws; (ii) the proceeds of the Advances will not be used by the Borrower, or to the Borrower’s actual knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law, or in any manner that could cause any Person to become a Sanctioned Person; (iii) the funds used to pay the Lenders, the Administrative Agent or the Facility Servicer, to the extent received from the Borrower, are not derived from any unlawful activity; and (iv) to the Loan Parties’ knowledge, each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(aa) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower.

(ii) The Collateral Portfolio is comprised, without limitation of “instruments”, “financial assets”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), and the proceeds of the foregoing, or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(aa).

(iii) The Collection Account and the Operating Account are not in the name of any Person other than the Borrower, subject to the security interest of the Administrative Agent, for the benefit of the Secured Parties.

(iv) Each of the Collection Account and the Operating Account constitutes a “deposit account” (as defined in the applicable UCC).

(v) The Borrower, the account bank maintaining the Collection Account and the Operating Account, the Facility Servicer, and the Administrative Agent, on behalf of the Secured Parties, have entered into the Account Control Agreements.

(vi) The Borrower has authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Portfolio Assets in which a security interest granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement may be perfected by filing.

(vii) Other than as expressly permitted by the terms of the Transaction Documents (including Permitted Liens), this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, no Loan Party has pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral or the Pledged Equity. No Loan Party has authorized the filing of and is not aware of any financing statements against each Loan Party that include a description of collateral covering the Collateral or the Pledged Equity other than any financing statement (A) that has been terminated or fully and validly assigned to the Administrative Agent or (B) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.10.

(viii) None of the underlying promissory notes or related loan registers or Participation Agreements or related participation registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties.

(ix) With respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security.

(x) With respect to any Collateral that constitutes an “uncertificated security”, the Borrower has caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

(xi) The Pledged Equity issued by the Borrower has been duly and validly authorized and issued by the Borrower.

(xii) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pledged Equity in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from Holdings.

(xiii) Holdings has authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Pledged Equity and the Eligible REO Assets.

(xiv) Other than as expressly permitted by the terms of the Transaction Documents (including Permitted Liens), this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, Holdings has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Pledged Equity. Holdings has not authorized the filing of and is not aware of any financing statements against Holdings that include a description of collateral covering the Pledged Equity. Holdings is not aware of the filing of any judgment or Tax lien filings against Holdings, other than Permitted Liens.

(xv) Holdings consents to the transfer of any Pledged Equity to the Administrative Agent or its designee, in connection with an exercise of remedies in accordance with Applicable Law following, and during the occurrence of, an Event of Default and to the substitution of the Administrative Agent or its designee as a member in the Borrower with all the rights and powers related thereto, subject to the terms of this Agreement.

(xvi) The Pledged Equity shall not be represented by a certificate unless (A) the limited liability company agreement of the Borrower expressly provides that such interest shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction and (B) such certificate shall be delivered as provided in clause (xvii) below.

(xvii) If any portion of the Pledged Equity constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the

Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by Holdings of such certificated security.

(xviii) If any portion of the Pledged Equity constitutes an “uncertificated security”, Holdings has caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered holder of such uncertificated security.

(bb) The Borrower, in connection with the indemnity provided in Section 10.01, has access to sufficient capital to meet any and all indemnity obligations stated therein and covenants.

(cc) Non-Exempt. No Loan Party is a Non-Exempt Person.

(dd) Accounts. No Loan Party has any deposit account or securities account other than those accounts listed on Schedule IV and the Underlying Servicer has not opened any deposit account or securities account for purposes of servicing the Loan Assets other than those accounts listed on Schedule IV.

Section 4.02 Representations Regarding Collateral Portfolio. The Borrower hereby represents to the Secured Parties, as of the Cut-Off Date for each Portfolio Asset, as follows:

(a) Eligibility of Collateral Portfolio. (i) The written information in a Notice of Borrowing or with respect to any Portfolio Asset Transferred to the Borrower that is provided to the Initial Lender is true and correct as of the date so provided and (ii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower or Permitted REO Subsidiary, as applicable, in connection with the grant of a security interest in each item of Collateral Portfolio to the Administrative Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.

(b) No Fraud. To the knowledge of the Borrower, each Portfolio Asset was originated without any fraud or misrepresentation on the part of the Obligor or Transferor, if any, of such Portfolio Asset.

Section 4.03 Representations Regarding Eligible REO Assets. Each Loan Party hereby represents to the Secured Parties, as of the Cut-Off Date for each Eligible REO Asset, as follows:

(a) Title to Assets; No Liens. Borrower or the Eligible REO Asset holder, as applicable, has good and marketable fee simple or leasehold, as applicable, title to the applicable Eligible REO Asset, free and clear of all liens and encumbrances except Permitted Liens.

(b) Compliance with Legal Requirements; Use. Borrower is familiar with and is in compliance with all requirements for the development, ownership and operation of each Eligible REO Asset, including, without limitation, all covenants, conditions or restrictions, and all statutes, laws, rules, regulations ordinances, and other governmental requirements applicable to the Borrower and each Eligible REO Asset. Each Eligible REO Asset and the intended use thereof comply in all material respects with all Applicable Laws. Borrower has obtained all material permits, licenses and approvals, including certificates of use and occupancy permits, health department licenses, and food service licenses, exemptions, and approvals necessary to occupy, operate and market each Eligible REO Asset. Each Eligible REO Asset is properly zoned for the stated use of such Eligible REO Asset as disclosed to Lender at the time of execution hereof or when the Eligible REO Asset became a Portfolio Asset.

(c) Management Agreement. If applicable, Borrower has made available to Lender a correct and complete copy of the applicable property or hotel management agreement, all amendments thereto and any other material written agreements relating to the operation and management of the Eligible REO Asset (each, a “Management Agreement”). The applicable Management Agreement is unmodified and is in full force and effect and, to Borrower’s knowledge, no party to any Management Agreement is in default thereunder. Except for the applicable Management Agreements, there are no material agreements between Borrower and any other Person in any way concerning the management or operations of an Eligible REO Asset that have not been disclosed to Lender in writing.

(d) Franchise Agreement. If applicable, Borrower has made available to Lender a correct and complete copy of the franchise agreement relating to an Eligible REO Asset operating as a hotel, all amendments thereto and any other material written agreements relating to the operation and management of the Eligible REO Asset. The franchise agreement is unmodified and is in full force and effect and, to Borrower’s knowledge, no party to the franchise agreement is in default thereunder. Except for the franchise agreement, there are no material agreements between Borrower or operating lessee and any other Person in any way concerning the operation under a brand or “flag” for an Eligible REO Asset that have not been disclosed to Lender in writing. Neither Borrower nor operating lessee has assigned its interest under any franchise agreement except to Lender pursuant to the Loan Documents.

(e) Operating Leases. If applicable, Borrower has made available to Lender a correct and complete copy of each operating lease with regard to the Eligible REO Assets, all amendments thereto and any other material written agreements. The operating lease is unmodified and is in full force and effect and no party to the operating lease is in default thereunder. Except for the operating lease, there are no material agreements between Borrower and the applicable operating lessee in any way concerning the lease and operation of the applicable Eligible REO Asset that have not been disclosed to Lender in writing. Neither Borrower nor any operating lessee has assigned its interest under any operating lease, except to Lender pursuant to the Loan Agreement.

(f) Ground Lease. If applicable, Borrower has delivered to Lender a true and complete copy in all material respects of each Eligible Ground Lease and all amendments thereto. Each Eligible Ground Lease is in full force and effect and neither Borrower nor, to Borrower’s knowledge, the applicable ground lessor or any other Person has given or received any notice of a default with respect to such Eligible Ground Lease or is in default thereunder.

ARTICLE V.
GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Loan Parties. From the Closing Date until the Facility Termination Date:

(a) Organizational Procedures and Scope of Business. Each Loan Party shall observe in all material respects all organizational procedures required by its organizational documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower shall limit the scope of its business to those set forth in its limited liability company agreement, including: (i) the acquisition and origination of and investments in Portfolio Assets and the ownership and management of the Related Portfolio Assets; (ii) the Sale of Portfolio Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Portfolio Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. Each Loan Party shall at all times maintain at least one Independent Manager. The Borrower at all times shall comply in all material respects with the special purpose covenants set forth in Section 7 of its limited liability company agreement as in effect on the Closing Date and Holdings at all times shall comply in all material respects with the special purpose covenants set forth in Section 7 of its limited liability company agreement as in effect on the Closing Date. Each Loan Party shall at all times provide (and at all times each Loan Party’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Manager) is required for each Loan Party to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or State law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for each

Loan Party, (v) make any assignment for the benefit of each Loan Party’s creditors or (vi) admit in writing its inability to pay its debts generally as they become due.

(c) Preservation of Company Existence. Each Loan Party shall preserve and maintain its organizational existence in the jurisdiction of its formation and shall promptly obtain and thereafter maintain qualifications to do business as a foreign entity in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law and preserve and maintain its other rights, franchises and privileges in the jurisdiction of its formation except where the failure to so qualify or maintain would not reasonably be expected to have a Material Adverse Effect.

(d) Deposit of Misdirected Collections. In the event any Collections are not deposited directly into the Collection Account as required under Section 2.07, the Borrower shall promptly, but in no event later than two Business Days after receipt and identification thereof, (i) deposit or cause to be deposited into the Collection Account any and all such Collections received by the Borrower or any other Loan Party in violation of Section 2.07 and (ii) provide written notice to the Initial Lender of such misdirected Collections, including a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(e) Material Modifications, Remedial Action, Underlying Obligor Default, Material REO Modification, and REO Casualty or Condemnation Event.

(i) Subject to the following sentence, the Borrower shall give prior written notice to the Lenders of any proposed Material Modification with respect to any Portfolio Asset. If notified by the Borrower, the Majority Lenders shall have (A) five Business Days with respect to all Material Modifications not relating to payment defaults and (B) ten Business Days with respect to all Material Modifications relating to all payment defaults to consent or decline to consent to such Material Modification. Whether or not such notice is given or such consent is obtained, the Borrower may proceed with such Material Modification, but, if such consent is not obtained, the Borrower shall make any necessary adjustments to the calculation of Value and Total Portfolio Value as a result thereof as required by Section 2.04(b). For the avoidance of doubt, if the Majority Lenders do not respond to the request for consent for any proposed Material Modification within the five Business Day period or ten Business Day period, as the case may be, such consent shall be deemed to have been declined.

(ii) The Borrower shall give written notice to the Administrative Agent and the Lenders promptly (but in no event later than five Business Days after learning thereof, whether or not as a result of notice provided by the applicable Obligor with respect to any Loan Asset) of (1) any event or condition that, if in existence on the Cut-Off Date, would have caused the representation in Section 4.01(x) to be breached or (2) any event or condition that results in, or could reasonably be expected to result in, any Underlying Collateral related to any Loan Asset or any Eligible REO Asset becoming uninhabitable for any period of time (such event or condition in the foregoing clauses (1) and (2), a “Remedial Action”). Immediately upon the Borrower providing such notice, the Value with respect to such Loan Asset or Eligible REO Asset, as applicable, shall be deemed to be zero. Once notified, the Initial Lender may consent or decline to consent to such Remedial Action. If such consent is not obtained, the Borrower shall immediately make any prepayment as required by Section 2.04(d).

(iii) The Borrower shall give written notice to the Facility Servicer and the Collateral Custodian of any occurrence of any Underlying Obligor Default after the Closing Date with respect to any Loan Asset promptly after obtaining knowledge thereof.

(iv) Immediately upon the occurrence of a Material REO Modification, the Value with respect to such Eligible REO Asset shall be deemed to be zero.

(v) The Borrower shall give written notice to the Administrative Agent and the Lenders immediately upon the occurrence of a Material REO Modification or a REO Casualty or Condemnation Event.

(f) Rating Agency Information; Maintenance of Credit Rating. Subject to the provisions of the succeeding three sentences, the Borrower shall, annually, cause an NRSRO to maintain an equivalent rating of BBB‐, BBB(low) or Baa3 or higher on the credit facility evidenced by this Agreement and provide the Initial Lender with a copy of all rating letters issued to the Borrower in connection therewith. If the credit facility evidenced by this Agreement is downgraded to a rating lower than BBB‐, BBB(low) or Baa3 or if the Borrower is unable to deliver the maintenance rating letter required by this Section 5.01(f) in a timely manner, then the Borrower, by not later than 15 Business Days after the date of such downgrade or the Borrower’s failure to deliver the maintenance rating letter when required by this Section 5.01(f), as applicable, shall either (i) deliver preliminary feedback from another NRSRO that indicates that such NRSRO is prepared to issue a rating of BBB‐, BBB(low) or Baa3 or higher with respect to the credit facility evidenced by this Agreement or (ii) cause the NRSRO that previously rated the credit facility evidenced by this Agreement to restore the rating of BBB‐, BBB(low) or Baa3 or higher (including as a result of a prepayment in part or in whole of the Advances Outstanding). In the event the Borrower delivers preliminary feedback from another NRSRO that indicates that such NRSRO is prepared to issue a rating of BBB‐, BBB(low) or Baa3 or higher with respect to the credit facility evidenced by this Agreement, then the Borrower, by not later than 45 days after the date of such preliminary feedback, shall deliver final rating levels from such other NRSRO indicating that it has issued an equivalent rating of BBB‐, BBB(low) or Baa3 with respect to the credit facility evidenced by this Agreement. Notwithstanding the foregoing, if the Borrower is unable to deliver either the preliminary feedback or the final rating levels described in the preceding two sentences within the applicable timeframes (or to restore the rating from the NRSRO that previously rated the facility), then the Borrower, within six months from the date of such downgrade or the date when the maintenance rating letter was required to be delivered, shall repay all Advances Outstanding in full, together with all accrued and unpaid interest, all accrued and unpaid fees, costs and expenses of the Secured Parties and all other Obligations (unless, during such period, the Borrower is able to obtain a rating of BBB‐, BBB(low) or Baa3 or higher on the credit facility evidenced by this Agreement from a NRSRO) and any provision in Section 2.04 prohibiting such a repayment is waived. The Borrower shall provide any NRSRO that is then engaged by the Borrower to rate the credit facility evidenced by this Agreement with all available information that is reasonably requested by such NRSRO in connection with its rating of the credit facility evidenced by this Agreement. The Borrower shall pay all costs and expenses required to comply with the provisions of this Section 5.01(f).

(g) Notices. The Borrower shall notify the Administrative Agent, with a copy to Initial Lender, with prompt (and in any event within two Business Days following the acquisition of knowledge or receipt of notice by a Responsible Officer of the Borrower) written notice of the occurrence of:

(i) each Unmatured Event of Default or Event of Default and no later than three Business Days following such written notice, the Borrower shall provide to the Administrative Agent, with a copy to Initial Lender, a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;

(ii) any event or other circumstance known to the Borrower that would reasonably be expected to result in a Material Adverse Effect;

(iii) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or any Governmental Authority against any Loan Party, including pursuant to any applicable Environmental Laws, that would reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000;

(iv) any material Lien on the Collateral known to the Borrower (other than Permitted Liens);

(v) the receipt of notice of the occurrence of any Reportable Event with respect to any Pension Plan except as would not reasonably be expected to result in a Material Adverse Effect the Borrower shall provide the Administrative Agent with a copy of such notice;

(vi) any determination that it or any other Loan Party holds, or is reasonably likely to hold, Plan Assets;

(vii) any change in the accounting policies of the Borrower constituting a material deviation from GAAP;

(viii) any change to the Valuation Policy then in effect, with a copy of such updated Valuation Policy; and

(ix) the occurrence of any event or circumstance that could reasonably be likely to result in a Material REO Modification.

(h) Additional Information; Additional Documents. Each Loan Party shall provide the Administrative Agent and Initial Lender with any financial or other information reasonably requested by the Administrative Agent (acting at the direction of the Initial Lender) or the Initial Lender (through the Administrative Agent) evidencing support for the representations set forth in this Agreement. Notwithstanding anything to the contrary in this provision, the Loan Parties and its Affiliates are not required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by Applicable Law or (iii) in each Loan Party’s or Affiliate’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided that the Loan Parties shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

(i) Protection of Security Interest. Each Loan Party shall take all action that the Administrative Agent (acting at the direction of the Majority Lenders ) may reasonably request to perfect, protect and more fully evidence the first priority (subject to Permitted Liens) perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, or to enable the Administrative Agent to exercise or enforce any of its rights hereunder and under any Mortgage Loan Documents, including (i) with respect to the Portfolio Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Loan Parties) effective financing statements against any Transferor in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (ii) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) at the expense of the Loan Parties, taking all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Administrative Agent (for the benefit of the Secured Parties) in the Loan Party’s interests in the Collateral, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an “all asset” filing), and naming each Loan Party as debtor and the Administrative Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (iv) taking all additional action that the Facility Servicer or Administrative Agent (acting at the direction of the Majority Lenders) may reasonably request to perfect, protect and more fully evidence the respective first priority (subject to Permitted Liens) perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent to exercise or enforce any of their respective rights hereunder (on its own behalf or through the Facility Servicer). The Loan Parties shall defend the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties (other than with respect to Permitted Liens).

(j) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party shall at all times comply with all Applicable Law (including Environmental Laws and all federal securities laws).

(k) Proper Records. Each Loan Party shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(l) Satisfaction of Obligations. (i) The Borrower and Holdings each shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of such Loan Party and (ii) each Permitted REO Subsidiary, TRS Subsidiary, Opco, and Propco shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of their obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of such Loan Party or (b) where such obligation is in an amount less than $200,000.

(m) Payment of Taxes. Each Loan Party shall pay and discharge all Taxes, levies, liens, assessments, and other charges on it or its assets and on the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(n) Tax Treatment. The Borrower shall treat the Advances as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(o) Access to Records. From time to time and, prior to the occurrence and continuance of an Unmatured Event of Default or Event of Default, upon not less than five Business Days advance notice, the Loan Parties shall permit the Administrative Agent or any

Person designated by the Administrative Agent or Initial Lender and at the sole cost and expense of the Borrower, to, during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Transaction Documents, and to make copies thereof or abstracts therefrom, and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent or Initial Lender may reasonably request; provided that (i) the Administrative Agent and Initial Lender shall use all reasonable efforts to coordinate their inspections and (ii) so long as an Event of Default has not occurred or is continuing, the Borrower is responsible for the cost and expense of no more than one site visit in any calendar year.

(p) Financial Reporting. The Borrower shall furnish to the Administrative Agent, the Facility Servicer and each Lender

(i) within 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2022, audited consolidated balance sheet and consolidated statements of operations and cash flow, each with respect to the Borrower and each audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year;

(ii) (A) within 45 days after the end of each of the first three fiscal quarters, an unaudited financial report of the Borrower containing a consolidated balance sheet and a consolidated statement of operations for the most recent such fiscal quarter and (B) within 45 days after the end of each fiscal quarter, (i) a Portfolio LTV Certificate, including the report of an independent third party as agreed to by the Majority Lenders, delivered to the Borrower for such fiscal quarter and (ii) a report by an independent third party reasonably acceptable to the Majority Lenders setting forth the Value of the Eligible Portfolio Assets as of the end of such fiscal quarter;

(iii) within 120 days after the end of each fiscal year of the Sponsor, commencing with the fiscal year ended December 31, 2022, audited consolidated statements of the Sponsor of assets, liabilities and capital, and audited balance sheet, consolidated statements of operations and cash flow, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; and

(iv) no later than three Business Days prior to any Reporting Date for which the Borrower is requesting a distribution pursuant to Section 2.08(a)(vii), a statement of the amounts to be so distributed, which amounts shall not exceed the amount necessary for the Sponsor to maintain its status as a real estate investment trust for federal income tax purposes and to avoid income and excise tax under Section 857 and 4981 of the Code (after giving effect to any other available funds of the Sponsor and its Affiliates).

The documents required to be delivered pursuant to this Section 5.01(p) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

(q) Sanctions and Anti-Terrorism, Anti-Money Laundering and Anti-Corruption Compliance. Each Loan Party shall maintain in effect policies and procedures designed to ensure compliance by each Loan Party and its directors, officers, employees, and agents with applicable Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(r) Capitalization. The Borrower, in connection with the indemnity provided in Section 10.01, shall maintain access to sufficient capital as to meet its ongoing indemnity obligations until such obligation ceases to exist (other than such obligations which expressly survive termination of this Agreement) for which a claim has not been made.

(s) Eligible REO Asset Reporting.

(i) The Borrower shall deliver to each Lender within 30 days after the end of each calendar month copies (in the form received) of all reports and statements received from any manager or operator of any Eligible REO Asset, including, without limitation, any Statement of Operations, Statement of Cash Flows and General Ledger Reports.

(ii) The Borrower shall deliver to each Lender an annual budget for each Eligible REO Asset for the upcoming year in the form received from any manager or operator of any such Eligible REO Asset.

(iii) If a Market Trigger Event has occurred and is continuing, the Borrower shall also deliver to, or cause to be delivered to Administrative Agent and each Lender from time to time, promptly upon reasonable request by Administrative Agent or any Lender, such other financial information, data, certificates, reports, statements, documents or further information regarding any Eligible REO Asset as Administrative Agent or any

Lender may reasonably request, to the extent reasonably available to Borrower and at no additional cost to Borrower.

(t) Insurance. The Loan Parties shall maintain insurance as required by this Agreement.

(u) Application of Rents and Other Income. The Loan Parties shall apply any rents, royalties, accounts, revenues, income, issues, profits and other benefits from any Eligible REO Asset which are collected or received by such Loan Party as required by Section 2.15(e).

(v) Ground Lease. The Loan Parties shall pay rent, additional rent or any other amounts due and payable under any Eligible Ground Lease.

(w) Collection Account Set-Off. To the extent the account bank with respect to the Collection Account enforces any right to set off or charge any amounts against the Collection Account because of insufficient funds in the Operating Account, the Borrower shall, within five Business Days, deposit into the Collection Account an amount equal to such set off or charge.

(x) Post-Closing. The Borrower shall, on or before February 7, 2023, deliver to the Administrative Agent an executed estoppel certificate from the City of Philadelphia, as ground lessor under the Philadelphia Ground Lease, which estoppel certificate (1) shall not disclose the existence of any default under the Philadelphia Ground Lease and (2) shall otherwise be in form and substance reasonably acceptable to the Administrative Agent (the “Post-Closing Condition”). If the Borrower fails to satisfy the Post-Closing Condition, the Borrower and Initial Lender shall amend this Agreement to, amongst other things, modify the Advance Rate against the related Eligible REO Asset. The Initial Lender agrees that failure to satisfy the Post-Closing Condition will not result in an Event of Default so long as the Borrower is using commercially reasonable efforts to enter into such an amendment to this Agreement.

Section 5.02 Negative Covenants of the Loan Parties. From the Closing Date until the Facility Termination Date:

(a) Protection of Title. Except as otherwise permitted under this Agreement, no Loan Party shall take any action which would directly or indirectly materially impair or materially and adversely affect each Loan Party’s title to the Collateral Portfolio or the Pledged Equity, as applicable.

(b) Transfer Limitations. Except as permitted pursuant to Sections 2.10, 2.15, 5.02(f) or 5.02(i), no Loan Party shall transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral or Pledged Equity to any Person other than the Administrative Agent for the benefit of the Secured Parties or in connection with Permitted Liens, or engage in financing transactions or similar transactions with respect to the Collateral or Pledged Equity with any person other than pursuant to this Agreement.

(c) Indebtedness; Liens. No Loan Party shall create, incur, assume or suffer to exist any Indebtedness for borrowed money other than the Obligations and Permitted REO Debt. No Loan Party shall create, incur or permit to exist any Lien in or on any of the Collateral other than Permitted Liens.

(d) Organizational Documents. No Loan Party shall modify or terminate any of its organizational or operational documents in any manner that would adversely affect the interests of the Lenders in any material respect.

(e) Merger, Acquisitions, Sales, etc. No Loan Party shall change its organizational structure, enter into any transaction of merger or consolidation or amalgamation or Sale (other than pursuant to Section 2.10), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) in any manner that would adversely affect the interests of the Lenders without the prior written consent of all Lenders.

(f) Use of Proceeds. The Borrower shall not use the proceeds of the Advance other than (i) to finance Transfer of the Portfolio Assets and refinancing of related indebtedness, (ii) to pay fees and expenses of the Sponsor, Holdings, the Borrower, and any other Loan Party in connection with the transactions contemplated by this Agreement, including brokers fees, but excluding interest, and (iii) to make a Restricted Junior Payment to Holdings and the Sponsor as provided in Section 2.08.

(g) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or as otherwise contemplated by Section 5.01(a).

(h) Tax Treatment. Neither Borrower nor any other Person on Borrower’s behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being treated as a corporation for U.S. federal income tax purposes and the Borrower shall take all steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes. The Borrower shall not make any election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(i) Restricted Junior Payments. The Borrower shall not make distributions of Portfolio Assets except as expressly contemplated under Section 2.10. No Loan Party shall make any Restricted Junior Payment, except as expressly permitted under Section 2.08 or Section 2.15(e).

(j) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not and shall not permit an ERISA Affiliate to (i) fail to satisfy the Pension Funding Rules with respect to any Pension Plan, (ii) fail to make any payments to a Multiemployer Plan that the Borrower or ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iii) terminate any Pension Plan so as to result, directly or indirectly in any liability to a Loan Party or (iv) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan. No Loan Party will take any action, omit to take any action or permit any other party to take any action that would (i) result in its assets including (x) Plan Assets or (y) “plan assets” subject to Similar Law or (ii) result in any transactions or services contemplated under this Agreement or the other Transaction Documents, including the exercise of rights with respect to the Collateral and performance of its duties by the Applicable Servicer, to constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.

(k) Instructions Regarding Payments. The Borrower (and the Portfolio Asset Servicer on its behalf) shall not make any change in its instructions to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of any Portfolio Asset, as applicable, regarding payments to be made with respect to the related Portfolio Asset to the Collection Account, as applicable, unless the Majority Lenders have directed, or otherwise have consented in writing to, such change.

(l) Change of Jurisdiction, Location, Names or Location of Portfolio Asset Files. No Loan Party shall change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, change in location or name change or use, each Loan Party provides at least ten days prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent (acting at the direction of the Majority Lenders) may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together with any other documents and instruments as the Administrative Agent (acting at the direction of the Majority Lenders) may reasonably request in connection therewith.

(m) Amendments to Portfolio Assets. The Borrower shall not amend, waive, modify, supplement, terminate, cancel or release any provision of, or any Required Portfolio Document or other agreement, instrument or other document related to, any Portfolio Asset without the consent of the Initial Lender.

(n) No Changes in Fees. The Borrower shall not make any changes to the Fees or amend, restate, supplement or otherwise modify the Fee Letters in any material respect without the prior written approval of all parties to any applicable Fee Letter and all Lenders.

(o) Sanctions and Anti-Terrorism, Anti-Money Laundering and Anti-Corruption Compliance. The Borrower shall not use the proceeds of any Advance, directly or indirectly, or lend, contribute, or otherwise make available to any other Person the proceeds of the Advances, (1) to fund any activities or business of or with any Sanctioned Person or in or with a Sanctioned Country; (2) in any manner that would constitute or result in a violation of Sanctions and Anti-Terrorism Laws, Anti-Money Laundering or Anti-Corruption Laws by any Person; or (3) in any manner that could cause any Loan Party to become a Sanctioned Person.

(p) Valuation Policy. The Borrower shall not make any material change to the Valuation Policy without the consent of the Initial Lender.

(q) Accounts. No Loan Party shall open or acquire any deposit account or securities account other than the accounts listed on Schedule IV and no Loan Party shall instruct the Underlying Servicer to open or acquire any deposit account or securities account for purposes of servicing the Loan Assets other than the accounts listed on Schedule IV, in each case without the consent of the Initial Lender.

(r) Servicing Agreement and Underlying Servicer Letter. The Borrower shall not amend, nor permit any amendment to, any provision of the Servicing Agreement or the Underlying Servicer Letter without the prior written consent of the Initial Lender.

(s) Preservation of Eligible REO Assets. No Loan Party shall: (i) commit any criminal act or other purported act which results in a seizure or forfeiture of any Eligible REO Asset; or (ii) cause, as a result of the intentional acts of, or failure to act by such Loan Party, any material physical waste of any REO Eligible Asset or any Collateral related thereto, except in the case of any such waste arising from the failure to act by such Loan Party to the extent there is insufficient revenue from the operation of the Eligible REO Asset to avoid such waste at the Eligible REO Asset.

(t) Application of Insurance Proceeds. No Loan Party shall misappropriate or misapply any Insurance Proceeds or fail to otherwise apply such Insurance Proceeds as required under the terms of the Loan Documents or any other instrument now or hereafter securing the Loan.

(u) Ground Lease. No Loan Party shall permit any Eligible Ground Lease to be terminated, cancelled, amended or otherwise modified without the prior written consent of Administrative Agent.

ARTICLE VI.
EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) the Borrower fails to make any payment of (i) any Obligation due on the Final Maturity Date or (ii) any Obligation (other than as provided in the preceding clauses (i)) when due and such failure is not cured within two Business Days;

(b) any Loan Party defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of $1,000,000, or an event of default is declared under any such agreement, in each case, and such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement;

(c) any failure on the part of any Loan Party to observe or perform any its covenants or agreements set forth in this Agreement or the other Transaction Documents to which it is a party (other than covenant or agreements with respect to which another clause of this Section 6.01 expressly relates, which shall not, on its own, constitute an Event of Default under this clause(c)) and the same continues unremedied for a period of 10 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof;

(d) the occurrence of a Bankruptcy Event relating to any Loan Party;

(e) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against any Loan Party for the payment of money in excess of $5,000,000 in the aggregate (unless such judgment is covered by third party insurance as to which the insurer has been notified of such judgment, decree or order and has not denied or failed to acknowledge coverage) where the such Loan Party, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms within 60 days or (ii) perfected a timely appeal, decree or order and caused the execution of the same to be stayed during the pendency of the appeal;

(f) (i) the breach by a Loan Party of the covenants set forth in Sections 2.07, 2.15, and Sections 5.01(b), (c) (with respect to existence only), (d), (e), (f), (g), (h), (i), (j), (m), (o), (p), (q), (t), (u), (v), (w), or (x), (ii) any failure on the part of a Loan Party to observe or perform any covenants or agreements of the Loan Parties set forth in Section 5.02, or (iii) any failure on the part of any Loan Party to observe or perform any its covenants or agreements set forth in the Post-Closing Agreement;

(g) (i) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party, as applicable; provided that, there shall be no Event of Default under this clause (g)(i) to the extent such Event of Default arises solely from the action (or inaction) of the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender, (ii) any Loan Party, the Sponsor, or any of their Affiliates shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; provided that there shall be no Event of Default under this clause (g)(iii) to the extent such Event of Default arises from the action (or inaction) of the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender;

(h) any Change of Control shall occur; or

(i) any representation, warranty or certification made by any Loan Party in any Transaction Document or in any agreement, instrument, certificate or other document delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made;

then the Administrative Agent shall, at the direction of the Majority Lenders, or the Majority Lenders may, in each case, by notice to the Borrower, declare the Final Maturity Date for each Term Loan Series to have occurred; provided that, in the case of any event described in Section 6.01(d), the Final Maturity Date for each Term Loan Series is deemed to have occurred automatically upon the occurrence of such event. Upon the occurrence and during the continuation of any Event of Default, (i) the Administrative Agent shall, at the direction of the Majority Lenders, or the Majority Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable; provided that, in the case of any event described in Section 6.01(d), the Advances and other Obligations become immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) without the need of any notice to the Borrower upon the occurrence of such event and (ii) the Administrative Agent shall, at the direction of the Majority Lenders, instruct the account bank maintaining the Collection Account to distribute all amounts on deposit in the Collection Account as described in Section 2.08(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.08(c)). In addition, upon the occurrence and during the continuation of any Event of Default, the Lenders and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement, the other Transaction Documents or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

Section 6.02 Pledged Equity.

(a) Except as otherwise set forth in Section 6.02(b) or 6.02(c):

(i) Borrower or Holdings, as applicable, shall be entitled to exercise any and all voting or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof and Borrower or Holdings, as applicable, agrees that it shall exercise such rights for purposes not in contravention of the terms of this Agreement and the other Transaction Documents.

(ii) Borrower or Holdings, as applicable, shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Equity (without any obligation to contribute such amounts to the Collection Account), to the extent and only to the extent that such dividends and other distributions are not prohibited by the terms and conditions of this Agreement; provided that any noncash dividends or other distributions that would constitute Pledged Equity, shall be and become part of the Pledged Equity, and, if received by Borrower or Holdings, as applicable, shall not be commingled by Borrower or Holdings, as applicable, with any of its other property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and Borrower or Holdings, as applicable, shall promptly take all steps reasonably necessary to ensure the validity, perfection and priority (subject to Permitted Liens), including promptly delivering the same to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall cooperate with Borrower or Holdings, as applicable, with respect to making exchanges of Pledged Equity in connection with any exchange or redemption of such Pledged Equity not prohibited by this Agreement, which such cooperation shall include delivery of any such Pledged Equity in exchange for replacement Pledged Equity. For the avoidance of doubt, the Borrower agrees to reimburse the Administrative Agent for any costs or expenses incurred due to the provisions of this Section 6.02(a)(ii).

(b) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of notice to Borrower or Holdings, as applicable,) or upon the occurrence of any event described in Section 6.01(d) (without notice), all rights of Borrower or Holdings, as applicable, to dividends or other distributions that Borrower or Holdings, as applicable, is authorized to receive pursuant to Section 6.02(a)(ii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions during the continuance of an Event of Default. All dividends or other distributions received by Borrower or Holdings, as applicable, contrary to the provisions of this Section 6.02(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of Borrower or Holdings, as applicable, and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 6.02(b) shall be retained by the Administrative Agent in the Collection Account and shall be applied in accordance with the terms of this Agreement. After all Events of Default have been waived or are no longer continuing, the Administrative Agent, upon written direction from the Majority Lenders, shall promptly repay to Borrower or Holdings, as applicable (without interest) all dividends or other distributions that Borrower or Holdings, as applicable, would otherwise be permitted to retain pursuant to the terms of Section 6.02(a)(ii) and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of notice to Borrower or Holdings, as applicable) or upon the occurrence of any event described in Section 6.01(d) (without notice), then (i) all rights of Borrower or Holdings, as applicable, to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 6.02(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers acting at the direction of the Majority Lenders; provided that, unless otherwise directed by the Majority Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit Borrower or Holdings, as applicable, to exercise such rights and (ii) in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, Borrower or Holdings, as applicable, shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request. After all Events of Default have been waived or are no longer continuing, Borrower or Holdings, as applicable, shall have the exclusive right to exercise the voting or consensual rights and powers that Borrower or Holdings, as applicable, would otherwise be entitled to exercise pursuant to the terms of Section 6.02(a)(i).

(d) Any notice given by the Administrative Agent to the Borrower under this Section 6.02 shall be given in writing.

Section 6.03 Additional Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, and without limiting the remedies provided in this Article VI, the Administrative Agent shall, at the direction of the Majority Lenders, (i) foreclose upon and exercise any and all other remedies permitted under applicable law and pursuant to the terms of the Mortgage Loan Documents, (ii) sell or otherwise dispose of any of the Collateral or the Pledged Equity at public or private sales and take possession of the proceeds of any such sale or disposition, (iii) instruct the obligor or obligors on any account, agreement, instrument or other obligation constituting Collateral or Pledged Equity to make any payment required by the terms of such account, agreement, instrument or other obligation to or at the direction of the Administrative Agent (acting at the direction of the Majority Lenders), (iv) give notice of sole control or any other instruction under the Account Control Agreement and take any action therein with respect to Collateral subject thereto, (v) in accordance with Section 6.02, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, including exchange, subscription or any other rights, privileges or options pertaining to any Pledged Equity, and otherwise act with respect to the Pledged Equity as though the Administrative Agent was the absolute owner thereof and (vi) in accordance with Section 6.02, collect and receive all cash dividends, interest, principal and other distributions made on any Pledged Equity.

(b) Any Collateral or Pledged Equity to be sold or otherwise disposed of pursuant to this Article VI may be sold or disposed of in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice upon such terms and conditions, including price, as the Administrative Agent may deem commercially reasonable) for cash or on credit or for future delivery without assumption of any credit risk. Any sale or disposition of Collateral or Pledged Equity may be made without the Administrative Agent giving warranties of any kind with respect to such sale or disposition and the Administrative Agent may specifically disclaim any warranties of title or the like. The Administrative Agent may comply with any applicable State or federal law requirements in connection with a sale or disposition of the Collateral or Pledged Equity and compliance will not be considered to adversely affect the commercial reasonableness of any such sale or disposition. If any notice of a proposed sale or disposition of the Collateral or Pledged Equity is required by law, such notice is deemed commercially reasonable and proper if given at least ten days before such sale or disposition. The Administrative Agent has the right upon any public sale of Collateral or Pledged Equity and, to the extent permitted by law, upon any such private sale of Collateral or Pledged Equity, to purchase the whole or any part of the Collateral or Pledged Equity so sold or disposed of free of any right of equity redemption, which equity redemption the Borrower hereby waives. Upon any sale or disposition of Collateral or Pledged Equity, the Administrative Agent has the right to deliver and transfer to the purchaser or transferee thereof the Collateral or Pledged Equity so sold or disposed of.

(c) For the avoidance of doubt, this Agreement (including this Article VI) shall be subject to the special servicing activities provisions in Section 8.06.

ARTICLE VII.
THE ADMINISTRATIVE AGENT

Section 7.01 Appointment and Authority.

(a) Each of the Lenders hereby appoints Massachusetts Mutual Life Insurance Company to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any such provisions (except Section 7.05(a)). It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Lenders hereby authorize and empower the Administrative Agent to execute and deliver on their behalf the Transaction Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Majority Lenders in good form and in the forms presented to the Administrative Agent as of the date hereof in order to effectuate the purposes of the Transaction Documents and any such other related agreements, documents and instruments.

(c) Upon the Administrative Agent’s receipt of an Administrative Agent Termination Notice from the Majority Lenders of the designation of a successor Administrative Agent pursuant to the provisions of Section 7.05, the Administrative Agent agrees that it will terminate its activities as Administrative Agent hereunder.

Section 7.02 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law; and

(iii) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it or errors in judgment made (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and Section 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any default, Event of Default, Unmatured Event of Default, event, or information, or be required to act upon any default, Event of Default, Unmatured Event of Default, event, or information (including the sending of any notice) unless a Responsible Officer of the Administrative Agent shall have received written notice or has actual knowledge of such default, Event of Default, Unmatured

Event of Default, event, or information, and shall have no duty to take any action to determine whether any such event, default, Unmatured Event of Default or Event of Default has occurred. Delivery of any reports, information and documents to the Administrative Agent provided for herein is for informational purposes only and the Administrative Agent’s receipt of such reports (including monthly distribution reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Knowledge of Massachusetts Mutual Life Insurance Company as the Administrative Agent, Facility Servicer, Collateral Custodian or a Lender shall not be attributed or imputed to any affiliate, line of business, or other division of Massachusetts Mutual Life Insurance Company (and vice versa).

(e) Any organization or entity into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Administrative Agent, or of any business line or product type within the corporate trust business of the Administrative Agent, shall be the successor of the Administrative Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(f) To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), including lost profits, arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof.

(g) Before the Administrative Agent acts or refrains from taking any action under this Agreement, it may require an officer’s certificate or an opinion of counsel (which may come from internal counsel) from the party requesting that the Administrative Agent act or refrain from acting in form and substance reasonably acceptable to the Administrative Agent. The Administrative Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificates or opinions of counsel.

(h) The Administrative Agent shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers.

(i) The Administrative Agent shall incur no liability if, by reason of any provision of any future law or regulation thereunder, or by any force majeure event, including but not limited to natural disaster, act of war or terrorism, or other circumstances beyond its reasonable control, the Administrative Agent shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement or any other Transaction Document.

(j) The right of the Administrative Agent to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.

(k) The Administrative Agent shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of this Agreement, the other Transaction Documents or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the other Transaction Documents shall be construed as the statements of the Borrower. The Administrative Agent shall not be accountable for the Borrower’s use of the Advances or any money paid to the Borrower pursuant to the provisions hereof, and it shall not be responsible for any statement of the Borrower in this Agreement or in any other Transaction Document.

(l) The Administrative Agent shall not be liable for any action or inaction of the Borrower, Holdings, the Lenders, the Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless a Responsible Officer of the Administrative Agent shall have received written notice to the contrary at the office of the Administrative Agent set forth in Section 11.02.

(m) The rights, benefits, protections, immunities and indemnities afforded the Administrative Agent hereunder shall extend to the Administrative Agent (in any of its capacities) under any other Transaction Document or related agreement as though set forth therein in their entirety mutatis mutandis.

Section 7.03 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice or opinion of any such counsel, accountants or experts. As to any matters not expressly provided for by any Transaction Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Majority Lenders or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders. The Administrative Agent shall not be required to take any action hereunder at the request of any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Administrative Agent, (i) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (ii) shall expose the Administrative Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto).

Section 7.04 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents or sub agents appointed by the Administrative Agent. The Administrative Agent and any such agent or sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such agent or sub agent. The Administrative Agent shall not be responsible for the supervision, negligence, or misconduct of any agent, sub agent, or attorney appointed by it with due care.

Section 7.05 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor (with the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed and no such consent being required when an Event of Default has occurred and is continuing); provided that in no event shall any such successor be a Competitor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the

Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, petition a court of competent jurisdiction for the appointment of a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) except for any fees, expenses and indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to fees, expenses and indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Article VII and Section 11.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and the Administrative Agent shall be entitled to any fees accrued and payable up to the Resignation Effective Date to the extent not previously paid.

Section 7.06 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document, any related agreement or any document furnished hereunder or thereunder.

Section 7.07 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under Article X or Section 11.07 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 7.07 are several and not joint. The failure of any Lender to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under this Section 7.07.

Section 7.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 11.07) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 11.07.

Section 7.09 Collateral Matters.

(a) Each Lender authorizes the Administrative Agent to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement or any other Transaction Document (i) as provided in Section 2.11 or (ii) if approved, authorized or ratified in writing in accordance with Section 11.01. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property.

In each case as specified in this Section 7.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Facility Servicer such documents as the Facility Servicer may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under this Agreement or the other Transaction Documents in accordance with the terms of the Transaction Documents and this Section 7.09.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents, the existence, priority, creation, validity, enforceability or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or the Facility Servicer or the Portfolio Asset Servicer in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or the Lien thereon. The Administrative Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when the Administrative Agent has possession of the Collateral. The Administrative Agent shall not have any duty to the Lenders as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the Administrative Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Administrative Agent shall exercise reasonable care in respect of the custody of the Collateral in its possession (the Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property). The Administrative Agent shall be under no obligation independently to request or examine insurance coverage with respect to any Collateral. The Administrative Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrower or any other party selected by the Administrative Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral.

(c) It is understood and agreed that the Administrative Agent (i) shall have no responsibility with respect to the determination of whether any Pledged Equity is certificated or uncertificated and (ii) the Administrative Agent shall only be responsible for holding Pledged Equity to the extent actually received.

(d) In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, either to resign as

Administrative Agent or to arrange for the transfer of the title or control of the asset to a sub-agent or a court appointed receiver. The Administrative Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, willful misconduct or bad faith.

Section 7.10 Erroneous Payment.

(a) If the Administrative Agent or the Facility Servicer notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent or the Facility Servicer has determined in its sole discretion (whether or not after receipt of any notice under Section 7.10(b)) that any funds received by such Payment Recipient from the Administrative Agent, the Facility Servicer or any of their Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent or the Facility Servicer may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 30 days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of, and held in trust for the benefit of, the Administrative Agent or the Facility Servicer, as applicable, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent or the Facility Servicer, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date the Administrative Agent or the Facility Servicer, as applicable, demands the return of such Erroneous Payment (or portion thereof) from such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Facility Servicer, as applicable, in same day funds at a rate determined by the Administrative Agent or the Facility Servicer, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Facility Servicer to any Payment Recipient under this Section 7.10(a) is conclusive, absent manifest error.

(b) Without limiting Section 7.10(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent, the Facility Servicer or any of their Affiliates (i) that is in a different amount than, or on a different date from, that specified in this Agreement or a notice of payment, prepayment or repayment sent by the Administrative Agent, the Facility Servicer or any of their Affiliates, as applicable, with respect to such payment, prepayment or repayment (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice or (iii) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) It acknowledges and agrees that (A) in the case of immediately preceding clauses (i) or (ii), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Facility Servicer, as applicable, to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (iii)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (i), (ii), and (iii)) notify the Administrative Agent or the Facility Servicer in writing of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent or the Facility Servicer, as applicable, pursuant to this Section 7.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent and the Facility Servicer to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent or the Facility Servicer to such Lender or Secured Party from any source, against any amount that the Administrative Agent or the Facility Servicer, as applicable, has demanded to be returned under Section 7.10(a) or under the indemnification provisions of this Agreement.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent or the Facility Servicer for any reason, after demand therefor by the Administrative Agent or the Facility Servicer, as applicable, in accordance with Section 7.10(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s or the Facility Servicer’s request to such Lender at any time, then effectively immediately, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent or the Facility Servicer, as applicable, may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) on a cashless basis at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to an approved electronic platform as to which the Administrative Agent, the Facility Servicer and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Loan Notes evidencing such Advances to the Borrower, the Administrative Agent or the Facility Servicer, as applicable (but the failure of such

Person to deliver any such Term Loan Notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent or the Facility Servicer, as applicable, as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent or the Facility Servicer, as applicable, as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement or any other Transaction Document and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent will reflect in the Register its ownership interest or the Facility Servicer’s ownership interest, as applicable, in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent or the Facility Servicer, as applicable, may, in their discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent and/or the Facility Servicer, as applicable, shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, provided that this Section 7.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply, to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set‐off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or the Facility Servicer for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 7.10 survive the resignation or replacement of the Administrative Agent or the Facility Servicer, as applicable, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

Section 7.11 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is also a Lender) as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its Lender capacity (to the extent it is also a Lender). Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

ARTICLE VIII.
ADMINISTRATION AND SERVICING OF COLLATERAL PORTFOLIO

Section 8.01 Appointment and Designation of the Applicable Servicer.

(a) Initial Applicable Servicer.

(i) The Borrower hereby appoints Massachusetts Mutual Life Insurance Company, pursuant to the terms and conditions of this Agreement, as Facility Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of Borrower, in respect of the Collection Account, and to take the actions required of it hereunder and under the other Transaction Documents. Massachusetts Mutual Life Insurance Company hereby accepts such appointment and agrees to perform the duties and responsibilities of the Facility Servicer pursuant to the terms hereof until such time as it resigns or is removed as Facility Servicer pursuant to the terms hereof. The Facility Servicer and Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Facility Servicer hereunder.

(ii) The Borrower hereby appoints ACRES Capital Servicing LLC, pursuant to the terms and conditions of this Agreement, as Portfolio Asset Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of Borrower, in respect of the payments to Borrower or Portfolio Asset Servicer under the Collateral Portfolio that are to be Collections, and to take the actions required of it hereunder and under the other Transaction Documents. ACRES Capital Servicing LLC hereby accepts such appointment and agrees to perform the duties and responsibilities of the Portfolio Asset Servicer pursuant to the terms hereof until such time as it resigns or is removed as Portfolio Asset Servicer pursuant to the terms hereof. The Portfolio Asset Servicer and Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Portfolio Asset Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, each Applicable Servicer and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to an Applicable Servicer (a “Servicer Termination Notice”), shall, upon the direction of the Majority Lenders, terminate all of the rights, obligations, power and authority of such Applicable Servicer under this Agreement. On and after the receipt by such Applicable Servicer of a Servicer Termination Notice pursuant to this Section 8.01(b), such Applicable Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent (upon the direction of the Majority Lenders) in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent (upon direction of the Majority Lenders), until a date mutually agreed upon by such Applicable Servicer and the Administrative Agent (upon direction of the Majority Lenders). If such Applicable Servicer is the Facility Servicer, such Applicable Servicer shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, the Facility Servicing Fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and the Facility Servicer Fee Letter (collectively, the “Servicer Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Servicer Termination Expenses, Borrower (and to the extent Borrower fails to so pay, the Lenders based on their Pro Rata Share) agree to pay the Servicer Termination Expenses within ten Business Days of receipt of an invoice therefor. On the termination date specified in this Section 8.01(b), such Applicable Servicer agrees that it will terminate its activities as Facility Servicer or Portfolio Asset Servicer, as applicable, hereunder in a manner that the Administrative Agent (acting at the direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, the Borrower, believes will facilitate the transition of the performance of such activities to a Replacement Servicer, and the Replacement Servicer shall assume each and all of such Applicable Servicer’s obligations under this Agreement and the other Transaction Documents, on the terms and subject to the conditions herein set forth, and such Applicable Servicer shall use its commercially reasonable efforts to assist the Replacement Servicer in assuming such obligations.

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice or receipt of any notice of resignation under Section 8.09, the Administrative Agent (acting at the direction of the Majority Lenders) shall, with the consent of Borrower (such consent not to be unreasonably withheld or delayed and such consent not being required if an Event of Default has occurred and is continuing), appoint a new servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, Borrower (such approval not to be unreasonably withheld or delayed). Any Replacement Servicer shall be an established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio; provided that in no event shall any such Replacement Servicer be a Competitor.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, any Replacement Servicer shall be the successor in all respects to such Applicable Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Applicable Servicer by the terms and provisions hereof, and all references in this Agreement to such Applicable Servicer shall be deemed to refer to the Replacement Servicer; provided that any Replacement Servicer shall have (i) no liability with respect to any action performed by the prior Applicable Servicer prior to the date that the Replacement Servicer becomes the successor to such Applicable Servicer or any claim of a third party based on any alleged action or inaction of the prior Applicable Servicer, (ii) no obligation with respect to any Taxes on behalf of Borrower, except for any payment made out of the Collection Account as provided in Section 2.13, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby and (iv) no liability or obligation with respect to any prior Applicable Servicer indemnification obligations of any prior Applicable Servicer. The indemnification obligations of the Replacement Servicer upon becoming an Applicable Servicer, are expressly limited to those arising on account of its gross negligence or willful misconduct, or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement.

(e) Authority and Power. All authority and power granted to an Applicable Servicer under this Agreement shall automatically cease and terminate on the Facility Termination Date and shall pass to and be vested in the Borrower thereafter. Each Applicable Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of each Applicable Servicer to conduct servicing of this Agreement (including the right to direct remittances out of the Collection Account).

(f) Subcontracts. The Facility Servicer may subcontract with any other Person for servicing and administering in respect of the payments to the Borrower or Portfolio Asset Servicer under the Collateral Portfolio that are to be Collections under this Agreement; provided that (A) the Facility Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (B) the Facility Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Facility Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (C) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event. The Facility Servicer shall not be responsible for the negligence or misconduct of any sub-agent or attorney in fact that it selects with reasonable care.

Section 8.02 Duties of the Portfolio Asset Servicer.

(a) Duties. The Portfolio Asset Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard and to take the actions of the Portfolio Asset Servicer under this Agreement and the other Transaction Documents. Without limiting the foregoing, the duties of the Portfolio Asset Servicer shall include the following:

(i) maintaining the following records for each Portfolio Asset:

a. any Portfolio Asset Assignment;

b. the instructions from the Borrower (or the Portfolio Asset Servicer on Borrower’s behalf) to the Obligors, Underlying Agent, Underlying Servicers, Counterparty Lenders or issuers of any Portfolio Asset to make all payments in respect of such Portfolio Asset directly to the Collection Account;

c. as applicable, any Participation Agreement, any related supplement to such Participation Agreement and the related direction from the related Counterparty Lender to the related Obligor or Underlying Servicer (1) to make all payments in respect of such Portfolio Asset directly to the Collection Account and (2) to deliver to the Portfolio Asset Servicer a copy of all requests, notices and reports required to be delivered by such Counterparty Lender or such Underlying Servicer to Borrower under such Participation Agreement, in each case, acknowledged by such Underlying Servicer;

d. the related Portfolio Asset Checklist or a supplement thereto, copies of the related Loan Agreement and each other agreement instrument or certificate and other document identified in such Portfolio Asset Checklist, and copies of any amendment, waiver, supplement or modification of any thereof that is delivered to the Portfolio Asset Servicer;

e. each request, notice and report delivered by an Obligor, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of a Portfolio Asset to the Portfolio Asset Servicer, to the extent received by the Portfolio Asset Servicer hereunder, and all requests, notices and other correspondence delivered by the Portfolio Asset Servicer, under a Loan Agreement or Participation Agreement; and

f. all account statements, reports and other documents and correspondence received by the Portfolio Asset Servicer from the Collection Account.

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio received from the Underlying Servicers and providing such records to the Administrative Agent and each Lender (with a copy to the Collateral Custodian) together with such other information with respect to the Collateral Portfolio (including information relating to the Portfolio Asset Servicer’s performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Initial Lender or the Majority Lenders may reasonably request, including but not limited to:

a. on a monthly basis, as soon as available, but no later than when sent to Borrower, a remittance report for each Portfolio Asset showing the date any payments are or were required to be made with respect to such Portfolio Asset during such month and a description of the type of payment (for example, principal, Interest Collections or a combination thereof) to be made on such date;

b. the financial reporting package and all other servicing and other reports for each Obligor and Portfolio Asset described in Section 8.08(c); and

c. any Underlying Obligor Default and the nature thereof.

(iii) maintaining and implementing administrative and operating procedures (including an ability to recreate servicing records received from the Underlying Servicers evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information received from the Underlying Servicers or pursuant to this Agreement reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent, the Collateral Custodian and the Facility Servicer from time to time, such information and servicing records (to the extent received by the Portfolio Asset Servicer), including information relating to the Portfolio Asset Servicer’s performance under this Agreement, as the Administrative Agent, the Collateral Custodian or the Facility Servicer may from time to time reasonably request;

(v) notifying a Responsible Officer of the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or is threatened to be asserted by an Obligor with respect to any Portfolio Asset (or portion thereof) of which it has knowledge or has received notice;

(vi) monitoring and recording in the records for the Collateral Portfolio any interest rate adjustments in connection with the Loan Agreements to the extent notice thereof is provided by the Underlying Servicers;

(vii) monitoring and recording in the records for the Collateral Portfolio any Tax and insurance escrows and payment with respect to the Underlying Collateral to the extent such information is received from the Underlying Servicers;

(viii) monitoring and recording in the records for the Collateral Portfolio any casualty losses or condemnation proceedings in respect of any related Underlying Collateral and administering any proceeds related thereto in accordance with the applicable Loan Agreements, in each case to the extent such information is provided to the Portfolio Asset Servicer;

(ix) monitoring all payments made with respect to the Portfolio Assets; and

(x) identifying principal, Interest Collections and Excluded Amounts and preparing statements with respect to Collections, all as required by this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent and the Secured Parties of their rights hereunder shall not release the Portfolio Asset Servicer or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties and the Administrative Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Portfolio Asset Servicer or the Borrower hereunder.

Section 8.03 Duties of the Facility Servicer.

(a) The Facility Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on this Agreement from time to time, all in accordance with Applicable Law. Without limiting the foregoing, the Facility Servicer shall (i) prepare and provide a Payment Date Report as set forth in Section 8.08(b) and (ii) instruct the account bank maintaining the Collection Account to apply funds on deposit in the Collection Account as described in Section 2.08 and in accordance with the Payment Date Report.

(b) The Facility Servicer is not required to take any action under this Agreement or any other Transaction Document that, in its opinion or the opinion of its counsel, may expose the Facility Servicer to liability or that is contrary to any Transaction Document or Applicable Law. The Facility Servicer shall not be liable for any action taken or not taken by it under this Agreement or any other Transaction Document with the consent or at the request of the Borrower, the Administrative Agent or the Majority Lenders (or all Lenders, as applicable and as set forth in Sections 6.01 and 11.01). In the event the Facility Servicer requests the consent of a Lender pursuant to the foregoing provisions and the Facility Servicer does not receive a response (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(c) The Facility Servicer shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any of the other Transaction Documents in the absence of its own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Without limiting the foregoing, the Facility Servicer (i) may consult with legal counsel (including counsel for the Borrower, the Administrative Agent or the

Facility Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (other than by the Facility Servicer), (C) except as otherwise expressly provided herein, the performance or observance by any party (other than the Facility Servicer) of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Facility Servicer (if any) and (iii) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents for relying on any notice (including notice by telephone), consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

(d) The Facility Servicer shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, or to inquire as to or verify the veracity of any information or statement made or contained therein. The Facility Servicer also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. As to any matters not expressly provided for by any Transaction Document, the Facility Servicer shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Administrative Agent, Initial Lender or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

Section 8.04 Authorization of the Portfolio Asset Servicer.

(a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Portfolio Asset Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Portfolio Asset Servicer and not inconsistent with the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, to collect all amounts due under the Collateral Portfolio, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Portfolio Asset, to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Administrative Agent on behalf of the Secured Parties shall furnish the Portfolio Asset Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Portfolio Asset Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Portfolio Asset Servicer to the fullest extent in order to facilitate the collectability of the Collateral Portfolio. In no event shall the Portfolio Asset Servicer be entitled to make the Secured Parties, the Administrative Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s (at the direction of the Majority Lenders) consent. In the performance of its obligations hereunder, the Portfolio Asset Servicer shall not be obligated to take, or to refrain from taking, any action which the Borrower or any Lender requests that the Portfolio Asset Servicer take or refrain from taking to the extent that the Portfolio Asset Servicer determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Portfolio Asset, the Borrower or any Obligor, (ii) may cause a violation of any provision of this Agreement, a Fee Letter, a Required Portfolio Document, or any other Transaction Document or (iii) may be a violation of the Servicing Standard.

(b) After the Final Maturity Date, at the direction of the Administrative Agent (acting at the direction of the Majority Lenders), the Portfolio Asset Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Portfolio Assets; provided that the Administrative Agent may (at the direction of the Majority Lenders), at any time that an Event of Default has occurred and is continuing, notify the Obligor, agent, administrative agent, Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, with respect to any Portfolio Asset of the assignment of such Portfolio Asset to the Administrative Agent for the benefit of the Secured Parties and direct that payments of all amounts due or to become due thereunder be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent (acting at the direction of the Majority Lenders) may enforce collection of any such Portfolio Asset, and adjust, settle or compromise the amount or payment thereof. Upon the written request of the Facility Servicer or the Administrative Agent, the Borrower shall furnish the Facility Servicer and Administrative Agent, as applicable, with an appropriate power of attorney to send (at the direction of the Majority Lenders) notification forms to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of a Portfolio Asset of the Administrative Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent (acting at the direction of the Majority Lenders).

Section 8.05 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Portfolio Asset Servicer shall use commercially reasonable efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Portfolio Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Portfolio Asset Servicer may not waive, modify or otherwise vary any provision of a Portfolio Asset in any manner contrary to the Servicing Standard. If the Portfolio Asset Servicer does not receive from the related Underlying Servicer, Counterparty Lender or Obligor the payments to be paid to Borrower or the Portfolio Asset Servicer as Collections on the date when such payments are scheduled to be made (to the extent the Portfolio Asset Servicer has received such payment information from the Underlying Servicer), the Portfolio Asset Servicer shall promptly notify Borrower and such Underlying Servicer, Counterparty Lender or Obligor.

(b) Collection Account and Operating Account. Each of the parties hereto hereby agrees that (i) each of the (x) Collection Account and the Operating Account are intended to be a “deposit account” (within the meaning of the UCC) as specified in the applicable Account Control Agreement and (ii) only the Administrative Agent and the Facility Servicer shall be entitled to exercise the rights with respect to the Collection Account and have the right to direct the disposition of funds in the Collection Account in accordance with Section 2.08. Each of the parties hereto hereby agrees to cause the applicable account bank maintaining the Collection Account or the Operating Account to agree with the parties hereto that regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Collection Account and the Operating Account, New York shall be deemed to be such account bank’s jurisdiction (within the meaning of Section 9-304 of the UCC).

(c) Loan and Participation Agreements. Notwithstanding any term hereof to the contrary, neither the Administrative Agent or the Collateral Custodian shall be under any duty or obligation in connection with the acquisition by the Borrower of, or the grant of a security interest by the Borrower to the Administrative Agent in, any Portfolio Asset to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements or Participation Agreements, or otherwise to examine the Loan Agreements and Participation Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Custodian shall hold any instrument delivered to it evidencing any Portfolio Asset granted to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(d) Adjustments. If (i) the Portfolio Asset Servicer makes a deposit into the Collection Account in respect of a Collection of a Portfolio Asset and such Collection was received by the Portfolio Asset Servicer in the form of a check that is not honored for any reason or (ii) the Portfolio Asset Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Portfolio Asset Servicer shall appropriately adjust the amount subsequently deposited into the

Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 8.06 Realization Upon Portfolio Assets.

(a) Loan Assets. With respect to any Loan Assets, consistent with the applicable Loan Agreement or Participation Agreement, the Portfolio Asset Servicer will monitor (i) efforts of each Counterparty Lender or Underlying Servicer with respect to any Eligible Portfolio Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and (ii) any analysis by such Counterparty Lender or Underlying Servicer proposing a course of action to maximize value with respect to any related Underlying Collateral, including whether to hold for value, sell or transfer any equity or other securities it has received in connection with a default, workout, restructuring or plan of reorganization with respect to the related Underlying Loan Obligations. After the occurrence and during the continuance of an Event of Default, the Portfolio Asset Servicer will comply with the applicable Loan Agreement Participation Agreement and Applicable Law in directing a Counterparty Lender or Underlying Servicer to realize upon Underlying Collateral, and employ practices and procedures, to direct the related Counterparty Lender or Underlying Servicer to enforce the obligations of Obligors by foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale.

(b) Notwithstanding anything to the contrary herein, the Facility Servicer shall not take any action with respect to the Collateral Portfolio, nor shall it be required to take any actions, relating to any special servicing activities (it being understood and agreed that the Facility Servicer shall determine whether any obligations or actions of the Facility Servicer expressly set forth in this Agreement or the other Transaction Documents shall constitute special servicing activities), except to the extent (i) agreed to between the Loan Parties, the Lenders and the Facility Servicer, pursuant to a separate fee letter agreement and (ii) the parties to such fee agreement agree to address any conflicts presented by such performance of special servicing activities reasonably requested by the Facility Servicer.

(c) Eligible REO Assets Foreclosure. If all or any portion of an Eligible REO Asset is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrower hereunder, the title to any such Eligible REO Asset, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the ratable benefit of all Lenders. Administrative Agent shall prepare a recommended course of action for such Eligible REO Asset (a “Post-Foreclosure Plan”). In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Eligible REO Asset acquired, and shall administer all transactions relating thereto, including employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Eligible REO Asset, and the collecting of rents and other sums from such Eligible REO Asset and paying the expenses of such Eligible REO Asset. Actions taken by Administrative Agent with respect to the Eligible REO Asset that are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto shall require the written consent of the Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender shall contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Eligible REO Asset. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Eligible REO Asset, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Eligible REO Asset, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Eligible REO Asset, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Pro Rata Shares. Lenders acknowledge and agree that if title to any Eligible REO Asset is obtained by Administrative Agent or its nominee, such Eligible REO Asset shall not be held as a permanent investment but shall be liquidated as soon as practicable. Administrative Agent shall undertake to sell such Eligible REO Asset, at such price and upon such terms and conditions as Lenders shall determine to be most advantageous to Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Eligible REO Asset in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Section 8.06(c) insofar as the same is appropriate or applicable.

Section 8.07 Payment of Certain Expenses. The Borrower (or the Facility Servicer on its behalf to the extent amounts are available in the Collection Account), shall be required to pay all fees and expenses owing to any financial institution in connection with the maintenance of the Collection Account. The Facility Servicer shall be reimbursed for any out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Facility Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.08; provided that, to the extent funds are not available for such reimbursement, the Facility Servicer shall be entitled to repayment of such expenses from the Borrower and if the Borrower fails to so reimburse the Facility Servicer, the Facility Servicer shall be entitled to be reimbursed by the Lenders (and each Lender hereby agrees to so reimburse the Facility Servicer as provided herein) within ten Business Days of receipt of an invoice therefor.

Section 8.08 Reports.

(a) Servicing Report. On each Reporting Date, the Portfolio Asset Servicer shall provide to the Borrower, the Administrative Agent and the Facility Servicer a monthly report containing the information set forth on (and substantially in the form of) Exhibit C, including (i) a certification from the Portfolio Asset Servicer that a copy of each amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Portfolio Asset has been provided in accordance with Section 8.08(d), (ii) the Outstanding Principal Balance of each Eligible Portfolio Asset as of the Determination Date for such Reporting Date, (iii) the identification of Collections as principal, Interest Collections or Excluded Amounts, (iv) a calculation of LTV as of such Determination Date for such Reporting Date, (v) the amounts to be transferred from the Collection Account pursuant to Section 2.08(a)(ii), and (vi) the amount of any distributions to be made to the Borrower under Section 2.08(a)(vii) as reported by the Borrower pursuant to Section 5.01(p)(iv).

(b) Payment Date Report; Principal Repayment Report. On each Reporting Date, the Facility Servicer shall provide to the Administrative Agent and the Initial Lender a Payment Date Report containing the information set forth on (and substantially in the form of) Exhibit D-1, including the amounts to be remitted pursuant to Section 2.08 to the applicable parties on the related Payment Date (which shall include any applicable wiring instructions of the parties receiving payment) with respect to such Payment Date.

At least five (5) Business Days prior to any Principal Repayment Event Date, the Facility Servicer shall provide to the Administrative Agent and the Initial Lender a Principal Repayment Report containing the information set forth on (and substantially in the form of) Exhibit D-2, including the amounts to be remitted pursuant to Section 2.08 to the applicable parties on the related Principal Repayment Event Date (which shall include any applicable wiring instructions of the parties receiving payment) with respect to such Principal Repayment Event Date.

(c) Obligor Financial Statements; Valuation Reports; Other Reports. The Portfolio Asset Servicer shall, with respect to each Obligor for each Portfolio Asset that was an Eligible Portfolio Asset at any time during the applicable fiscal quarter, make available to the Administrative Agent and Initial Lender (which may be done through an online file sharing platform that is reasonably acceptable to the Administrative Agent and the Initial Lender or deliver via email to the Administrative Agent and the Initial Lender) (i) within 60 days after the end of each fiscal quarter of such Obligor, financial reporting packages (including applicable financial statements) delivered by such Obligor pursuant to the applicable Loan Agreement to the extent such financial reporting packages have been received by the Portfolio Asset Servicer during such quarter and (ii) within 30 days of receipt thereof, each servicing report and such other reports in respect of the Loan Agreements prepared by an Underlying Servicer with respect to an Eligible Portfolio Asset to the extent such reports have been received by the Portfolio Asset Servicer (in each case, to the extent received by the Portfolio Asset Servicer).

(d) Amendments to Portfolio Assets. The Portfolio Asset Servicer will deliver to the Administrative Agent, the Facility Servicer and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Required Portfolio Documents of any Portfolio Asset (along with any internal documents that are not privileged prepared by its investment committee (or prepared by the Counterparty Lender and provided to the Counterparty Lender’s investment committee) in connection with such amendment, restatement, supplement, waiver or other modification) (i) with respect to any Material

Modification, promptly after receipt thereof and (ii) with respect to any amendment, restatement, supplement, waiver or other modification which is not a Material Modification, within 30 days after the end of each quarter (in each case, to the extent received by the Portfolio Asset Servicer). The Portfolio Asset Servicer shall also deliver to the Administrative Agent any notice or other correspondence that it receives hereunder or with respect to any Eligible Portfolio Asset, in each case, to the extent it deems such notice or other correspondence material, promptly upon receipt thereof.

(e) Delivery Methods. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to this Agreement shall be deemed to have been delivered on the date upon which such information is received through e-mail or another delivery method acceptable to the Administrative Agent.

Section 8.09 Applicable Servicer Not to Resign. An Applicable Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon such Applicable Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Applicable Servicer could take to make the performance of its duties hereunder permissible under Applicable Law or (b) upon at least 60 days’ prior notice to the other parties hereto. If no Replacement Servicer shall have been appointed and an instrument of acceptance by a Replacement Servicer shall not have been delivered to such Applicable Servicer within 30 days after the giving of such notice of resignation, the resigning Applicable Servicer may petition any court of competent jurisdiction for the appointment of a Replacement Servicer. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of such Applicable Servicer in accordance with Section 8.01. Any Fees then due and owing to such Applicable Servicer and accrued through such date, including any expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter, shall be due and payable on such discharge date and shall be paid from amounts in the Collection Account in accordance with Section 2.08 and if such amounts are insufficient to pay such amounts then due and owing, shall be paid by the Borrower (or the Lenders if the Borrower fails to so pay such amounts) within ten Business Days of receipt of an invoice therefor.

Section 8.10 Indemnification of the Facility Servicer. Each Lender agrees to indemnify the Facility Servicer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Facility Servicer in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Facility Servicer hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Servicer’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, Lenders or the Borrower shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article VIII. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Servicer, promptly upon demand, for any Fees due to it hereunder, out-of-pocket expenses (including reasonable fees of counsel) incurred by the Facility Servicer in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Facility Servicer or Lenders hereunder or thereunder and to the extent that the Facility Servicer is not reimbursed for such expenses by the Borrower under Section 2.08.

ARTICLE IX.
COLLATERAL CUSTODIAN

Section 9.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Portfolio Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 9.01. Each of the Borrower and the Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement; provided, that the Administrative Agent shall have no liability with respect to such appointment. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 9.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder in accordance with the terms of Section 9.05.

Section 9.02 Duties of Collateral Custodian.

(a) Duties. The Collateral Custodian shall perform, on behalf of Administrative Agent, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Portfolio Asset Files and the Required Portfolio Documents delivered by the Portfolio Asset Servicer and Borrower pursuant to Section 3.04(f) all for the benefit of the Administrative Agent on behalf of the Secured Parties. Within five Business Days of receipt of any Required Portfolio Documents (if the Collateral Custodian receives no more than 10 Portfolio Asset Files during such five Business Day period) or within a reasonable timeframe as mutually agreed upon, the Collateral Custodian shall review such Required Portfolio Documents to confirm that (A) the principal amount and the Obligor name on the applicable Loan Agreement and any related promissory note matches that on the Portfolio Asset Schedule and the Portfolio Asset number on the applicable Loan Agreement matches that on the Portfolio Asset Schedule, as applicable, (B) such Required Portfolio Documents, have been executed (either an original or a copy, as indicated on the related Portfolio Asset Checklist), appear to relate to such Portfolio Asset and have no mutilated pages, (C) filed copies of the UCC financing statements and other filings identified on the related Portfolio Asset Checklist are included and (D) if listed on the related Portfolio Asset Checklist, a copy of an Insurance Policy or insurance certificate with respect to any real or personal property constituting the Underlying Collateral for such Portfolio Asset is included (the items to be reviewed pursuant to this sentence, collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of a Portfolio Asset File hereunder to the Collateral Custodian, the Portfolio Asset Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy of the related Portfolio Asset Checklist which contains the Portfolio Asset information with respect to the Portfolio Asset File being delivered, identification number and the name of the Obligor with respect to such Portfolio Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Portfolio Asset File shall be limited to the Review Criteria and based on the information provided on the related Portfolio Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (1) the principal balance of the Portfolio Asset with respect to which it has received the Portfolio Asset File does not match the principal balance set forth on the Portfolio Asset Schedule, the Collateral Custodian shall notify the Administrative Agent, Initial Lender and the Facility Servicer of such discrepancy within two Business Days or (2) any other Review Criteria is not satisfied, the Collateral Custodian shall within two Business Days notify the Borrower, Administrative Agent, Initial Lender and the Facility Servicer of such determination and provide the Borrower and Facility Servicer with a list of the non-complying Portfolio Assets and the applicable Review Criteria that they fail to satisfy. The Borrower shall have ten Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing by the Borrower or Portfolio Asset Servicer in accordance with Section 9.08 and approved by the Administrative Agent (acting at the direction of the Majority Lenders) within ten Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Portfolio Asset File which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Portfolio Asset File.

(ii) In taking and retaining custody of the Portfolio Asset Files, the Collateral Custodian shall be deemed to be acting as the agent of the Administrative Agent on behalf of the Secured Parties; provided that (A) the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Portfolio

Asset Files or the instruments therein and (B) the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Portfolio Asset Files shall be continuously stored in fire resistant vaults, rooms or cabinets at the locations specified as the address of the Collateral Custodian on Schedule II or at such other office as shall be specified to the Administrative Agent, Facility Servicer and the Borrower by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. The Collateral Custodian shall segregate the Portfolio Asset Files on its inventory system.

(iv) On each Reporting Date following the first delivery of Required Portfolio Documents to the Collateral Custodian, the Collateral Custodian shall provide a written report to the Administrative Agent, the Borrower and the Lenders (in a form mutually agreeable to the Administrative Agent (at the direction of the Majority Lenders) and the Collateral Custodian) identifying each Portfolio Asset for which it holds a Portfolio Asset File and the applicable Review Criteria that any Portfolio Asset File fails to satisfy. The Borrower shall have ten Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria.

(v) The Collateral Custodian shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the parties hereto.

(b) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c) Collateral Matters.

(i) The Collateral Custodian agrees to cooperate with the Administrative Agent, Facility Servicer and the Portfolio Asset Servicer regarding the delivery of any Portfolio Asset File to the Facility Servicer, Portfolio Asset Servicer or Administrative Agent (pursuant to a written request in the form of Exhibit G), as applicable, as requested in order to take any action that the Administrative Agent (acting at the direction of the Majority Lenders) or the Facility Servicer deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VI. In the event the Collateral Custodian receives instructions from the Facility Servicer or the Portfolio Asset Servicer which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent (acting at the direction of the Majority Lenders) may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (A) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (B) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.

(iv) In performing its duties, the Collateral Custodian shall comply with the standard of care and express terms of this Agreement with respect to the Collateral that it holds hereunder.

Section 9.03 Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 9.04 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth on Schedule V, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.08; provided that if such amounts are insufficient then Sections 9.12 and 11.07 shall be applicable. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of (i) its removal as Collateral Custodian pursuant to Section 9.05, (ii) its resignation as Collateral Custodian pursuant to Section 9.07 of this Agreement or (iii) the termination of this Agreement; provided that the Collateral Custodian shall be entitled to any fees accrued and payable up to such date to the extent not previously paid.

Section 9.05 Collateral Custodian Removal. The Administrative Agent may (upon the direction of the Majority Lenders) terminate all of the rights, obligations, power and authority of the Collateral Custodian under this Agreement by giving at least 30 days’ advance written notice thereof to the Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer and the Borrower (such notice, the “Collateral Custodian Termination Notice”). On and after the receipt by the Collateral Custodian of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until the date specified in the Collateral Custodian Termination Notice (such date not to exceed 30 days after the date of such notice) or otherwise specified by the Administrative Agent (at the direction of the Majority Lenders) in writing or, if no such date is specified in such Collateral Custodian Termination Notice or otherwise specified by the Administrative Agent (at the direction of the Majority Lenders), until a date mutually agreed upon by the Collateral Custodian and the Administrative Agent (at the direction of the Majority Lenders). Upon any such removal, the Majority Lenders shall appoint a successor Collateral Custodian; provided that (i) the consent of the Borrower shall be required to appoint any such successor, unless an Event of Default has occurred and is continuing, and (ii) in no event shall any such successor Collateral Custodian be a Competitor. If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Majority Lenders and the Borrower within 30 days after the giving of such notice of removal, the removed Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian and all fees, out-of-pocket costs and reasonable expenses (including reasonable attorneys’ fees and out-of-pocket expenses of outside counsel) incurred by the Collateral Custodian, in connection with any such petition shall be paid or otherwise reimbursed to the Collateral Custodian by Borrower. No such removal shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian in accordance with this Section 9.05. The Collateral Custodian shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, any Fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter (the “Collateral Custodian Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Collateral Custodian Termination Expenses, the Borrower (and to the extent the Borrower fails to so pay, the Lenders) agree to pay the Collateral Custodian Termination Expenses within ten Business Days of receipt of an invoice therefor. After the earlier of (a) the termination date specified in the applicable Collateral Custodian Termination Notice and (b) 30 days thereafter as provided above, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder in a manner that the Administrative Agent (at the direction of the Majority Lenders) and prior written consent of the Borrower (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default) believes will facilitate the transition of the performance of such activities to a successor Collateral Custodian, and the successor Collateral Custodian shall assume each and all of the Collateral Custodian’s obligations under this Agreement, on the terms and subject to the conditions herein set forth, and the Collateral Custodian shall use its commercially reasonable efforts to assist the successor Collateral Custodian in assuming such obligations. The cost of shipping any Loan Asset Files arising out of the removal of the Collateral Custodian shall be an expense of Borrower. With respect to any Electronic Portfolio Asset Files upon the removal of the Collateral Custodian, the Collateral Custodian will remove from its possession and shall delete all Electronic Portfolio Asset Files held in its possession pursuant to this Agreement and in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

Section 9.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected and shall not be liable in acting upon (in the absence of bad faith, gross negligence or willful misconduct) (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent reasonably believed by the Collateral Custodian to be genuine and to have been signed or presented by the applicable designated officer and conforming to the requirements of this Agreement; provided that in the case of any Portfolio Asset File or other request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Custodian, the Collateral Custodian shall be under a duty to examine the same in accordance with the requirements of this Agreement.

(b) The Collateral Custodian may consult with counsel selected by it in good faith and with reasonable care and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in reasonable reliance thereon, in good faith and in accordance with the advice or opinion of such counsel and reasonably believed by Collateral Custodian to be authorized or within the discretion of the rights and powers conferred upon it by this Agreement.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, including, but not limited to, in connection with any requirement to obtain certificated Pledged Equity from Borrower or Holdings, except in the case of its willful misconduct or grossly negligent performance or omission of its duties as finally determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d) The Collateral Custodian makes no warranty or representation (except as expressly set forth in this Agreement) and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of any Portfolio Asset File, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Portfolio Assets. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder and shall not be required to take such action where the timely payment of its fees and expenses or the repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing or overseeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to a Portfolio Asset.

(h) Subject in all cases to Section 9.02(b), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of, and continuance of, an Event of Default, request instructions from the Portfolio Asset Servicer and may, after the occurrence of, and during the continuance of, an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Portfolio Asset Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent reasonably believed by the Collateral Custodian to be genuine and to have been signed or presented by the applicable designated office and conforming to the requirements of this Agreement. In no event shall the Collateral Custodian be liable for special, indirect punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder shall be based upon, and in reliance upon, data, information and notice provided to it by the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(j) The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information as it may request including, but not limited to, the Borrower’s name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify the Borrower’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

(k) The Collateral Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for the Collateral Custodian’s compensation or for reimbursement of expenses.

(l) The Collateral Custodian shall be under no obligation to make any investigation into the facts or matters stated in any resolution, exhibit, request, representation, opinion, certificate, statement, acknowledgement, consent, order or document in the Portfolio Asset File or any other document or instrument other than as expressly provided for herein.

(m) The Collateral Custodian shall have no duty to see to, or be responsible for the correctness or accuracy of, any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement or other similar filing evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refilling or re-depositing of any thereof.

(n) The Collateral Custodian shall use the same degree of care and skill as is reasonably expected of financial institutions acting in comparable capacities; provided that this subsection shall not be interpreted to impose upon the Collateral Custodian a higher standard of care than that set forth herein.

(o) The Collateral Custodian may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, affiliates, sub‑agents or attorneys appointed by the Collateral Custodian. The Collateral Custodian and any such agents, affiliate, sub‑agent or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such party and to the Related Parties of the Collateral Custodian and any such party. The Collateral Custodian shall not be responsible for the negligence or misconduct of any agent, affiliate, sub-agents or attorney appointed by it with due care.

(p) The Collateral Custodian shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Custodian.

(q) The Collateral Custodian shall incur no liability if, by reason of any provision of any future law or regulation thereunder, or by any force majeure event, including but not limited to natural disaster, epidemic or pandemic, act of war or terrorism, or other circumstances beyond its reasonable control, the Collateral Custodian shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement or any other Transaction Document.

(r) Knowledge of the Collateral Custodian shall not be attributed or imputed to Massachusetts Mutual Life Insurance Company’s other roles in the transaction, as applicable, (other than those where the roles are performed by the same group or division within Massachusetts Mutual Life Insurance Company or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Massachusetts Mutual Life Insurance Company (and vice versa).

(s) The Collateral Custodian shall not be responsible for the acts or omissions of any other party to this Agreement.

Section 9.07 Collateral Custodian Resignation.

(a) The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except (i) upon the Collateral Custodian’s determination that (A) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (B) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law or (ii) upon at least 60 days’ prior notice to the other parties hereto. Upon any such resignation, the Borrower and the Initial Lender acting jointly shall appoint a successor Collateral Custodian (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default); provided that in no event shall any successor Collateral Custodian be a Competitor. If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Collateral Custodian within 45 days after the giving of such notice of resignation, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian and all fees, out-of-pocket costs and reasonable expenses (including without limitation, reasonable attorneys’ fees and out-of-pocket expenses of outside counsel) incurred by the Collateral Custodian, in connection with any such petition shall be paid (or otherwise reimbursed to the Collateral Custodian) by the Borrower. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian.

(b) Upon the effective date of such resignation, or if the Administrative Agent gives the Collateral Custodian written notice of an earlier termination pursuant to Section 9.05, the Collateral Custodian shall (i) be reimbursed for any costs, fees and expenses that the Collateral Custodian shall incur in connection with its resignation or with the termination of its duties under this Agreement and (ii) deliver all of the Required Portfolio Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit G. With respect to any Electronic Portfolio Asset Files upon the resignation of the Collateral Custodian, the Collateral Custodian will remove from its possession and shall delete all Electronic Portfolio Asset Files held in its possession pursuant to this Agreement and in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

Section 9.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any Portfolio Asset, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from an authorized person of the Portfolio Asset Servicer of a request for release of documents and receipt in the form of Exhibit G, to release to the Portfolio Asset Servicer within two Business Days of receipt of such request, the related Portfolio Asset File or the documents set forth in such request. All documents so released to the Portfolio Asset Servicer shall be held by the Portfolio Asset Servicer in trust for the benefit of the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms of this Agreement. The Portfolio Asset Servicer shall return to the Collateral Custodian such Portfolio Asset File or other such documents (i) promptly upon the request of the Administrative Agent (at the direction of the Majority Lenders) or (ii) when the Portfolio Asset Servicer’s need therefor in connection with such enforcement or servicing no longer exists, unless the related Portfolio Asset is liquidated, in which case, an authorized person of the Portfolio Asset Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Portfolio Asset Servicer to the Administrative Agent, all in the form of Exhibit G. All Electronic Portfolio Asset Files in the Collateral Custodian’s possession that are requested for release pursuant to this section for a permanent reason will be removed and deleted from the Collateral Custodian’s electronic storage facilities in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

(b) Limitation on Release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Portfolio Asset Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Portfolio Documents or documents requested to be released by the Portfolio Asset Servicer may be released only upon written authorization of the Administrative Agent (at the direction of the Majority Lenders). The limitations of this Section 9.08(b) shall not apply to the release of Required Portfolio Documents to the Portfolio Asset Servicer pursuant to Section 9.08(a).

Section 9.09 Return of Required Portfolio Documents. The Borrower (or the Portfolio Asset Servicer on their behalf) may require that the Collateral Custodian return each Portfolio Asset File (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Administrative Agent hereunder pursuant to Section 2.11, in each case by submitting to the Collateral Custodian a written request in the form of Exhibit G (signed by the Borrower or Portfolio Asset Servicer, as applicable) specifying the Portfolio Asset File to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower or Portfolio Asset Servicer, as applicable, promptly, but in any event within five Business Days, return the Portfolio Asset File so requested to the Borrower or Portfolio Asset Servicer.

Section 9.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Portfolio Asset Servicer. The Collateral Custodian shall provide to the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer and the Borrower access to the Portfolio Asset Files and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Borrower is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Collateral Custodian’s normal security and confidentiality procedures. Periodically on and after the Closing Date, the Administrative Agent or Initial Lender may review the Portfolio Asset Servicer’s collection and administration of the Portfolio Asset Files in order to assess compliance by the Portfolio Asset Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Portfolio Asset Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 9.10, from time to time, upon at least two Business Days prior written notice to the Collateral Custodian, the Collateral Custodian shall permit Persons appointed by the Portfolio Asset Servicer or Facility Servicer to conduct, at the expense of the Borrower, a review of the Portfolio Asset Files and all other documentation regarding the Collateral Portfolio not more than one time per calendar year for such Applicable Servicer.

Section 9.11 Bailment. The Collateral Custodian agrees that, with respect to any Portfolio Asset File at any time or times in its possession, the Collateral Custodian is the agent and bailee of the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Administrative Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

Section 9.12 Indemnification of the Collateral Custodian. Each Lender agrees to indemnify the Collateral Custodian, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable attorney’s fees and expenses and court costs) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Custodian in any way relating to or arising out of this Agreement or any of the other Transaction Documents, including those incurred in connection with any action, claim or suit brought by the Collateral Custodian to enforce its rights to indemnification, or any action taken or omitted by the Collateral Custodian hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Custodian’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, the Lenders or the Borrower shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article IX. The indemnification provided for in this Section 9.12 shall survive the resignation or removal of the Collateral Custodian or the termination of this Agreement

Section 9.13 Borrower’s Certification. Solely as between the Borrower and the Collateral Custodian, the Borrower hereby certifies to the Collateral Custodian that, notwithstanding anything to the contrary in this Agreement, the review contemplated by Article IX (the “Review”) is a review to be performed by the Collateral Custodian solely for the purpose of acknowledging receipt of Portfolio Asset Files by the Collateral Custodian from the Borrower. Any custodial certification (the “Certification”) related to such Review prepared by the Collateral Custodian and furnished to the Borrower is produced solely in connection with this purpose. The Borrower did not engage the Collateral Custodian to perform the Review, produce the Certification or perform any of the services in this Agreement for the purpose of making findings with respect to the accuracy of the information or data regarding the Portfolio Asset Files provided to the Collateral Custodian by the Borrower for the Review as contemplated by Rule 17g-10 under the Exchange Act. Given the purpose and scope of the Collateral Custodian’s services with respect to the Borrower under this Agreement (including the Review and any Certification) and given the Borrower’s treatment and use of the Review and Certification, the Borrower and the Collateral Custodian agree that the Collateral Custodian’s Review is not commonly understood in the market to be “due diligence services” for purposes of Rule 17g-10 under the Exchange Act. The Borrower does not consider the Review and the Certification to be “due diligence services” for purposes of Rule 17g-10 under the Exchange Act, and unless the Borrower notifies the Collateral Custodian to the contrary, the Borrower will not treat the Certification as a “third-party due diligence report” for purposes of Rule 15Ga-2 under the Exchange Act. The Borrower hereby acknowledges that the Collateral Custodian is relying on this certification for purposes of determining that its Review does not constitute “due diligence services” under Rule 17g-10 under the Exchange Act.

ARTICLE X.
INDEMNIFICATION

Section 10.01 Indemnities by the Loan Parties.

(a) Without limiting any other rights which the Secured Parties or any of their respective Affiliates may have hereunder or under Applicable Law, the Loan Parties indemnify the Secured Parties and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article X), on a joint and several basis, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements and court costs (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred by or asserted against such Indemnified Party arising out of or as a result of (i) this Agreement or the other Transaction Documents or in respect of the transactions contemplated thereby or with respect to any of the Collateral, (ii) any action taken or omitted to be taken by any Indemnified Party under this Agreement or any Transaction Document, (iii) any Advance or the use or proposed use of the proceeds therefrom, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party, and regardless of whether any Indemnified Party is a party thereto or (v) any action, claim or suit brought by an Indemnified Party related to the foregoing to enforce its right to indemnification hereunder, excluding, however, Indemnified Amounts to the extent (A) resulting from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party as determined in a final decision by a court of competent jurisdiction or (B) in the case of any Indemnified Party other than the Administrative Agent or the Collateral Custodian in their capacities as such, resulting from a dispute between Indemnified Parties. This Section 10.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim (and for the avoidance of doubt, this Section 10.01(a) does apply with respect to any excise taxes assessed as a result of any Loan Party holding Plan Assets).

(b) Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Loan Parties to the applicable Indemnified Party within 30 days following receipt by the Borrower of such Indemnified Party’s written demand therefor. Any Indemnified Party making a request for indemnification under this Section 10.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 10.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Loan Parties shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Loan Parties on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If a Loan Party has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 10.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Loan Parties in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Loan Parties under this Section 10.01 shall survive the resignation or removal of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian or the termination or assignment of this Agreement.

Section 10.02 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action, the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action. Each applicable Indemnified Party shall deliver to the Indemnifying Party within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

ARTICLE XI.
MISCELLANEOUS

Section 11.01 Amendments and Waivers.

(a) Except as set forth herein, (i) no amendment or modification of any provision of this Agreement or any other Transaction Document shall be effective without the written agreement of the Loan Parties party thereto and the Majority Lenders (or the Administrative Agent at the direction of the Majority Lenders) and, solely if such amendment or modification would adversely affect the rights or obligations of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, the written agreement of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, as applicable, and (ii) no termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure therefrom by the Loan Parties shall be effective without the written concurrence of the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Borrower shall deliver a copy of each amendment, modification, or waiver executed pursuant to this Section 11.01(a) to the Collateral Custodian.

(b) Notwithstanding the provisions of Section 11.01(a), the written consent of all of the Lenders affected thereby shall be required for any amendment, modification or waiver (i) reducing (without payment thereon) the principal amount due and owing under any outstanding Advance or the interest thereon, (ii) postponing any date for any payment of any Advance or the interest thereon, (iii) modifying the provisions of this Section 11.01 or the definition of Majority Lenders or change any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights or make any determination or grant any consent, (iv) extending the Final Maturity Date, (v) of any provision of Section 2.08, (vi) extending or increasing any Commitment of any Lender, (vii) changing Section 11.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (viii) waiving any condition set forth in Section 3.01 or (ix) consenting to a Loan Party’s assignment or transfer of its rights and obligations under this Agreement or any other Transaction Document or releasing all or substantially all of the Collateral except as expressly authorized in this Agreement.

(c) In addition, notwithstanding anything in this Section 11.01 to the contrary, if the Initial Lender and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Transaction Documents, then the Initial Lender and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Transaction Document if the same is not objected to in writing by the Majority Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

Section 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include communication by e-mail) and faxed,

e-mailed or delivered, to each party hereto, at its address set forth on Schedule II or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

The Borrower will provide to any NRSRO with (i) a copy of any amendments or waivers under Section 11.01, (ii) copies of each Servicing Report and Payment Date Report and (iii) copies of any notices delivered by the Borrower to the Administrative Agent pursuant to Sections 5.01(g), (h), (i), (j) and (k).

Section 11.03 No Waiver Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, the Administrative Agent, each Lender, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part or (ii) any Advance (or portion thereof) or any Term Loan Note (or any portion thereof) to any Eligible Assignee; provided that unless an Event of Default pursuant to Section 6.01(a) or (d) has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld) shall be required for a Lender to assign to any Person that is not an Affiliate of such Lender. Any such assignee shall execute and deliver to the Borrower, the Facility Servicer, the Portfolio Asset Servicer, and the Administrative Agent a fully-executed Assignment and Assumption Agreement. The parties to any such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. Neither the Facility Servicer nor the Portfolio Asset Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Majority Lenders unless otherwise contemplated hereby. Borrower may not assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Lenders unless otherwise contemplated hereby. Each Lender may sell a participation in its interests hereunder as provided in Section 11.04(d). No assignment or sale of a participation under this Section 11.04 shall be effective unless and until properly recorded in the Register or Participant Register, as applicable, pursuant to Section 2.03.

(b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank (such agreement, a “Liquidity Agreement”), without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c) Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) Any Lender may at any time (i) without the consent of, or notice to, the Borrower and (ii) without the consent of, but with notice to, the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall register such participation in its Participant Register pursuant to Section 2.03(c). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 (subject to the requirements and limitations therein, including the requirement to provide the forms required by Section 2.13(f) (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive.

(e) No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender or participating Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has provided prior written consent to such assignment or participation, in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Competitor after the applicable Trade Date, (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and, (y) with respect to an assignee, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor.

(f) If any assignment or participation is made to any Competitor without the Borrower’s prior written consent in violation of clause (e) above, or if any Person becomes a Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) terminate the Commitment of such Competitor and repay all obligations of the Borrower owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(g) Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent, any other Lender or any other party hereto, (y) attend or participate in meetings attended by the Lenders, the Administrative Agent or any party hereto, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent, the Lenders or any other party hereto and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Transaction Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any a plan of reorganization or plan of liquidation pursuant to any Bankruptcy Laws (“Debtor Relief Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Competitor does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

Section 11.05 Term of This Agreement. This Agreement, including each Loan Party’s representations and covenants, shall remain in full force and effect until this Agreement has been terminated and the Facility Termination Date has occurred; provided that any representation made or deemed made hereunder survive the execution and delivery hereof and the provisions of Section 2.06, Section 2.12, Section 2.13, Section 11.07, Section 11.08 and Article VII, Article VIII, Article IX and Article X shall be continuing and shall survive any termination of this Agreement.

Section 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 11.07 Costs and Expenses. In addition to the rights of indemnification hereunder, the Loan Parties, on a joint and several basis, shall pay on demand (a) all out-of-pocket costs and expenses of the Administrative Agent, the Facility Servicer, Initial Lender, and the Collateral Custodian incurred in connection with the pre-closing due diligence, preparation, execution, delivery, administration, syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including the fees, disbursements and other charges of rating agency and accounting costs and fees, (b) the reasonable out-of-pocket fees and expenses of (i) counsel for the Administrative Agent, the Facility Servicer, Initial Lender, and the Collateral Custodian with respect thereto and (ii) a single counsel to the Lenders other than the Initial Lender, in each case, with respect to advising the Administrative Agent, the Facility Servicer, the Lenders and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith and (c) all out‑of-pocket costs and expenses, if any (including reasonable fees and expenses of counsel), incurred by the Administrative Agent, the Facility Servicer, the Lenders, or the Collateral Custodian in connection with the enforcement or potential enforcement of its rights under this Agreement or any other Transaction Document and the other documents to be delivered hereunder or in connection herewith or in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

Section 11.08 Recourse Against Certain Parties; Non-Petition.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Borrower, the Facility Servicer, Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Borrower (other than with respect to fraud), the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or any

incorporator, affiliate, stockholder, officer, employee or director of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.08 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian or the Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, or any of them, for breaches by the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected; provided, that nothing contained in this sentence shall limit such Person’s indemnification obligations hereunder to the extent such damages are included in a third party claim in connection with which an Indemnified Party is entitled to indemnification hereunder.

(c) No obligation or liability to any Obligor under any of the Portfolio Assets is intended to be assumed by the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any bankruptcy or insolvency proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Facility Termination Date unless the Majority Lenders otherwise consent to any such action.

(e) The provisions of this Section 11.08 survive the termination of this Agreement.

Section 11.09 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 11.10 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.10 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 11.11 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer, and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of all Information (as defined below), including all Information regarding the business of the Borrower and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Information may be disclosed (i) to its Affiliates, accountants, investigators, auditors, attorneys or other agents, including any rating agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Portfolio Assets contemplated herein, and the agents of such Persons, taxing authorities and governmental agencies (“Excepted Persons”); provided that each Excepted Person is informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) as is required by Applicable Law, (iii) in accordance with the Servicing Standard, (iv) when required by any law, regulation, ordinance, court order or subpoena, (v) to the extent the Portfolio Asset Servicer is disseminating general statistical information relating to the mortgage loans being serviced by the Portfolio Asset Servicer (including the Portfolio Assets) hereunder so long as the Portfolio Asset Servicer does not identify the Borrower, any Lender or the Obligors, or (vi) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing provisions of this Section 11.11(a), the Borrower may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Portfolio Asset Files and such other documents it holds pursuant to the terms of this Agreement, to any of its creditors.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any Information with respect to it (i) to the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer, and the Collateral Custodian to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer, and the Collateral Custodian may disclose any such Information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all Information that is or becomes publicly known, (ii) any disclosure authorized by the Borrower or (iii) disclosure of any and all Information that becomes available to the Administrative Agent, any Lender, the Facility Servicer, the Portfolio Asset Servicer, or the Collateral Custodian on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 11.11.

(d) The parties hereto may disclose the existence of the Agreement (but not the financial terms hereof, including all fees and other pricing terms), all Events of Default, and priority of payment provisions, in each case except in compliance with this Section 11.11.

(e) “Information” means all information received from the Borrower relating to the Borrower or its businesses, other than any such information that is available to the Administrative Agent, Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Article XI shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.12 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure”

shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.12 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 11.13 Waiver of Set Off. If an Event of Default has occurred and is continuing, the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Administrative Agent, such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Administrative Agent, such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the Administrative Agent or such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. Each party shall notify the Borrower and the Administrative Agent (if applicable) promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.14 Headings, Schedules and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 11.15 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it under any Term Loan Series (other than pursuant to Section 2.12 or Section 2.13) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders of such Term Loan Series, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them under such Term Loan Series as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 11.16 Failure of Borrower to Perform Certain Obligations. If the Borrower fails to perform any of its agreements or obligations under Section 5.01, the Administrative Agent may

(but shall not be required to, and in any case, acting at the direction of the Majority Lenders) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower promptly upon the Administrative Agent’s demand therefore.

Section 11.17 Power of Attorney.

(a) Each of the Loan Parties irrevocably authorizes (without any obligation to do so) the Facility Servicer and the Administrative Agent and appoints the Facility Servicer and the Administrative Agent, as applicable, as its attorney-in-fact to act on its behalf to file financing statements reasonably necessary or desirable (as determined and directed by the Initial Lender) to perfect and to maintain the perfection and priority of the interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral. This appointment is coupled with an interest and is irrevocable.

(b) With effect after the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent (in such capacity, the “Attorney”) (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under this Agreement and the other Transaction Documents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in such Loan Party’s place and stead and at such Loan Party’s expense and in such Loan Party’s name or in Attorney’s own name, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf (in all cases acting at the direction of the Majority Lenders), without notice to or assent by it, to do the following, each in accordance with this Agreement and the other Transaction Documents (provided, that Attorney shall not be obligated to take any such action): (a) open mail for the Borrower, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) continue or obtain any insurance with respect to any of the Borrower’s assets and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Borrower or the Borrower’s property; (d) to the extent related to the Collateral and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against the Borrower if the Borrower does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) to the extent related to the Collateral, file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to the Borrower whenever payable and to enforce any other right in respect of the Borrower’s property; (f) to the extent related to the Collateral, sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Borrower’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under this Agreement; (h) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant to this Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral, the Borrower hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; (l) to cause the certified public accountants then engaged by the Borrower to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Borrower’s property for all purposes, and, to the extent set forth in the this Agreement, to do, at Attorney’s option and the Borrower’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral and the Liens of the Administrative Agent, for the benefit of the Secured Parties, thereon (including the execution and filing of UCC financing statements and continuation statements as provided by the terms of this Agreement), all as fully and effectively as the Borrower might do, (m) to make all necessary transfers of the Pledged Equity in connection with any such sale or other disposition made pursuant to this Agreement; (n) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Pledged Equity, Holdings hereby ratifies and confirms that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; and (o) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document to the extent related to the Pledged Equity, all as though Attorney were the absolute owner of the Pledged Equity for all purposes, and, to the extent set forth in this Agreement, to do, at Attorney’s option (acting at the written direction of the Majority Lenders) and Borrower’s expense, at any time or from time to time, all acts and other things reasonably necessary to perfect, preserve or realize upon the Pledged Equity and the Liens of the Administrative Agent, for the benefit of the Secured Parties, thereon, all as fully and effectively as Holdings might do. The Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. No person to whom this power of attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from such

Loan Party as to the authority of Attorney to take any action described in this Section 11.17, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and such Loan Party irrevocably waives any claim against any person or entity that acts in reliance in good faith upon the authority granted under this power of attorney with respect to such reliance. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by such Loan Party until the Facility Termination Date.

Section 11.18 Delivery of Termination Statements, Releases, Etc. Upon the occurrence of the Facility Termination Date, the Administrative Agent shall, upon written direction, execute and deliver to the Portfolio Asset Servicer and Borrower termination statements, reconveyances, releases and other documents and instruments of release as are necessary or appropriate to evidence the termination of the Liens securing the Obligations, all at the expense of the Borrower.

Section 11.19 Exclusive Remedies. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy.

Section 11.20 Post-Closing Performance Conditions.

(a) The parties hereto agree to cooperate with reasonable requests made by any other party hereto after signing this Agreement to the extent reasonably necessary for such party to comply with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, Sanctions and Anti-Terrorism Laws and related regulations).

(b) Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, Holdings and the Borrower shall, upon request, deliver to the Administrative Agent and the Facility Servicer documents substantiating that it is not a Non-Exempt Person and that the Administrative Agent and the Facility Servicer are not obligated under Applicable Law to withhold Taxes on sums paid to it with respect to the Portfolio Assets or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if Holdings or the Borrower is created or organized under the laws of the United States, any State thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Administrative Agent an IRS Form W 9 and (ii) if Holdings or the Borrower is not created or organized under the laws of the United States, any State thereof or the District of Columbia, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, or Holdings or the Borrower, as applicable, shall satisfy the requirements of the preceding sentence by furnishing to the Administrative Agent an IRS Form W 8ECI, IRS Form W 8EXP, IRS Form W 8IMY (with appropriate attachments) or IRS Form W 8BEN or IRS W-8BEN-E, or successor forms, as may be required from time to time, duly executed by Holdings or the Borrower, as applicable, as evidence of such party’s exemption from the withholding of United States tax with respect thereto. The Facility Servicer and the Administrative Agent shall not be obligated to make any payment hereunder to Holdings or the Borrower until Holdings or the Borrower shall have furnished to the Facility Servicer and the Administrative Agent the requested forms, certificates, statements or documents.

Section 11.21 USA PATRIOT Act. The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements established under the Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, the Administrative Agent and the Lenders in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Administrative Agent and the Lenders. Each party hereby agrees that it shall provide the Administrative Agent and the Lenders with such information as the Administrative Agent or the Lenders may request from time to time in order to comply with any applicable requirements of the Sanctions and Anti-Terrorism Laws and Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act.

Section 11.22 Massachusetts Mutual Life Insurance Company. The parties expressly acknowledge and consent to Massachusetts Mutual Life Insurance Company acting in the possible multiple capacities as Administrative Agent, Collateral Custodian, Facility Servicer, and Lender. Massachusetts Mutual Life Insurance Company may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles or other breach of duties to the extent that any such conflict or breach arises from the performance by Massachusetts Mutual Life Insurance Company of express duties set forth in this Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of gross negligence (other than errors in judgment) and willful misconduct by Massachusetts Mutual Life Insurance Company.

Section 11.23 Platform. Each party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event will the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, the Portfolio Asset Servicer, the Facility Servicer, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower, the Portfolio Asset Servicer or the Facility Servicer pursuant to any Transaction Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform. “Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

Section 11.24 Amendment and Restatement.

(a) It is the intent of the parties hereto that this Agreement and the other Transaction Documents (a) shall re-evidence the Loan Parties’ obligations and liabilities under the Existing Loan and Servicing Agreement, (b) evidence the new obligations of the Loan Parties hereunder and under the other Transaction Documents, (c) is entered into in substitution for, and not in payment of, the obligations and indebtedness of the Loan Parties under the Existing Loan and Servicing Agreement and the other documents executed in connection therewith (collectively, the “Existing Transaction Documents”) and (d) is no way intended to constitute a novation of such obligations and indebtedness under the Existing Loan and Servicing Agreement or the other Existing Transaction Documents all of which obligations are hereby reaffirmed and shall remain in full force and effect. All “Loans,” “Advances,” “Liabilities,” and other “Obligations” that were outstanding under the Existing Loan and Servicing Agreement as of the Closing Date shall continue to be outstanding and owing hereunder.

(b) The Borrower and the Lenders agree that Advances Outstanding under the Existing Loan and Servicing Agreement on the Closing Date and immediately prior to the effectiveness of this Agreement is equal to $88,459,368.00 (the “Current Advances”). Upon the effectiveness of this Agreement, (i) $71,233,500.00 of the Current Advances shall be deemed outstanding under Term Loan Series 2022-1 and (ii) $17,225,868.00 of the Current Advances shall be deemed outstanding under Term Loan Series 2022-2.

[Signature Pages Follow]

Executed as of the date first above written.

The Borrower:

RCC REAL ESTATE SPE 9 LLC

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Secretary

Holdings:

RCC REAL ESTATE SPE HOLDINGS LLC

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Secretary

Permitted REO Subsidiary:

PLYMOUTH MEETING HOLDINGS, LLC

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Vice President

EXANTAS PHILI HOLDINGS, LLC

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Vice President

TRS Subsidiary:

[Signature Page – Amended and Restated Loan and Servicing Agreement]

ACRES REAL ESTATE TRS 9 LLC

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Vice President

Opco:

APPLETON HOTEL LEASING, LLC

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Vice President

Propco:

APPLETON HOTEL HOLDINGS, LLC

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Vice President

The Portfolio Asset Servicer:

ACRES CAPITAL SERVICING LLC,

in its capacity as Portfolio Asset Servicer

By:	/s/ Richard Persaud
Name:	Richard Persaud
Title:	Treasurer

[Signature Page – Amended and Restated Loan and Servicing Agreement]

The Initial Lender:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Phillip Titolo
Name:	Phillip Titolo
Title:	Head of Direct Private Investments

The Facility Servicer:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

in its capacity as Facility Servicer

By:	/s/ Phillip Titolo
Name:	Phillip Titolo
Title:	Head of Direct Private Investments

The Administrative Agent:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

in its capacity as Administrative Agent

By:	/s/ Phillip Titolo
Name:	Phillip Titolo
Title:	Head of Direct Private Investments

The Collateral Custodian:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

in its capacity as Collateral Custodian

By:	/s/ Phillip Titolo
Name:	Phillip Titolo
Title:	Head of Direct Private Investments

[Signature Page – Amended and Restated Loan and Servicing Agreement]

Schedule I

Condition Precedent Documents

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent and the Initial Lender prior to the effectiveness of the Agreement:

a) a certificate of Responsible Officer of the Borrower, dated as of the date this Agreement, certifying to the accuracy of the representation in Section 4.01(dd);

b) a certificate of an officer of each Loan Party, dated the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of such Loan Party authorized to sign on behalf of such Loan Party each of the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Lenders and the Collateral Custodian may conclusively rely until such time as the Administrative Agent has received from such Loan Party a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the organizational documents of such Loan Party, as applicable, is a complete and correct copy and that such organizational documents have not been amended, modified or supplemented and are in full force and effect and (iii) the authorization document of such Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of the Transaction Documents to which it is a party;

c) a good standing certificate, dated as of a recent date for each of Loan Party issued by the Secretary of State of the State of Delaware;

d) an organizational structure chart of the Loan Parties, including a payment schematic showing the flow of funds from Portfolio Assets;

e) financing statements describing the Collateral and the Pledged Equity and (i) naming each Loan Party as debtor and the Administrative Agent, on behalf of the Secured Parties, as secured party and (ii) other, similar instruments or documents, as may be necessary or, in the opinion of the Initial Lender, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Administrative Agent’s, on behalf of the Secured Parties, interests in the Collateral and the Pledged Equity;

f) with respect to any certificated Pledged Equity, stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Initial Lender;

g) copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Initial Lender and requests for information (or a similar UCC search report certified by a party acceptable to the Initial Lender), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name any Loan Party (under its present name and any previous name) as debtor(s) and which are filed in the State of Delaware, together with copies of such financing statements (none of which shall cover the Collateral);

h) one or more favorable opinions of counsel to the Loan Parties, reasonably acceptable to the Initial Lender and the Administrative Agent and addressed to the Administrative Agent and the Lenders;

i) a copy of each of the other Transaction Documents duly executed by the parties thereto; and

j) such other documents as the Administrative Agent or Initial Lender may reasonably request.

Schedule II

Notice Information

If to any Loan Party:

c/o ACRES Capital Corp.

390 RXR Plaza

Uniondale, New York 11556

Attention: Mark Fogel

Telephone: 516-336-8122

E‐mail: mf@acrescap.com

and

c/o ACRES Capital Corp.

390 RXR Plaza

Uniondale, New York 11556

Attention: Jaclyn A. Jesberger, General Counsel

Telephone: 516-882-1662

E‐mail: jjesberger@acrescap.com

If to the Initial Lender:

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-226-0251

Email: DPITeam@MassMutual.com

Attention: CIO – Compliance Department

and

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 617-755-0992

Email: hpereira@massmutual.com

Attention: Corporate Law Department

If to the Facility Servicer:

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-226-0251

Email: DPITeam@MassMutual.com

Attention: CIO – Compliance Department

and

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-744-7347

Email: hpereira@massmutual.com

Attention: Corporate Law Department

If to the Portfolio Asset Servicer:

c/o ACRES Capital Corp.

390 RXR Plaza

Uniondale, New York 11556

Attention: Mark Fogel

Telephone: 516-336-8122

E‐mail: mf@acrescap.com

and

c/o ACRES Capital, LLC

390 RXR Plaza

Uniondale, New York 11556

Attention: Jaclyn A. Jesberger, General Counsel

Telephone: 516-882-1662

E‐mail: jjesberger@acrescap.com

If to the Administrative Agent:

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-226-0251

Email: DPITeam@MassMutual.com

Attention: CIO – Compliance Department

and

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-744-7347

Email: hpereira@massmutual.com

Attention: Corporate Law Department

If to the Collateral Custodian:

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-226-0251

Email: DPITeam@MassMutual.com

Attention: CIO – Compliance Department

and

Massachusetts Mutual Life Insurance Company

10 Fan Pier Boulevard

Boston, MA 02210

Telephone: 413-744-7347

Email: hpereira@massmutual.com

Attention: Corporate Law Department

If to any Lender other than the Initial Lender:

As set forth in the Assignment and Assumption Agreement for such Lender.

Schedule III

Competitors

Apollo Commercial Real Estate Finance, Inc.

Arbor Realty Trust Inc.

Ares Commercial Real Estate Corporation

Blackstone Group

Corbin Capital Partners, LLC

Five Oaks Investment Corp.

Fortress Investment Group

Granite Point Mortgage Trust Inc.

KKR & Co. L.P.

Starwood Property Trust, Inc.

TPG Capital Management, L.P.

Waterfall Asset Management, LLC

Schedule IV

Accounts

Debtor	Account Type	Account Bank	Account No.	Account Control Agreement? Y/N	Springing or Blocked Control?
RCC Real Estate SPE 9 LLC	Operating Account	TD Bank, N.A.	XXXXXX	Y	Springing
RCC Real Estate SPE 9 LLC	Collection Account	TD Bank, N.A.	XXXXXX	Y	Blocked
Appleton Hotel Holdings, LLC	N/A	TD Bank, N.A.	XXXXXX	N	N/A
Appleton Hotel Holdings, LLC	N/A	Flagler Bank	XXXXXX	N	N/A
Appleton Hotel Leasing, LLC	N/A	Wells Fargo Bank, N.A.	XXXXXX	N	N/A
Appleton Hotel Leasing, LLC	N/A	Wells Fargo Bank, N.A.	XXXXXX	N	N/A
Appleton Hotel Leasing, LLC	N/A	Wells Fargo Bank, N.A.	XXXXXX	N	N/A
Plymouth Meeting Holdings, LLC	N/A	Wells Fargo Bank, N.A.	XXXXXX	N	N/A
Plymouth Meeting Holdings, LLC	N/A	Wells Fargo Bank, N.A.	XXXXXX	N	N/A
Exantas Phili Holdings, LLC	N/A	Wells Fargo Bank, N.A.	XXXXXX	N	N/A
Exantas Phili Holdings, LLC	N/A	Wells Fargo Bank, N.A.	XXXXXX	N	N/A

Greystone Servicing Company LLC	Underlying Servicer Commingled Account	Bank of America, N.A.	XXXXXX	N	N/A
Greystone Servicing Company LLC	Underlying Servicer Investor Account	Bank of America, N.A.	XXXXXX	N	N/A

Schedule V

Collateral Custodian Fees

Collateral Custodian Fees:

• Loan File Review/Reinstatement Fee/Certification, per file....................................$200.00

• Equity File Review/Reinstatement Fee/Certification, per file……….……………………..$100.00

• Monthly Inventory and Exception Reporting, per month…………………………………….$150.00

• Monthly Custody, per file, per month.......................................................................$20.00

• Trailing Document Processing, per document...........................................................$20.00